UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

April 2, 2015

Dear MoneyGram Stockholder:

You are invited to attend our 2015 Annual Meeting of Stockholders, which will be held at 8:00 a.m. Central Time on Friday, May 8, 2015 at Le Méridien, The Stoneleigh Hotel, Grand Salon, located at 2927 Maple Avenue, Dallas, Texas.

Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important and we encourage you to vote whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Also enclosed is a copy of our Annual Report on Form 10-K for the year ended December 31, 2014. I encourage you to read the Annual Report on Form 10-K for information about the Company’s performance in 2014.

We look forward to seeing you at the meeting.

Sincerely,

Pamela H. Patsley

Chairman and Chief Executive Officer

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 2, 2015

The Annual Meeting of Stockholders of MoneyGram International, Inc. will be held at 8:00 a.m. Central Time on Friday, May 8, 2015 at Le Méridien, The Stoneleigh Hotel, Grand Salon, located at 2927 Maple Avenue, Dallas, Texas for the following purposes:

1.	To elect eight directors to serve one-year terms;

2.	To amend and restate the MoneyGram International, Inc. 2005 Omnibus Incentive Plan (the “2005 Plan”) to increase the maximum number of available shares;

3.	To approve the material terms of the 2005 Plan for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015; and

5.	To act upon any other matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

Only stockholders of record of common stock at the close of business on March 16, 2015, referred to herein as the record date, are entitled to receive this notice and to vote at the meeting.

To assure your representation at the meeting, please vote by telephone, on the Internet using the instructions on the proxy card, or by signing, dating and returning the proxy card in the postage-prepaid envelope provided.

By Order of the Board of Directors

Francis Aaron Henry

Executive Vice President, General Counsel and

Corporate Secretary

PART ONE—VOTING INFORMATION	1
Who May Vote/Voting Rights	1
How You May Vote	1
How You May Revoke or Change Your Vote	1
Costs of Solicitation	2
Difference between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name	2
Votes Required/Voting Procedures	2
Reducing Duplicate Mailings	4
PART TWO—BOARD OF DIRECTORS AND GOVERNANCE	4
Background	4
Board Representation	5
Board Structure and Composition	6
Director Independence	6
Board Meetings	6
Attendance at Annual Stockholder Meetings	6
Meetings of Non-Management Directors	7
Meetings of Independent Directors	7
Board Leadership Structure	7
Board’s Role in Risk Oversight	7
Board Committees	8
Compensation Committee Interlocks and Insider Participation	9
Communications with the Board	9
Director Nominee Criteria and Process	9
Other Corporate Governance Matters	10
PART THREE—PROPOSALS TO BE VOTED ON AT THE 2015 ANNUAL MEETING	11
PROPOSAL 1: ELECTION OF DIRECTORS	11
Director Nominees—Qualifications and Background	11
Director Compensation	14
Board Voting Recommendation	16
PROPOSAL 2: AMENDMENT AND RESTATEMENT OF THE MONEYGRAM INTERNATIONAL, INC. 2005 OMNIBUS INCENTIVE PLAN	16
Board Voting Recommendation	26
PROPOSAL 3: APPROVAL OF THE MATERIAL TERMS OF THE MONEYGRAM INTERNATIONAL, INC. 2005 OMNIBUS INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE	26
Board Voting Recommendation	28
PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015	28
Independent Registered Public Accounting Firm Fees	29
Audit Committee Approval of Audit and Non-Audit Services	29
Board Voting Recommendation	29
AUDIT COMMITTEE REPORT	30

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MONEYGRAM INTERNATIONAL, INC.

PROXY STATEMENT

PART ONE

VOTING INFORMATION

A proxy is solicited on behalf of the Board of Directors (the “Board”) of MoneyGram International, Inc. (“MoneyGram,” the “Company,” “we,” “us” or “our”) for use at the Annual Meeting of Stockholders to be held on Friday, May 8, 2015, beginning at 8:00 a.m., Central Time, at Le Méridien, The Stoneleigh Hotel, Grand Salon, located at 2927 Maple Avenue, Dallas, Texas, and at any adjournment(s) or postponement(s) thereof. We are first mailing the proxy statement and proxy card to holders of MoneyGram common stock on or about April 2, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2015

The Notice of Annual Meeting, proxy statement and 2014 Annual Report on Form 10-K are available at http://ir.moneygram.com/sec.cfm.

Who May Vote/Voting Rights

MoneyGram has two classes of capital stock outstanding: common stock and Series D Participating Convertible Preferred Stock, or D Stock, a common stock equivalent.

Stockholders of record of MoneyGram common stock at the close of business on March 16, 2015, referred to herein as the record date, are entitled to receive the Notice of Annual Meeting and vote their shares at the meeting. On the record date, 53,188,905 shares of common stock and 71,281.9038 shares of D Stock were outstanding. As of the record date, the 71,281.9038 shares of D Stock, all of which are held by The Goldman Sachs Group, Inc. and its affiliates, or the Goldman Sachs Group, are convertible into 8,910,234 shares of common stock.

As of the record date, affiliates or coinvestors of Thomas H. Lee Partners, L.P., or THL, own approximately 44.6 percent of our common stock. As of the record date, the Goldman Sachs Group would own approximately 14.4 percent of our common stock on a diluted basis upon conversion of their D Stock, and THL would own approximately 38.2 percent of our common stock on a diluted basis. The D Stock, as held by the Goldman Sachs Group, is non-voting stock except for the rights to vote on limited matters specified in the Certificate of Designations, Preferences and Rights of the D Stock of the Company, none of which are being presented for a vote at this meeting.

A holder of common stock is entitled to one vote for each share of common stock held on the record date for each of the proposals set forth herein. There is no cumulative voting.

How You May Vote

You are entitled to vote at the meeting if you are a stockholder of record of common stock on the record date. You may vote in person at the meeting, by automated telephone voting, on the Internet or by proxy. If you require directions to attend the meeting, please call us at (214) 999-7552.

How You May Revoke or Change Your Vote

Proxies may be revoked or changed if you:

—	deliver a signed, written revocation letter, dated later than the proxy, to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary;

—	deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

—	vote again by telephone or on the Internet prior to the meeting; or

—

attend the meeting and give notice to the inspector of election that you intend to vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such organization and follow its procedures to revoke your proxy.

Costs of Solicitation

The costs of solicitation, if any, will be borne by MoneyGram. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. In addition, the Company expects to engage Georgeson Inc. to assist with the solicitation effort, for which the Company expects to pay Georgeson Inc. a fee of approximately $8,500. MoneyGram will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Difference between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name

If your shares are registered in your name with MoneyGram’s transfer agent, Wells Fargo Shareowner Services, you are the “stockholder of record” of those shares. In such case, the Notice of Annual Meeting and proxy statement and any accompanying documents have been provided directly to you by MoneyGram.

If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. The Notice of Annual Meeting and proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Votes Required/Voting Procedures

The presence at this annual meeting of stockholders, in person or by proxy, of a majority of the voting power of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. If a quorum is not present at the meeting, the chairman of the meeting or the holders of a majority of the voting power of our common stock entitled to vote at the meeting who are present in person or by proxy at the meeting have the power to adjourn the meeting from time to time, until a quorum is present.

In general, shares of common stock either represented in person at the meeting or by a properly signed and returned proxy card, or properly voted by telephone or on the Internet, will be counted as present and entitled to vote at the meeting for purposes of determining the existence of a quorum. Proxies received but marked as abstentions (or “withhold authority” with respect to one or more directors) and broker non-votes will be included in the voting power considered to be present at the meeting for purposes of determining a quorum. Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.

Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted (i) “FOR” each of the Board’s director nominees; (ii) “FOR” the amendment and restatement of the MoneyGram International, Inc. 2005 Omnibus Incentive Plan (the “2005 Plan”); (iii) “FOR” approval of the material terms of the 2005 Plan for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”); and (iv) “FOR” the ratification of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for 2015.

Notwithstanding the foregoing, proxies corresponding to shares held through the MoneyGram International, Inc. 401(k) Plan, or the 401(k) plan, will be voted as described below. The proxy holders will use their best judgment with respect to any other matters properly brought before the meeting. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted.

Election of Directors (Proposal 1).    Each director nominee receiving a majority of the voting power of the common stock outstanding as of the record date and voted with respect to the director will be elected as a director, provided a quorum is present at the meeting. This means that the voting power of the stock voted “FOR” a director nominee must exceed the voting power of the stock voted “AGAINST” that director nominee in order for that nominee to be elected as a director. Shares not represented at the meeting, broker non-votes and proxies marked “ABSTAIN” have no effect on the election of directors. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represent approximately 44.6 percent of the voting power of our common stock, “FOR” each of the director nominees at this annual meeting of stockholders.

Amendment and Restatement of the 2005 Plan (Proposal 2).    The affirmative vote of a majority of the voting power of the common stock outstanding as of the record date and voted with respect to this proposal is required for the approval of this proposal, provided a quorum is present at the meeting. Shares not represented at the meeting, broker non-votes and proxies marked “ABSTAIN” have no effect on this proposal. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 44.6 percent of the voting power of our common stock, “FOR” the amendment and restatement of the 2005 Plan at this annual meeting of stockholders.

Approval of the Material Terms of the 2005 Plan to Comply with Section 162(m) of the Code (Proposal 3).    The affirmative vote of a majority of the voting power of the common stock outstanding as of the record date and voted with respect to this proposal is required for the approval of this proposal, provided a quorum is present at the meeting. Shares not represented at the meeting, broker non-votes and proxies marked “ABSTAIN” have no effect on this proposal. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represent approximately 44.6 percent of the voting power of our common stock, “FOR” the approval of the Section 162(m) material terms of the 2005 Plan at this annual meeting of stockholders.

Ratification of Appointment of Independent Registered Public Accounting Firm for 2015 (Proposal 4).    The affirmative vote of a majority of the voting power of the common stock outstanding as of the record date and voted with respect to this proposal is required for the approval of this proposal, provided a quorum is present at the meeting. Shares not represented at the meeting and proxies marked “ABSTAIN” with regard to this proposal have no effect on this proposal. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 44.6 percent of the voting power of our common stock, “FOR” the ratification of appointment of our independent registered public accounting firm for 2015 at this annual meeting of stockholders. If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be counted as present at the meeting for the purpose of determining a quorum and may be voted on Proposal 4 at the discretion of your broker. Such shares will not be voted at the discretion of your broker on Proposals 1, 2 and 3 and will have no effect on the outcome of such proposals.

If you are a participant in MoneyGram’s 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary (as defined in the 401(k) plan). The Independent Fiduciary shall instruct the Trustee how to vote. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended, or ERISA. If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently.

Reducing Duplicate Mailings

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

—

Stockholders of Record.    If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

—

Beneficial Stockholders.    If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other MoneyGram stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

—

Right to Request Separate Copies.    If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PART TWO

BOARD OF DIRECTORS AND GOVERNANCE

Background

2008 Recapitalization

On March 25, 2008, MoneyGram completed a recapitalization transaction (the “2008 Recapitalization”), pursuant to the terms of an amended and restated purchase agreement (“Purchase Agreement”), dated as of March 17, 2008, with THL and affiliates of Goldman, Sachs & Co. (“Goldman Sachs” and, together with THL, the “Investors”). Pursuant to the Purchase Agreement, MoneyGram, among other things, sold shares of Series B Participating Convertible Preferred Stock (“B Stock”) to THL and shares of Series B-1 Participating Convertible Preferred Stock (“B-1 Stock”) to Goldman Sachs for an aggregate purchase price of $760.0 million. In addition, the Company paid $7.5 million of transaction costs relating to the issuance of the B Stock and B-1 Stock (“Series B Stock”) through the issuance of additional shares of B-1 Stock to Goldman Sachs. The issuance of the Series B Stock gave the Investors an initial equity interest of approximately 79 percent. For additional information regarding the 2008 Recapitalization, the Purchase Agreement and related matters, see “Transactions with Related Persons” in this proxy statement. See “Part Four—Other Important Information—Security Ownership of Certain Beneficial Owners” for more information regarding the Investors’ equity interest in the Company.

2011 Recapitalization/Offering

On March 7, 2011, MoneyGram entered into a Recapitalization Agreement, pursuant to which (i) THL converted all of the shares of B Stock into shares of our common stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of the B Stock, (ii) Goldman Sachs converted all of the shares of B-1 Stock into shares of D Stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of the B-1 Stock, (iii) THL received 3,520,358 additional shares of our common stock and $140.8 million in cash, and (iv) Goldman Sachs received approximately 15,503 additional shares of D Stock (equivalent to 1,937,975 shares of our common stock) and $77.5 million in cash. Such transactions are referred to collectively herein as the 2011 Recapitalization. On May 18, 2011, the Company and the Investors completed the 2011 Recapitalization.

In November 2011, MoneyGram closed an underwritten secondary public offering, pursuant to which the Investors sold an aggregate of 10,237,524 shares of our common stock.

Reverse Stock Split

On November 14, 2011, MoneyGram effected a one-for-eight reverse stock split of its issued and outstanding common stock. All share numbers in this proxy statement reflect the reverse stock split.

2014 Equity Transactions

On April 2, 2014, MoneyGram completed an underwritten secondary public offering by the Investors of an aggregate of 9,200,000 shares of MoneyGram’s common stock. As part of the transaction, the affiliates of Goldman Sachs converted an aggregate of 37,957 shares of D Stock to 4,744,696 shares of common stock, which were sold as part of the transaction. The selling stockholders received all of the proceeds from the offering. Also on April 2, 2014, the Company completed the repurchase of 8,185,092 shares of common stock from the THL selling stockholders at a price of $16.25 per share. MoneyGram funded the share repurchase with a $130.0 million incremental term loan facility and cash on hand. The repurchased shares were cancelled and are no longer outstanding.

Board Representation

Pursuant to the Purchase Agreement, the Investors were provided with certain rights with respect to representation on the Board and committees of the Board, and such representatives are referred to herein as Board Representatives. Under the Purchase Agreement, THL has the right to designate two to four directors who each have equal votes and who are to have such aggregate number of votes equal to the number of directors as is proportionate to the Investors’ common stock ownership (on an as-converted basis). Therefore, each director designated by THL has multiple votes and each other director has one vote. During 2014, THL designated Thomas M. Hagerty, Seth W. Lawry and Ganesh B. Rao to serve as its Board Representatives. On March 30, 2015, Thomas M. Hagerty provided notice to the Company that he will not stand for re-election in 2015, and THL has indicated to the Company that it will not designate a replacement representative for Mr. Hagerty at this time. Mr. Hagerty informed the Company that his decision not to stand for re-election is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Purchase Agreement also provides for the general attendance by two representatives of Goldman Sachs to observe at Board meetings. However, during 2014 Goldman Sachs did not designate any such representative.

So long as the Investors or their affiliates beneficially own, in the aggregate, common stock or D Stock representing an initial cost of not less than $75 million, the Investors are entitled to nominate and cause the Company to appoint replacements for the Board Representatives. If the Investors and their affiliates at any time cease to meet such ownership requirements, the Investors will have no further rights with respect to representation on the Board or committees of the Board and, if so requested by the Company, will promptly cause the Board Representatives to resign, and take all other action reasonably necessary, or reasonably requested by the Company, to cause the prompt removal of, the Board Representatives.

Board Structure and Composition

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that each director of the Company is elected for a one-year term by the vote of a majority of the voting power of the common stock outstanding as of the record date and voted with respect to the director, provided that in contested elections, the directors shall be elected by a plurality of the voting power of the common stock. Subject to certain rights of the Investors, the number of directors on the Board shall be fixed by a majority of the whole Board, but shall not be more than seventeen nor less than three. If a vacancy occurs, including as a result of an increase in the authorized number of directors, the vacant directorship may be filled by the affirmative vote of a majority of the votes of the remaining directors for a term expiring at the next annual meeting of stockholders, subject to certain rights provided to the Investors under the Purchase Agreement. Each director holds office until a successor has been duly elected and qualified.

The Board is currently comprised of nine members: five independent directors (as defined below), three Board Representatives and Pamela H. Patsley, Chairman and Chief Executive Officer, or CEO, of the Company. J. Coley Clark, Victor W. Dahir, Ambassador Antonio O. Garza, W. Bruce Turner and Peggy Vaughan currently serve as independent directors on the Board. An “independent director” means a director or director nominee who satisfies all standards for independence under the Nasdaq Stock Market, or Nasdaq, listing standards. Messrs. Hagerty, Lawry and Rao currently serve as Board Representatives, pursuant to the rights of the Investors under the Purchase Agreement. Pamela H. Patsley, the Company’s CEO, serves as Chairman of the Board. With the exception of Mr. Hagerty, each of the Company’s current directors is seeking re-election at the 2015 annual meeting of stockholders. Mr. Hagerty has indicated his intention not to stand for re-election at the 2015 annual meeting of stockholders. Information about the nominees is set forth in “Part Three—Proposals to be Voted on at the 2015 Annual Meeting—Proposal 1: Election of Directors” in this proxy statement.

Director Independence

Because the Board Representatives have the majority of the votes of our Board, the Company has elected to be treated as a “controlled company” for purposes of the Nasdaq listing standards. As a result, the Nasdaq listing standards do not require our Board to be comprised of at least a majority of independent directors or our Human Resources and Nominating Committee to be comprised entirely of independent directors. The Nasdaq listing standards do, however, require our Audit Committee to be comprised entirely of independent directors. The Board has determined that the following directors or director nominees are independent within the meaning of the Nasdaq listing standards: Ms.  Vaughan, Messrs. Clark, Dahir and Turner and Amb. Garza.

Board Meetings

The Board held 7 meetings during 2014. Each director attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the committees on which the director served.

Attendance at Annual Stockholder Meetings

Under our Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, Board meetings and meetings of committees on which they serve. Each director attended the 2014 annual meeting of stockholders.

Meetings of Non-Management Directors

The Board schedules regular executive sessions of the non-management directors. The Board chooses one of its non-management members to preside over each such executive session of non-management directors. In 2014, the Board held four executive sessions of the non-management directors, which included all directors except Ms. Patsley.

Meetings of Independent Directors

Pursuant to our Corporate Governance Guidelines and the Nasdaq listing standards, the Board schedules an executive session of the independent directors at least twice annually. In 2014, the Board held four executive sessions of the independent directors. The Company does not have a lead independent director. The Board does, however, choose one independent director to preside over each executive session of independent directors.

Board Leadership Structure

The Company has at various points in its history had a combined Chairman and CEO, and has also maintained separate Chairman and CEO positions. In September 2009, the Board appointed Ms. Patsley to serve as Chairman and CEO of the Company. At this time, we believe that a combined Chairman and CEO is the most desirable approach for the Company because it creates efficiencies and enables the CEO to act as a bridge between management and the Board.

Board’s Role in Risk Oversight

The Board is responsible for providing oversight of risk management functions, including the Company’s policies and strategies relating to the management of credit, liquidity, market, financial and operational risks. The Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.

The Board meets periodically with key members of management to review the Company’s business and agree upon its strategy and the risks involved with such strategy. Management and the Board discuss the amount of risk the Company is willing to accept related to implementing our strategy. On a periodic basis throughout the year, management responsible for managing credit, liquidity, market, financial and key operational risks, including legal, regulatory compliance, fraud, information technology and security, meet directly with the Board and with the Audit Committee to provide an update on key risks and their processes and systems to manage the risks. The Board approves management’s policies related to key risk areas and provides timely input to management regarding risk issues and the appropriateness of management’s response. The Board also approves actions surrounding our capital structure, debt agreements, dividend and interest payments, and legal settlements, evaluates potential key acquisitions, and approves the annual budget. Key finance, accounting and treasury management meet directly with the Board to provide an update on our financial results.

The Board delegates responsibility for overseeing certain risks to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and, along with the Compliance and Ethics Committee, our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding risk assessment and risk management policies. The internal audit function reports directly to the Audit Committee and is responsible for testing, on a risk basis, management’s compliance with policies and procedures. On an annual basis, the Audit Committee reviews the internal audit function and internal audit reports and regularly meets with management regarding updates on key risks and their processes and systems to manage the risks. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board. For additional information with respect to the Audit Committee, see “Part Two—Board of Directors and Governance—Board Committees—Audit Committee” in this proxy statement.

Board Committees

The Board currently maintains two standing committees: the Audit Committee and Human Resources and Nominating Committee. As a “controlled company” under the Nasdaq listing standards, MoneyGram is not required to maintain compensation and nominating committees comprised only of independent directors. In addition, we have established a Compliance and Ethics Committee comprised of certain non-employee members of the Board.

Audit Committee

The Audit Committee currently consists of Ms. Vaughan and Messrs. Dahir (Chair) and Turner.

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Membership on the Audit Committee is limited to independent directors, and the Board has determined that each member of the Audit Committee is an independent director under the Nasdaq listing standards and the rules of the Securities and Exchange Commission, or the SEC. The Board has also determined that all members of the Audit Committee are financially literate under the Nasdaq listing standards and that Mr. Dahir qualifies as an “audit committee financial expert” under the rules of the SEC and possesses “financial sophistication” as defined under the Nasdaq listing standards. See “Part Three—Proposals to be Voted on at the 2015 Annual Meeting—Proposal 1: Election of Directors.” No member of the Audit Committee simultaneously served on the audit committee of more than three public companies during 2014.

The Audit Committee held nine meetings in 2014. The Board has adopted a separate written charter for the Audit Committee, which is available at ir.moneygram.com. A copy of the Audit Committee charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

The Audit Committee reports regularly to the Board and annually evaluates its own performance. The Audit Committee meets periodically during the year, in conjunction with regular meetings of the Board, and to review quarterly earnings and related press releases and management’s discussion and analysis of financial condition and results of operation for inclusion in our quarterly reports on Form 10-Q and our annual reports on Form 10-K filed with the SEC. The Audit Committee appoints our independent registered public accounting firm and assists the Board in monitoring the quality and integrity of our financial statements, the independence and performance of our internal auditor and our independent registered public accounting firm, and, along with the Compliance and Ethics Committee, our compliance with legal and regulatory requirements. The Audit Committee meets regularly in executive session with our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee, and the head of the Company’s internal audit function reports directly to the Audit Committee Chair. For additional information regarding the responsibilities of the Audit Committee, see “Part Two—Board of Directors and Governance—Board’s Role in Risk Oversight” in this proxy statement.

Human Resources and Nominating Committee

The Human Resources and Nominating Committee, or the HRNC, currently consists of Messrs. Clark (Chair) and Lawry and Amb. Garza.

The HRNC held six meetings in 2014. The Board has adopted a separate written charter for the HRNC, which is available at ir.moneygram.com. A copy of the HRNC charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

The HRNC reports regularly to the Board and annually evaluates its own performance. It meets periodically during the year, in conjunction with regular meetings of the Board. The HRNC oversees development and implementation of a compensation strategy designed to enhance profitability and fundamental value for the Company. It also reviews and approves the salary and other compensation of the Chairman and CEO and our other executive officers, as well as the compensation and benefits of our non-employee directors. The HRNC determines incentive compensation targets and awards under various compensation plans and makes grants of stock options and other awards under our stock incentive plans. The HRNC also approves the grant of equity compensation to executive officers of the Company, and has delegated authority to the CEO and the chief human resources officer for the recruitment and promotional grants of equity compensation to non-executive officers. During 2014, the HRNC utilized the services of Lyons, Benenson & Company Inc., or LB&Co., as its compensation consultant. In 2014, LB&Co. assisted the HRNC with an evaluation of the Company’s peer group and executive compensation matters. For additional information regarding our compensation consultant, see “Part Four—Other Important Information—Compensation Discussion and Analysis—The Role of the Compensation Consultant” in this proxy statement.

The HRNC is also responsible for recommending to the Board a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The HRNC is also responsible for assessing the Board’s performance and reviewing our Corporate Governance Guidelines. The HRNC may form subcommittees and delegate authority to such subcommittees when appropriate and when unanimously approved by the HRNC.

Compliance and Ethics Committee

The Compliance and Ethics Committee currently consists of Amb. Garza (Chair) and Messrs. Lawry, Rao and Turner. This committee, among other things, oversees the Company’s programs, policies and procedures regarding compliance with applicable laws and regulations, including the Company’s Code of Conduct, anti-corruption policy and anti-fraud and anti-money laundering policies and oversees the activities of the Company’s chief compliance officer with respect thereto. The Compliance and Ethics Committee also oversees the Company’s compliance with the Deferred Prosecution Agreement (the “DPA”) entered into among the Company and the U.S. Department of Justice and the U.S. Attorney’s Office for the Middle District of Pennsylvania.

Compensation Committee Interlocks and Insider Participation

The directors that served as members of the HRNC during the year ended December 31, 2014 were Messrs. Clark (Chair), Lawry and Amb. Garza. No member of the Company’s HRNC is a current or former officer or employee of the Company. During the year ended December 31, 2014, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of another entity when an executive officer of such entity served as a director of the Company or on the HRNC.

Communications with the Board

Stockholders or other interested parties may communicate with our non-management directors as a group, committees of the Board or individual directors by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. Upon receipt, the Corporate Secretary will forward all such correspondence, as appropriate. Complaints and concerns regarding MoneyGram may also be reported anonymously and confidentially via MoneyGram’s Ethics Line at 800-494-3554. Our Policy on Communications with the Board is contained in our Corporate Governance Guidelines, which are posted at ir.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

Director Nominee Criteria and Process

Our Corporate Governance Guidelines describe the process for selection of director nominees, including desired qualifications. Although there are no minimum qualifications for nominees, a candidate for Board service must possess the ability to apply good business judgment, have demonstrated the highest level of integrity, be able to properly exercise the duties of loyalty and care in the representation of the interests of our stockholders and must be able to represent all of our stockholders fairly and equally. Candidates should also exhibit proven leadership capabilities, and experience in business, finance, law, education, technology or government. In addition, candidates should have an understanding of major issues facing public companies similar in scope to MoneyGram. Experience in payments, financial services, technology or consumer products is an added benefit. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. Although no formal policy exists, the HRNC seeks to promote through the nomination process an appropriate diversity of experience (including international experience), expertise, perspective, age, gender and ethnicity, and includes such diversity considerations when appropriate in connection with potential nominees. The Board will also consider the independence of a nominee under the Nasdaq listing standards and applicable SEC regulations.

In general, candidates for membership to the Board are evaluated, regardless of the source of the nomination, by the HRNC for recommendation to the Board in accordance with its charter and the procedures described in the Corporate Governance Guidelines.

A stockholder who wishes to nominate a person for the election of directors must ensure that the nomination complies with our Bylaw provisions on making stockholder nominations at an annual meeting. For information regarding stockholder proposals for our 2016 annual meeting of stockholders, see the section entitled “Part Four—Other Important Information—Stockholder Proposals for the 2016 Annual Meeting” in this proxy statement.

So long as the Investors or their affiliates own, in the aggregate, common stock or D Stock representing an initial cost of not less than $75 million, they are entitled to nominate and cause the Company to appoint replacements for the Board Representatives. See “Part Two—Board of Directors and Governance—Board Representation” for more information regarding the Investors’ rights with respect to representation on the Board.

Other Corporate Governance Matters

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines that describe corporate values and ethical business conduct, duties of directors, Board operations and committee matters, director qualifications and selection process, director compensation, director independence standards, director retirement age, CEO evaluation, management succession, process for stockholders or other interested parties to communicate with directors and annual Board evaluations. The Guidelines are available at ir.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

Code of Conduct.    All of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, are subject to our Code of Conduct and the provisions regarding corporate values and ethical business conduct contained in our Corporate Governance Guidelines. These documents are available at ir.moneygram.com. Copies of these documents are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, our Code of Conduct by posting such information on our website.

Committee Authority to Retain Independent Advisors.    Each committee of the Board has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

Whistleblower Procedures.    The Audit Committee has established procedures for complaints whereby employees of the Company may submit a good faith complaint of workplace practices or policies that they believe to be in violation of law, against public policy, fraudulent or unethical, including accounting, internal accounting controls or auditing matters, without fear of dismissal or retaliation. MoneyGram is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and auditing practices. In order to facilitate the reporting of employee complaints, the Audit Committee has established procedures for the receipt, retention and treatment of complaints, and confidential, anonymous submission by employees of concerns regarding such questionable matters.

Disclosure Committee.    We have established a Disclosure Committee comprised of members of management and chaired by our Senior Vice President and Corporate Controller to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

Asset/Liability Committee.    We have established an Asset/Liability Committee comprised of members of management and chaired by our Senior Vice President and Treasurer to oversee and make recommendations to the Board regarding financial policies and procedures of the Company.

No Executive Loans.    We do not extend loans to our executive officers or directors and do not have any such loans outstanding.

Majority Vote Standard.    In an uncontested election, our Bylaws require directors to be elected for a one-year term by the vote of the majority of the voting power of the voting stock outstanding as of the record date and voted with respect to the director. A majority of the votes cast means that the voting power of the stock voted “FOR” a director must exceed the voting power of the stock voted “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected as of a date that is 14 days in advance of the date of filing of the definitive proxy statement, the standard for election of directors would be a plurality of the voting power of the stock represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest percentage of voting power of the stock would be elected. If a nominee who is serving as a director is not elected at this annual meeting of stockholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The HRNC will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the HRNC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting of stockholders, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”

PART THREE

PROPOSALS TO BE VOTED ON AT THE 2015 ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees—Qualifications and Background

The following individuals are nominated as directors for terms expiring at the 2016 annual meeting of stockholders: Mmes. Patsley and Vaughan, Messrs. Clark, Dahir, Lawry, Rao and Turner and Amb. Garza. Each of these individuals is currently serving as a director of the Company. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified or until his or her death, resignation or retirement. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the HRNC considered the criteria described in “Part Two—Board of Directors and Governance—Director Nominee Criteria and Process” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the HRNC to determine that they should serve as directors of the Company.

J. Coley Clark, 69, Director since 2010

Mr. Clark has been Co-Chairman of the Board of BancTec, Inc., a global provider of document and payment processing solutions, since 2014, and, prior to that, was Chairman of the Board and Chief Executive Officer of BancTec, Inc. since September 2004. In 2004, Mr. Clark retired from Electronic Data Systems Corporation, or EDS, an outsourcing services company that was acquired by Hewlett-Packard in 2008, as Senior Vice President and head of the Financial and Transportation Industry Group. He joined EDS in 1971 in the Systems Engineering Development Program and progressed through a variety of technical, sales and management roles related to the financial and insurance industries. He assumed responsibility for the Financial Industry Group in 1986 and was named a corporate officer in 1989. Mr. Clark was appointed a Senior Vice President in 1996 and served as a member of the Global Operations Council at EDS, which was the senior management group within the company. In addition, Mr. Clark served three years in the U.S. Army, attaining the rank of Captain, and served as a company commander in Europe and Southeast Asia.

Other public company boards served on in the past five years:    i2 Technologies, Inc. (2008-2010).

Other Director Criteria:    Mr. Clark brings over 30 years of experience in the financial industry to the Board. Through his current position as Co-Chairman of the Board and previously as Chief Executive Officer of BancTec, Inc. and his numerous positions at EDS, Mr. Clark has demonstrated his strong leadership skills and his ability to understand day-to-day operations, as well as the broader strategic issues facing a public company. In addition, Mr. Clark’s prior service on public company boards and committees provides him with a broad perspective on various governance and other matters.

Victor W. Dahir, 69, Director since 2010

Mr. Dahir worked for Visa U.S.A. Inc. (now Visa Inc.), a global payment technology company, from 1984 until his retirement in 2005, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer of Inovant LLC, a subsidiary of Visa. He served as the Chief Financial Officer of Visa Inc. from 1991 to 2004 and held other positions of increasing responsibility from 1984 to 1991.

Other Director Criteria:    Mr. Dahir brings over 40 years of finance and accounting experience to the Board, including serving over 15 years as Chief Financial Officer of Visa Inc. Through these years Mr. Dahir has developed an expertise in financial services and has gained experience in several other areas that are valuable to the Board, including risk management, technology, legal, relationship management and banking regulation.

Antonio O. Garza, 55, Director since 2012

Amb. Garza has served as Counsel in the Mexico City office of White & Case LLP, an international law firm, since 2009. Amb. Garza has served as chairman of Vianovo Ventures, the cross-border business unit of a management consulting firm, since 2009. From 2002 to 2009, Amb. Garza was the U.S. Ambassador to Mexico. Prior to that time Amb. Garza served as chairman of the Texas Railroad Commission, having been elected to that statewide office in 1998. Mr. Garza is a past partner at

Bracewell & Patterson LLP (now Bracewell & Giuliani LLP) and served as Secretary of State of the State of Texas and Senior Policy Advisor to the Governor of the State of Texas from 1994 to 1997. Amb. Garza currently serves as a director of Basic Energy Services, Inc., a well site service company to oil and gas companies, and Kansas City Southern, a railroad company. Amb. Garza serves on the Board of Trustees of Southern Methodist University and the Board of the Texas Exes, the alumni association of the University of Texas at Austin.

Other Director Criteria:    Amb. Garza brings to the Board an extensive government and regulatory background and deep experience with international business, especially in Mexico and Latin America. Amb. Garza also has valuable perspective balancing management of initiatives to achieve corporate objectives in highly regulated environments both in the U.S. and Mexico.

Seth W. Lawry, 50, Director since 2008

Mr. Lawry is a Managing Director of Thomas H. Lee Partners, L.P. and worked at THL from 1989 to 1990, rejoining the firm in 1994. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions, Corporate Finance and Equity Capital Markets Departments. He currently serves as a director of Agencyport Software Ltd., a provider of software systems to the insurance industry, and is a director of various private and non-profit institutions.

Other public company boards served on in the past five years:    Warner Music Group Corp. (2004-2011).

Director Criteria:    Mr. Lawry is one of the Board Representatives designated by THL, as discussed above in “Part Two—Board of Directors and Governance.” Mr. Lawry brings over 20 years of finance, banking and managerial experience to the Board that he gained from his positions at THL and Morgan Stanley, including experience in mergers and acquisitions and capital markets. In addition, his service as a director at various public and private companies and non-profit institutions provides him with unique and valuable perspectives that he shares with the Board.

Pamela H. Patsley, 58, Director since 2009

Ms. Patsley has been Chairman and CEO of the Company since September 2009. From January to September 2009, she served as Executive Chairman of the Company. Prior to that, Ms. Patsley served as Senior Executive Vice President of First Data Corporation, a global payment processing company, and from May 2002 to October 2007, Ms. Patsley served as President of First Data International. From 1991 to 2000, Ms. Patsley served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data Corporation. Ms. Patsley also served as Chief Financial Officer of First USA, Inc. She currently serves as a director of Texas Instruments, Inc., a semiconductor design and manufacturing company; and Dr. Pepper Snapple Group, Inc., a beverage company.

Other public company boards served on in the past five years:    Molson Coors Brewing Company and its predecessor, Coors Brewing Company (1996-2009).

Director Criteria:    Ms. Patsley brings to the Board a wealth of knowledge and expertise, as well as leadership experience, that she gained through numerous executive positions that she has held throughout the years, including serving as Chief Executive Officer, Chief Financial Officer and president of various companies in the payment services industry. Through these roles she has also gained experience in the area of international business. In addition, Ms. Patsley’s service as a director at several public companies throughout the years has provided her with unique insights into various industries and issues facing boards.

Ganesh B. Rao, 38, Director since 2008

Mr. Rao is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Rao worked at THL from 2000 to 2002 and rejoined the firm in 2004. From 1998 to 2000, Mr. Rao worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions Department.

Other public company boards served on in the past five years:    Nielsen Holdings N.V. (2013-2014).

Director Criteria:    Mr. Rao is one of the Board Representatives designated by THL, as discussed above in “Part Two—Board of Directors and Governance.” Mr. Rao brings significant finance and business experience, including mergers and acquisitions experience, to the Board that he gained through his positions at THL and Morgan Stanley. Mr. Rao’s viewpoints and ability to communicate and work with management have proven valuable to the Board.

W. Bruce Turner, 55, Director since 2010

Mr. Turner served as the Chief Executive Officer of Lottomatica S.p.A., a global lottery operations and technology services company, from 2006 to 2008. From 2002 to 2006, he served as Chief Executive Officer, as well as other executive roles, of GTECH Holdings Corporation, a global technology services company in the government regulated lottery industry, and now a subsidiary of Lottomatica. From 2001 to 2002, Mr. Turner served as Chairman of GTECH and from 2000 to 2001, he served as Chairman and Acting Chief Executive Officer. Prior to joining GTECH, Mr. Turner was the Managing Director, Gaming Equity Research, of Salomon Smith Barney Inc. from 1993 to 1999. He currently serves as a member of the International Advisory Board of GTECH.

Other public company boards served on in the past five years:    Lottomatica S.p.A. (2006-2011).

Director Criteria:    Mr. Turner brings significant leadership experience, financial acumen and regulatory experience to the Board that he gained through the numerous executive positions that he has held throughout the years, including serving as chairman of the board and chief executive officer of a public company. Mr. Turner also has substantial public company board and committee experience, through which he has handled a variety of governance, audit, regulatory and international issues. From this experience, Mr. Turner has been able to provide the Board with a diverse perspective and valuable insights.

Peggy Vaughan, 61, Director since February 2014

Ms. Vaughan was elected to the Board in February 2014. Ms. Vaughan currently advises portfolio companies in technology, life sciences, consumer goods, financial services and media industries, and also serves on the advisory committee for TWV Capital Management, LLC. From 1979 to 2001, Ms. Vaughan held various consulting positions of increasing responsibility with PricewaterhouseCoopers, becoming a partner in 1988 and serving on the PWC U.S. Board of Partners and Global Oversight Board. Following the acquisition of PWC Consulting by IBM in 2002, Ms. Vaughan served as a member of the Global Management Board with responsibility for the integration of consulting practices and also served as the global leader of consulting services lines.

Other Director Criteria:    Ms. Vaughan’s experience includes more than 25 years leading large-scale strategic, operational improvement, restructuring, technology and change management engagements. Her expertise includes information technology governance, digital technology, mergers and acquisitions and transaction integration, business strategy and operational management processes for industries such as energy, high technology, consumer products, financial services and telecommunications.

Director Compensation

The HRNC is responsible for reviewing the total compensation of non-employee directors, including cash and equity compensation, and, from time to time, recommending adjustments to such compensation, as appropriate, to the Board. For 2014, non-employee directors of MoneyGram received compensation in the form of annual cash and equity retainers. While MoneyGram does not pay meeting fees, the Company does reimburse its directors for reasonable out-of-pocket expenses incurred in connection with a director’s Board service.

MoneyGram’s philosophy for non-employee director compensation is to provide competitive compensation, both cash and equity, to ensure the Company’s ability to attract and retain highly qualified individuals to serve on our Board. For 2014, on the basis of a competitive analysis undertaken by LB&Co., the HRNC’s current independent consultant, non-employee directors (other than the Board Representatives) received the following compensation:

—	Each Committee Chair, including the Chair of the Compliance and Ethics Committee, received an annual cash retainer of $20,000 (increased from $15,000 for 2013).

—	Each non-employee director who was not a Committee Chair, but who served on two Committees of the Board, received an annual multiple committee service cash retainer of $10,000.

—

Each non-employee director also received a cash retainer of $100,000 (increased from $90,000 for 2013), paid in arrears in four equal installments on the first business day following each calendar quarter.

—

The annual equity retainer for non-employee directors was granted as restricted stock units, or RSUs, having a fair market valuation of $100,000 (increased from $90,000 for 2013) at the time of grant, rounded up to the next whole share in order to avoid the issuance of fractional shares. Annual equity retainers for non-employee directors are coincident each year with the date of the annual stockholders’ meeting. These RSUs vest one year from the date of grant. The following table sets forth information on the compensation of MoneyGram’s non-employee directors for the fiscal year ended December 31, 2014. Ms. Patsley is compensated only in her capacity as Chief Executive Officer and does not receive any additional compensation for her services as a director.

NON-EMPLOYEE DIRECTOR	FEES EARNED OR PAID IN CASH (2)	STOCK AWARDS (3)	TOTAL
J. Coley Clark	$120,000	$100,010	$220,010
Victor W. Dahir	$120,000	$100,010	$220,010
Antonio O. Garza	$120,000	$100,010	$220,010
Thomas M. Hagerty(1)	—	—	—
Seth W. Lawry(1)	—	—	—
Ganesh B. Rao(1)	—	—	—
W. Bruce Turner	$110,000	$100,010	$210,010
Peggy Vaughan	$86,389	$121,106	$207,495

(1)	THL Directors’ Compensation: In connection with the settlement of certain stockholder litigation in 2012, THL agreed to waive any compensation for its Board Representatives.

(2)	Cash Compensation: For the year 2014, except as noted above, each of our non-employee directors received an annual cash retainer of $100,000 for Board service. MoneyGram also paid an annual cash retainer of $20,000 to each Committee Chair. Additionally, each non-employee director who was not a Committee Chair but who served on two Committees of the Board was paid an annual multiple committee service cash retainer of $10,000.

(3)

Stock Awards:    These awards constitute the aggregate stock awards granted to each of our non-employee directors for the year ended December 31, 2014. In 2014, each of our non-employee directors other than the Board Representatives received an equity grant of 7,931 RSUs, which RSUs had a grant-date fair value of $100,010, for Board service. Award amount reflects RSUs with a grant date fair market value equal to $100,000, rounded up to the next whole share in order to avoid the issuance of fractional shares. These grants, which were made on May 6, 2014, will vest in full on the first anniversary of the date of grant, or May 6, 2015. In addition, on May 6, 2014, Peggy Vaughan received an additional 1,673 RSUs as compensation for her service as director for the period from her appointment to the Board in February 2014 to her election by the stockholders of the Company at the 2014 annual stockholders’ meeting on May 6, 2014. These 1,673 RSUs had a grant date fair value of $21,096 and will vest in full on the first anniversary of the date of grant, or May 6, 2015. The grant date fair values of the RSUs reported above have been determined based on the assumptions and methodologies set forth in Note 13—Stock-Based Compensation of the Notes to the Consolidated Financial Statements in our 2014 Annual Report on Form 10-K. As of December 31, 2014, each of our non-employee directors (other than the Board Representatives) held 7,931 outstanding, unvested RSUs, other than Ms. Vaughan, who held 9,604 outstanding, unvested RSUs.

Director Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines that require each non-employee director to own equity at least equal in value to three times the amount of the annual cash retainer payable to non-employee directors. Directors are expected to achieve these ownership levels within the later of five years of the implementation of the guidelines or five years of their election to the Board. To determine the value of each director’s equity ownership, and for the purposes of satisfying the ownership guidelines, the following forms of equity will be included in the value calculation: shares beneficially owned by the incumbent, his or her spouse and/or minor children, whether owned outright or in trust; and any time-based restricted stock or RSUs.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the election of each director nominee.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 44.6 percent of the voting power of our common stock, “FOR” each of the director nominees at this annual meeting of stockholders.

PROPOSAL 2: AMENDMENT AND RESTATEMENT OF THE MONEYGRAM INTERNATIONAL, INC. 2005 OMNIBUS INCENTIVE PLAN

At the 2015 Annual Meeting, the stockholders will be asked to approve the amendment and restatement (the “Amendment and Restatement”) of the 2005 Plan. If the Amendment and Restatement is approved at the 2015 Annual Meeting, it will become effective as of May 8, 2015. The Company believes approval of the Amendment and Restatement is advisable in order to ensure the Company has an adequate number of shares of common stock available in connection with its compensation programs.

Background and Purpose of the Proposal

The Company’s stockholders approved the 2005 Plan at the 2005 Annual Meeting and most recently approved an amendment and restatement of the 2005 Plan at the 2013 Annual Meeting. The purpose of this Amendment and Restatement is to:

—	Increase the number of shares of common stock that the Company may issue under the 2005 Plan,

—	Extend the term of the 2005 Plan to May 7, 2025;

—	Include fungible share counting provisions;

—	Increase the per person annual limit on certain share-based awards; and

—	Make certain other clarifying changes to the 2005 Plan.

On March 30, 2015, the Board unanimously approved the Amendment and Restatement to effect the revisions described above, subject to stockholder approval at the 2015 Annual Meeting. If the Amendment and Restatement is not approved by the stockholders at the 2015 Annual Meeting, then the 2005 Plan will continue in effect in its present form. If the Amendment and Restatement is approved, the Company intends to file, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-8 to register the additional shares available for issuance under the 2005 Plan. The closing price of the Company’s common stock as of March 16, 2015 was $8.61 per share, as reported on the Nasdaq.

While the Company is aware of the potential dilutive effect of compensatory equity awards, the Company also recognizes the significant motivational and performance benefits that may be achieved from making such awards. As described in greater detail below in “Compensation Discussion and Analysis,” the Company’s ability to grant compensatory equity awards is essential to fulfilling the objectives of its compensation program, which include attracting and retaining the services of individuals who are motivated to support long-term value creation for the Company’s stockholders and aligning the interests of the Company’s executives and other service providers with those of its stockholders. Information regarding shares currently outstanding under the 2005 Plan and shares remaining available for issuance under the 2005 Plan, both currently and as proposed to be amended pursuant to the Amendment and Restatement, is provided below under “—Summary of the 2005 Plan—Shares Available for Awards.”

Summary of the 2005 Plan

The purpose of the 2005 Plan is to promote the interests of MoneyGram and our stockholders by aiding us in attracting and retaining employees, officers, consultants, advisors and non-employee directors, which we refer to as eligible participants, who we expect will contribute to our growth and financial performance for the benefit of our stockholders.

The 2005 Plan authorizes the grant of RSUs, stock options and other forms of stock-based or performance-based compensation. The Board believes that stock-based compensation is a very important component of a compensation program that is competitive with similar companies and therefore is critical to attracting and retaining experienced and talented employees who can contribute significantly to the management, growth and profitability of our business. Additionally, the Board believes that stock-based compensation aligns the interests of our management with the interests of our stockholders. The availability of stock-based compensation not only increases participants’ focus on the creation of stockholder value, but also enhances retention and generally provides increased motivation for our employees to contribute to the future success of MoneyGram.

The following is a summary of the material terms of the 2005 Plan, as amended to reflect the Amendment and Restatement. This summary does not purport to be a complete description of all provisions of the 2005 Plan and is qualified in its entirety by reference to the 2005 Plan, as amended by the Amendment and Restatement. A copy of the 2005 Plan, as amended by the Amendment and Restatement, is attached as Appendix A to this proxy statement.

Key Features of the 2005 Plan

Key features of the 2005 Plan, as amended by the Amendment and Restatement, include:

—	No discounted options or other awards may be granted;

—	No recycling of shares that are withheld or tendered to pay the exercise price of an award or to satisfy tax obligations relating to an award;

—	Awards are non-transferable, except by will or by the laws of descent and distribution;

—	No automatic award grants are made to any eligible individual;

—

Awards may be designed to meet the requirements for deductibility as “performance-based compensation” under Section 162(m) of the Code (see “Proposal 3: Approval of the Material Terms of the MoneyGram International, Inc. 2005 Omnibus Incentive Plan for Purposes of Complying with Section 162(m) of the Internal Revenue Code”);

—	Limitations on the maximum number or amount of awards that may be granted to certain individuals during any calendar year;

—	No repricing of stock options or stock appreciation rights without stockholder approval; and

—	No single trigger vesting of awards upon a change in control.

Administration

The HRNC or any successor committee designated by the Board serves as the “committee” under, and administers, the 2005 Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Plan. In addition, the committee can specify whether, and under what circumstances, awards to be received under the 2005 Plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the committee. Subject to the provisions of the 2005 Plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability or the lapse of restrictions, of an outstanding award, and may provide in the terms of an award agreement for the acceleration of vesting and exercisability or lapse of restrictions upon the occurrence of certain events or transactions. The committee has authority to interpret the 2005 Plan and establish rules and regulations for the administration of the 2005 Plan.

The committee may delegate its powers under the 2005 Plan to a committee of one or more directors. In addition, the committee may authorize one or more of our officers to grant stock options under the 2005 Plan, provided that stock option awards made by these officers may not be made to executive officers or directors who are subject to Section 16 of the Exchange Act. The Board may also exercise the powers of the committee at any time, so long as its actions would not violate Section 162(m) of the Code.

Eligible Participants

Any employee, officer, consultant, advisor or non-employee director providing services to us or any of our affiliates, who is selected by the committee, is eligible to receive an award under the 2005 Plan. As of March 16, 2015, there were eight non-employee directors, 10 Section 16 officers and approximately 2,717 other employees who would be eligible to participate in the 2005 Plan. In addition, individuals who are not employees or directors but who provide consulting, advisory or other similar services to us and our subsidiaries are also potentially eligible to participate in the 2005 Plan, although it has not been our practice to make awards to such individuals.

Shares Available For Awards

Share Reserve Limit. The aggregate number of shares of our common stock that may be issued under all stock-based awards made under the 2005 Plan is currently 12,925,000. The Amendment and Restatement would increase the number of shares of common stock available under the 2005 Plan by 2,500,000 shares. Accordingly, the aggregate maximum number of shares authorized to be issued under the 2005 Plan as amended by the Amendment and Restatement is 15,425,000 (the “Share Reserve Limit”), subject to the share counting requirements described below.

The committee will adjust the share limits in the 2005 Plan in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 Plan.

If an award is terminated, forfeited or cancelled without the issuance of any shares or if shares covered by an award are not issued for any other reason, the shares previously set aside for such award are available for future awards under the 2005 Plan. If shares of restricted stock awarded under the 2005 Plan are forfeited or otherwise reacquired by us prior to vesting, those shares are again available for awards under the 2005 Plan. However, shares withheld as payment of the purchase or exercise price of an award or in satisfaction of tax obligations relating to an award will not be available again for granting awards.

Share Counting Requirements.    Prior to the amendment and restatement of the 2005 Plan that was approved by stockholders at the 2013 Annual Meeting (the “2013 Amendment”), there were a total of 7,125,000 shares reserved for issuance under the 2005 Plan (the “Prior Pool”). The 2013 Amendment added 5,800,000 shares to the 2005 Plan (the “2013 Pool”), and provided that no more than 2,500,000 of the shares in the 2013 Pool were available for grant as “Full Value Awards,” which are awards other than options, stock appreciation rights or other awards the value of which is based solely on an increase in the value of our common stock after the grant date of the award. The Amendment and Restatement will remove the limitation on Full Value Awards and will provide for a “Fungible Share Pool,” which is comprised of an aggregate of 8,300,000 shares, which includes (i) the 5,800,000 shares reserved for issuance pursuant to the 2013 Pool, and (ii) the 2,500,000 additional shares reserved for issuance under the 2005 Plan pursuant to the Amendment and Restatement.

Any shares that are subject to awards granted under the Prior Pool shall be counted against the Share Reserve Limit as one share for every one share subject to the granted award. Any shares that are subject to awards granted under the Fungible Share Pool will be counted against the Share Reserve Limit as one share for every one share subject to a granted award if the award is an option or stock appreciation right and as 1.75 shares for every one share subject to a granted award if the award is a Full Value Award.

For awards granted under the Prior Pool, any shares that again become available for issuance pursuant to new awards under the Prior Pool pursuant to the share recycling provisions of the 2005 Plan described above will be added back to the Prior Pool as one share for each share that was subject to each type of the originally granted award (without regard to whether the originally granted award was an option, stock appreciation right or Full Value Award). For awards granted under the Fungible Share Pool prior to May 8, 2015, any shares that again become available for issuance under the Fungible Share Pool of the 2005 Plan pursuant to the share recycling provisions of the 2005 Plan described above will be added back to the Fungible Share Pool as one share for each share that was subject to each type of the originally granted award, whether an option, stock appreciation right or Full Value Award. For awards granted under the Fungible Share Pool on or after May 8, 2015, any shares that again become available for issuance under the Fungible Share Pool of the 2005 Plan pursuant to the share recycling provisions of the 2005 Plan described above will be added back to the Fungible Share Pool as one share if such shares were subject to an option or a stock appreciation right and as 1.75 shares if such shares were subject to a Full Value Award.

Shares Outstanding and Remaining Available for Issuance.    Set forth below is information regarding shares currently outstanding under the 2005 Plan and shares remaining available for issuance under the 2005 Plan, both currently and as proposed to be amended pursuant to the Amendment and Restatement. The Company made its annual long-term incentive grants to employees in February 2015 and those awards are reflected in the data provided below.

Shares Subject to Awards Outstanding as of March 16, 2015
Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	8,008,320
Shares Remaining Available for Issuance under the 2005 Plan as of March 16, 2015
	Prior Pool	2013 Pool	Fungible Share Pool(2)
		(to be replaced by Fungible Share Pool)	(subject to approval of the Amendment and Restatement)
Total shares available for issuance	1,552,570	2,693,767	5,193,767
Of total shares, number available for Full Value Awards	1,552,570	0	2,967,867

(1)	Includes: 1,067,198 outstanding stock options held by Pamela H. Patsley, 161,111 outstanding stock options held by W. Alexander Holmes, 109,248 outstanding stock options held by F. Aaron Henry, 56,236 outstanding stock options held by Carl Scheible (who departed the Company as of February 28, 2015, but continues to hold outstanding, vested stock options), 113,292 outstanding stock options held by J. Lucas Wimer (who departed the Company as of December 31, 2014, but continues to hold outstanding, vested stock options), 2,069,596 outstanding stock options held by all executive officers as a group (12 persons), and 1,585,870 outstanding stock options held by all current employees, excluding executive officers, as a group. No stock option awards have been granted under the 2005 Plan to any (i) non-employee director or nominee for election as a non-employee director, or (ii) any associate of a non-employee director, nominee or executive officer, and no other person has been granted five percent or more of the total amount of awards granted under the 2005 Plan.

(2)	Reflects shares that would be available for issuance under the Fungible Share Pool as of March 16, 2015, as if the Amendment and Restatement had been approved as of that date. If the Amendment and Restatement is approved, (a) the 2013 Pool will be included within (and will not be in addition to) the Fungible Share Pool, (b) the current limitation on Full Value Awards will be eliminated, and (c) the Prior Pool will be retained and continue to be available for future awards under the 2005 Plan, as described above.

Certain Award Limitations.    Certain awards under the 2005 Plan are subject to limitations as follows (which such limitations are subject to adjustment in a manner consistent with the other provisions of the 2005 Plan):

—

In any calendar year, no person may be granted stock options, stock appreciation rights or other awards, the value of which is based solely on an increase in the value of our common stock after the grant date of the award, of more than 1,500,000 shares in the aggregate.

—	In any calendar year, none of our non-employee directors individually may be granted awards in the aggregate of more than 50,000 shares.

—	A maximum of 1,000,000 shares may be granted as incentive stock options under the 2005 Plan, subject to the provisions of Section 422 or 424 of the Code or any successor provision.

Types of Awards and Terms and Conditions

The 2005 Plan permits the grant of: stock options (including both incentive and non-qualified stock options); stock appreciation rights, or SARs; restricted stock and RSUs; dividend equivalents; performance awards of cash, stock or property; stock awards; and other stock-based awards.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2005 Plan or any other compensation plan, except that dividend equivalents may not be granted in tandem with any option or stock appreciation right. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock, other securities or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value of our common stock on the grant date of such option or SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us. Determinations of fair market value under the 2005 Plan are made in accordance with methods and procedures established by the committee, and unless determined otherwise shall generally be the closing sale price for our common stock on the Nasdaq on the grant date. The terms of awards are not longer than 10 years from the grant date.

Stock Options.    The committee may grant options to purchase shares of our common stock that are either “incentive stock options,” meaning they are intended to satisfy the requirements of Section 422 of the Code, or “non-qualified stock options,” which are not intended to satisfy the requirements of Section 422 of the Code. The holder of an option is entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as specified in the option award agreement as determined by the committee. The maximum term of an option granted under the 2005 Plan is ten years from the date of grant. The option exercise price may be payable either in cash or check or, at the discretion of the committee and to the extent permitted by law, with previously acquired shares of our common stock, through a broker-assisted cashless exercise mechanism, or by such other method as the committee may determine to be appropriate.

Stock Appreciation Rights.    A SAR entitles the holder to receive, upon settlement, the excess of the fair market value as of the exercise date or, if the committee so determines, as of any time during a specified period before or after the exercise date, of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the committee.

Restricted Stock and RSUs. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. The holder of RSUs will have the right, subject to any restrictions imposed by the committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the committee. There is an annual share-based limit on the number of shares per person for awards of performance-based restricted stock and RSUs intended to represent “qualified performance-based compensation” under Section 162(m), which is proposed to be increased to 550,000 shares subject to approval of the Amendment and Restatement of the 2005 Plan and approval of the material terms of the 2005 Plan pursuant to Proposal 3.

Dividend Equivalents.    The holder of a dividend equivalent is entitled to receive payments (in cash, shares of our common stock, other securities, other awards or other property, as determined in the committee’s discretion) equivalent to the amount of cash dividends paid by us to our stockholders, with respect to the number of shares determined by the committee. Dividend equivalents are subject to other terms and conditions determined by the committee. In no event may dividend equivalents be granted in tandem with or linked to any option or SAR, or be contingent on or otherwise payable on the exercise of any option or SAR.

Performance Awards.    The committee may grant awards under the 2005 Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. A performance award may be payable in cash or stock and will be conditioned solely upon the achievement of one or more objective performance goals established by the committee in compliance with Section 162(m) of the Code. In order to comply with Section 162(m) of the Code, under the 2005 Plan, the committee is required to certify that the applicable performance goals have been met prior to payment of any performance awards to participants. The annual maximum amount payable to an eligible participant for performance awards denominated in cash is $5,000,000 in value, and the annual limit for awards denominated in shares is 350,000 shares, which is proposed to be increased to 550,000 shares subject to approval of the Amendment and Restatement of the 2005 Plan and approval of the material terms of the 2005 Plan pursuant to Proposal 3. Subject to these limitations, the committee has sole discretion to designate participants and the type and amount of awards under the 2005 Plan. The committee must determine the length of the performance period, establish the performance goals for the performance period, and determine the amounts of the performance awards for each participant no later than the earlier of 90 days after the beginning of each performance period or the elapsing of 25% of the performance period, according to the requirements of Section 162(m) of the Code. See “Proposal 3: Approval of the Material Terms of the 2005 Omnibus Incentive Plan for Purposes of Complying with Section 162(m) of the Internal Revenue Code” under the heading “Business Criteria” for more information regarding the potential performance goals.

Stock Awards.    The committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the committee and the limitations in the 2005 Plan.

Other Stock-Based Awards.    The committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock, subject to terms and conditions determined by the committee and the limitations in the 2005 Plan.

Duration, Termination and Amendment of the 2005 Plan

Following the amendment and restatement of the 2005 Plan that was approved by stockholders at the 2013 Annual Meeting, the term of the 2005 Plan was originally scheduled to end on March 24, 2023. The Amendment and Restatement would extend the 2005 Plan’s term to end on May 7, 2025, unless discontinued or terminated earlier by the Board. As a result, no awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 Plan prior to expiration may extend beyond the expiration of the 2005 Plan through the award’s normal expiration date.

The Board may amend, alter, suspend, discontinue or terminate the 2005 Plan at any time, including to increase the cost of the plan to the Company or to alter the allocation of benefits, although stockholder approval must be obtained for any action that would (i) require stockholder approval under the rules and regulations of the SEC, any securities exchange or the National Association of Securities Dealers, Inc. that are applicable to us, (ii) increase the number of shares of our common stock available under the 2005 Plan, (iii) increase the award limits under the 2005 Plan, (iv) permit repricing of options or SARs, (v) permit awards of options or SARs at a price less than fair market value, or (vi) cause Section 162(m) of the Code to become unavailable with respect to the 2005 Plan.

Minimum Vesting Requirements

Awards under the 2005 Plan generally will be subject to a minimum vesting period of three years from the grant date, unless the award is an option or SAR or is conditioned on personal performance, or the performance of MoneyGram or its affiliates, in which case the minimum vesting period is one year from the grant date; provided, however, that such minimum vesting periods will not apply to grants of awards to non-employee directors with respect to up to an aggregate of 325,000 shares, which is equal to (i) 200,000 shares (which is currently carved out from the minimum vesting requirements under the 2005 Plan and is less than 5% of the total number of shares reserved for issuance under the 2005 Plan prior to the Amendment and Restatement), plus (ii) 5% of the 2,500,000 additional shares reserved for issuance under the 2005 Plan pursuant to the Amendment and Restatement. Despite these limitations, the committee also may permit accelerated vesting in the case of a participant’s death, disability or retirement, or a change of control of MoneyGram. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the awards will be forfeited, unless the committee determines that it would be in our best interest to waive the remaining restrictions.

Prohibition on Repricing Awards

Without the approval of our stockholders, the committee may not reprice, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2005 Plan.

Transferability of Awards

Unless otherwise provided by the committee, awards under the 2005 Plan may only be transferred by will or by the laws of descent and distribution.

Certain Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal income tax consequences of certain transactions contemplated under the 2005 Plan. This description is based on current laws in effect on March 16, 2015, which are subject to change (possibly retroactively). The tax treatment of participants in the 2005 Plan may vary depending on each participant’s particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state or local tax consequences or any tax consequences related to the transfer of awards, which is generally prohibited under the 2005 Plan except in limited circumstances. Participants are advised to consult with a tax advisor concerning the specific tax consequences of participating in the 2005 Plan.

Tax Consequences to Participants under the 2005 Plan

Stock Options and Stock Appreciation Rights.    Participants will not realize taxable income upon the grant of a stock option or a SAR. Upon the exercise of a non-qualified stock option or a SAR, a participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price of the award. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a non-qualified stock option or SAR that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Tax Consequences to the Company” below, the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Participants eligible to receive a stock option intended to qualify as an incentive stock option under Section 422 of the Code will not recognize taxable income on the grant of an incentive stock option. Upon the exercise of an incentive stock option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the incentive stock option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Stock. However, if a participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the incentive stock option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Stock. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

The Company will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless a participant makes a Disqualifying Disposition of the ISO Stock. If a participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a stock option, whether a non-qualified stock option or an incentive stock option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the non-qualified stock option or incentive stock option exercise price (although a participant would still recognize ordinary compensation income upon exercise of a non-qualified stock option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the non-qualified stock option or incentive stock option exercise price will have a tax basis that equals the tax basis of the previously held shares of common stock surrendered in satisfaction of the non-qualified stock option or incentive stock option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.

Other Awards: Cash Awards, RSUs, Dividend Equivalents, Restricted Stock and Stock Awards.    A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of a RSU, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of common stock in settlement of the RSU award, as applicable, in an amount equal to the cash or the fair market value of the common stock received. The dividend equivalents, if any, received with respect to a RSU or other award will be taxable as ordinary compensation income, not dividend income, when paid.

A recipient of restricted stock or a stock award generally will be subject to tax at ordinary income tax rates on the fair market value of the common stock when it is received, reduced by any amount paid by the recipient; however, if the common stock is not transferable and is subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable and is no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Code, or (ii) when the award is received, in cases where a participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the common stock received by a participant will equal the amount recognized by him or her as compensation income under the rules described in the preceding paragraph. Subject to the discussion below under “Tax Consequences to the Company,” the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Code Section 409A.    Awards under the 2005 Plan are intended to be designed, granted and administered in a manner that is either exempt from the application of or complies with the requirements of Section 409A of the Code in an effort to avoid the imposition of taxes and/or penalties. To the extent that an award under the 2005 Plan fails to comply with Section 409A, such award will, to the extent possible, be modified to comply with such requirements.

Tax Consequences to the Company

Reasonable Compensation.    In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments.    The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2005 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Performance-Based Compensation.    The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for amounts paid under the 2005 Plan could be limited by Section 162(m). Section 162(m) limits the Company’s ability to deduct compensation, for federal income tax purposes, paid during any year to a Covered Employee in excess of $1,000,000. However, an exception applies to this limitation in the case of certain “performance-based compensation.” In order to exempt “performance-based compensation” from the $1,000,000 deductibility limitation, the grant, vesting, exercise or settlement of the award must be based on the satisfaction of one or more performance goals selected by the Committee and certain other requirements must be met, including stockholder approval requirements. To allow awards to qualify as “performance-based compensation,” the Company is seeking stockholder approval of the 2005 Plan and the material terms thereof, including the maximum amount of compensation that may be paid under the 2005 Plan. See “Proposal 3: Approval of the Material Terms of the 2005 Omnibus Incentive Plan for Purposes of Complying with Section 162(m) of the Internal Revenue Code” for more information. Performance awards intended to be Section 162(m) awards may not be granted in a given period if such awards relate to a number of shares of common stock that exceeds a specified limitation or, alternatively, result in cash compensation that exceeds a specified limitation. Although the 2005 Plan has been drafted to satisfy the requirements for the “performance-based compensation” exception, the Company may determine that it is in the company’s best interests not to satisfy the requirements for the exception in certain situations.

The above summary relates to U.S. federal income tax consequences only and applies to U.S. citizens and foreign persons who are U.S. residents for U.S. federal income tax purposes.

New Plan Benefits

The committee in its sole discretion will determine the number and types of awards that will be granted under the 2005 Plan. Thus, it is not possible for the Company to determine the benefits that will be received by eligible participants in the future if the Amendment and Restatement is approved by the stockholders. Therefore, the New Plan Benefits Table is not provided.

Required Vote for Approval

The affirmative vote of a majority of the voting power of the common stock outstanding as of the record date and voted with respect to this proposal is required for the approval of this proposal, provided a quorum is present at the meeting. Shares not represented at the meeting, broker non-votes and proxies marked “ABSTAIN” have no effect on this proposal.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 2.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 44.6 percent of the voting power of our common stock, “FOR” the amendments to the 2005 Plan at this annual meeting of stockholders.

PROPOSAL 3: APPROVAL OF THE MATERIAL TERMS OF THE 2005 OMNIBUS INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

Background and Purpose of the Proposal

In addition to requesting approval of the Amendment and Restatement to the 2005 Plan, as set forth in Proposal 2, at the 2015 Annual Meeting, the Company is also asking stockholders to approve the material terms of the 2005 Plan for purposes of complying with certain requirements of Section 162(m) of the Code. As explained in greater detail below, we believe approval of this Proposal 3 is advisable in order to allow us to grant awards under the 2005 Plan that may qualify as “performance-based compensation” under Section 162(m).

The 2005 Plan is designed, in part, to allow us to provide “performance-based compensation” that may be tax-deductible by us and our subsidiaries without regard to the limits of Section 162(m) in the event we choose to structure compensation in a manner that will satisfy the exemption. Under Section 162(m), the federal income tax deductibility of compensation paid to the Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer) determined pursuant to the executive compensation disclosure rules of the SEC (the “Covered Employees”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, we may deduct compensation paid to the Covered Employees in excess of that amount if it qualifies for exemption as “performance-based compensation” under Section 162(m).

In addition to certain other requirements, in order to qualify for this exemption, the material terms of the 2005 Plan must be disclosed to and approved by our stockholders. Under Section 162(m), the material terms of the 2005 Plan that stockholders are being asked to approve are (i) the maximum amount of compensation that may be paid to an individual under the 2005 Plan during a specified period, which the Amendment and Restatement proposes to increase with respect to certain share-based awards to 550,000 shares in a calendar year, (ii) the employees eligible to receive compensation under the 2005 Plan, and (iii) the list of business criteria on which performance goals may be based. Each of these items is discussed below, and stockholder approval of this Proposal 3 constitutes approval of each of these items for purposes of the Section 162(m) stockholder approval requirements.

If this Proposal 3 is not approved, our Covered Employees may not receive the compensation that we intended to provide them under the 2005 Plan and the deductibility of awards granted to Covered Employees in the future may potentially be limited. This means that the company may be limited in its ability to grant awards that satisfy its compensation objectives and that are deductible (although the company retains the ability to evaluate the performance of the Covered Employees and to pay appropriate compensation even if some of it may be non-deductible).

The following is a summary of the Section 162(m) material terms of the 2005 Plan, as amended to reflect the Amendment and Restatement. This summary is qualified in its entirety by reference to the complete text of the proposed Amendment and Restatement of the 2005 Plan, which is attached to this Proxy Statement as Appendix A.

Maximum Amounts of Compensation

Consistent with certain provisions of Section 162(m), restrictions on the maximum amount of compensation that may be awarded to an individual under the 2005 Plan in a specified period must be provided for in the plan and approved by our stockholders. The maximum number of shares of common stock that may be subject to performance awards that are intended to constitute “performance-based compensation” under Section 162(m) granted to any participant (including a Covered Employee) in the aggregate in any calendar year under the 2005 Plan is 550,000 shares of common stock (subject to adjustment from time to time in accordance with the provisions of the 2005 Plan) while the maximum amount payable pursuant to any performance award denominated in cash to any participant (including a Covered Employee) in the aggregate in any calendar year is $5,000,000. In addition, in any calendar year, no person may be granted stock options, stock appreciation rights or other awards, the value of which is based solely on an increase in the value of our common stock after the grant date of the award, of more than 1,500,000 shares in the aggregate (subject to adjustment from time to time in accordance with the provisions of the 2005 Plan). The exercise price of an option under the 2005 Plan will not be less than the fair market value per share of our common stock on the date of grant, unless a lower exercise price is necessary to satisfy requirements of a foreign jurisdiction.

Eligibility to Participate

Consistent with certain provisions of Section 162(m), the employees eligible to receive compensation under the 2005 Plan must be set forth in the plan and approved by our stockholders. All of the employees of the Company and its affiliates (including an employee who may also be an officer or director of any such company), consultants, advisors and all non-employee directors of the Company are eligible to participate in the 2005 Plan. The selection of employees, consultants, advisors and non-employee directors, from among those eligible, who will receive awards is within the discretion of the committee. Although Section 162(m) only limits the deductibility for compensation paid to a Covered Employee who is employed as of the end of the year, the performance goals described below may be applied to other senior officers in the event that any of them could be deemed to be a Covered Employee under the Section 162(m) regulations during the time that they hold the performance award.

Business Criteria

Consistent with certain provisions of Section 162(m), the business criteria on which performance goals applicable to “performance-based compensation” may be based under the 2005 Plan must be provided for in the plan and approved by our stockholders. If an eligible employee is a Covered Employee, and the committee determines that the contemplated award should qualify as “performance-based compensation” under Section 162(m), then the grant, vesting, exercise and/or settlement of such performance award will be contingent upon achievement of one or more pre-established performance goals based on business criteria set forth below.

Performance goals set by the committee shall be based solely on one or more of the following business criteria, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales (including growth or growth rate), revenue (including growth or growth rate), costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share (including growth or growth rate), earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income (including income after capital costs and income before or after taxes), margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or pro forma assets, average assets, net assets, equity, investment, capital and net capital employed), risk-adjusted return on capital or invested capital, weighted average cost of capital, stockholder return (including total stockholder return relative to an index or peer group), stock price (including growth or growth rate), economic value added, cash generation, cash flow, operating cash flow, free cash flow, unit volume, working capital, market share (in aggregate or by region), cost reductions, strategic plan development and implementation, total market value, and value measures including ethics compliance, regulatory compliance, employee satisfaction and customer satisfaction.

Specific goals need not be based on increases or positive results, but may be based on maintaining the status quo or limiting economic losses. The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures. The committee may establish rules during the first 90 days of a performance period, and in any event before 25 percent of the performance period has elapsed, to permit the committee to adjust any evaluation of the performance under the applicable goals to exclude the effect of certain events, including asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities or agent closures; accruals for reorganization and restructuring programs; direct monitor costs; stock-based and contingent performance compensation; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; net securities gains or losses; certain legal and compliance expenses or accruals; and any other extraordinary, unusual or non-recurring items.

For a detailed description of the other material terms of, certain tax consequences associated with participation in and other information regarding the 2005 Plan, please see “Proposal 2—Amendment and Restatement of the MoneyGram International, Inc. 2005 Omnibus Incentive Plan.”

Required Vote for Approval

The affirmative vote of a majority of the voting power of the common stock outstanding as of the record date and voted with respect to this proposal is required for the approval of this proposal, provided a quorum is present at the meeting. Shares not represented at the meeting, broker non-votes and proxies marked “ABSTAIN” have no effect on this proposal.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 3.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 44.6 percent of the voting power of our common stock, “FOR” the approval of the material terms of the 2005 Plan for Section 162(m) purposes at this annual meeting of stockholders.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

The Audit Committee of our Board has selected Deloitte & Touche LLP, or Deloitte, as the independent registered public accounting firm to audit MoneyGram’s books and accounts for the fiscal year ending December 31, 2015, subject to ratification by the stockholders. Deloitte has audited the books and accounts of MoneyGram since 2004. Representatives of Deloitte are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of MoneyGram and its stockholders.

Independent Registered Public Accounting Firm Fees

Fees for professional services provided by Deloitte for fiscal years 2014 and 2013, including related expenses, are as follows (in thousands):

	2014	2013
Audit fees(1)	$1,993	$1,647
Audit-related fees(2)	$508	$349
Tax fees(3)	$7	$7
All other fees	$—	$—

Total fees	$2,508	$2,003

(1)	Audit fees for 2014 and 2013 include the audit of MoneyGram’s consolidated financial statements, including quarterly reviews, the audit of management’s assessment of the design and effectiveness of MoneyGram’s internal control over financial reporting, international statutory audits and the separate audit of the financial statements of our subsidiary MoneyGram Payment Systems, Inc., as required for compliance and regulatory purposes.

(2)	Audit-related fees for 2014 and 2013 include professional fees for regulatory compliance filings in certain countries and two audits performed in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization. The SSAE 16 audits encompass internal controls for the Company’s general controls over information technology and for official check processing and electronic payments services.

(3)	Tax fees for 2014 and 2013 include professional international tax compliance services rendered.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence. The Chair of the Audit Committee is authorized to grant pre-approval of audit, audit-related or permissible non-audit services on behalf of the Audit Committee and is required to review such pre-approvals with the full Audit Committee at its next meeting.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 4.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 44.6 percent of the voting power of our common stock, “FOR” the ratification of appointment of our independent registered public accounting firm for 2015 at this annual meeting of stockholders.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board was comprised of the following non-employee directors during 2014: Messrs. Dahir (Chair) and Turner and Ms. Vaughan. All of the members of the Audit Committee are independent within the meaning of the Nasdaq listing standards and the applicable SEC regulations. In addition, the Board has determined that all members of the Audit Committee are financially literate under the Nasdaq listing standards.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Investor Relations section of our website at www.moneygram.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces MoneyGram’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms and all permitted non-audit services.

Management is responsible for MoneyGram’s internal controls and the financial reporting process. MoneyGram’s independent registered public accounting firm is responsible for performing an independent audit of MoneyGram’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on MoneyGram’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed MoneyGram’s audited financial statements for fiscal 2014 and met and held discussions with management and the independent registered public accounting firm, Deloitte. Management represented to the Audit Committee, and Deloitte concurred, that MoneyGram’s consolidated financial statements for fiscal 2014 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed by Auditing Standard No. 16, which superseded Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Volume 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The Audit Committee also reviewed and discussed with management its assessment and report on the effectiveness of MoneyGram’s internal control over financial reporting as of December 31, 2014, and with Deloitte its attestation report on internal control over financial reporting. These reports are included in the 2014 Annual Report on Form 10-K.

Deloitte also provided to the Audit Committee its letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the accounting firm’s independence.

Based upon the Audit Committee’s review and discussions set forth above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2014 Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Victor W. Dahir (Chair)

W. Bruce Turner

Peggy Vaughan

PART FOUR

OTHER IMPORTANT INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock and D Stock by those persons known by us to be the beneficial owners of more than five percent of any class of our equity securities as of March 16, 2015. Except as otherwise indicated, a person has sole voting and investment power with respect to the securities shown. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below may total more than 100 percent.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Common Stock(1)	Shares of D Stock Beneficially Owned	Percent of D Stock	Percent of Common Stock (including D Stock on an as-converted basis) (2)
Funds affiliated with Thomas H. Lee Partners, L.P.(3)	23,737,858	44.6%	—	—	38.2%
The Goldman Sachs Group, Inc.(4)	40,132	*	71,281.9038	100%	14.4%
Abrams Capital Management, LLC(5)	3,634,477	6.8%	—	—	5.9%
Carlson Capital, L.P.(6)	3,129,160	5.9%	—	—	5.0%
FMR LLC(7)	2,935,300	5.5%	—	—	4.7%

*	Less than 1 percent.

(1)	Applicable percentage ownership is based on 53,188,905 shares of common stock outstanding as of March 16, 2015 for all stockholders.

(2)	Applicable percentage ownership is based on 62,099,139 shares of common stock outstanding as of March 16, 2015 after giving effect to the conversion of the 71,281.9038 outstanding shares of D Stock into 8,910,234 shares of common stock.

(3)	Certain of the information is based on information provided by the beneficial owners in the Schedule 13D/A filed with the SEC on April 9, 2014.

As of the record date, shares shown as beneficially owned by investment funds affiliated with Thomas H. Lee Partners, L.P. reflect an aggregate of the following record ownership: (i) 13,056,740 shares held by Thomas H. Lee Equity Fund VI, L.P.; (ii) 8,841,330 shares held by Thomas H. Lee Parallel Fund VI, L.P.; (iii) 1,544,404 shares held by Thomas H. Lee Parallel (DT) Fund VI, L.P.; (iv) 48,881 shares held by THL Equity Fund VI Investors (MoneyGram), LLC; (v) 45,950 shares held by THL Operating Partners, L.P.; (vi) 37,296 shares held by THL Coinvestment Partners, L.P.; (vii) 30,006 shares held by THL Managers VI, LLC (together with Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Fund VI Investors (MoneyGram), LLC, THL Operating Partners, L.P. and THL Coinvestment Partners, L.P., the “THL Funds”); (viii) 66,613 shares held by Putnam Investments Employees’ Securities Company III LLC (the “Putnam Fund”); and

(ix) 66,638 shares held by Great-West Investors, L.P. (the “Great-West Fund”). THL Holdco, LLC

is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the sole member of THL Equity Advisors VI, LLC, which is the general partner of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. and the manager of THL Equity Fund VI Investors (MoneyGram), LLC. Thomas H. Lee Partners, L.P. is the general partner of THL Operating Partners, L.P. and THL Coinvestment Partners, L.P. Thomas H. Lee Partners, L.P. is the managing member of THL Managers VI, LLC. The Putnam Fund and the Great-West Fund are co-investment entities of the THL Funds, and are contractually obligated to co-invest (and dispose of securities) alongside certain of the THL Funds on a pro rata basis. Voting and investment determinations with respect to the shares held by the THL Funds are made by the management committee of THL Holdco, LLC. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, LLC, and as such may be deemed to share beneficial ownership of the shares held or controlled by the THL Funds. Messrs. Thomas M. Hagerty, Seth W. Lawry and Ganesh B. Rao, as Board Representatives of the THL Funds, may be deemed to share beneficial ownership of the securities held or controlled by the THL Funds. Each of Messrs. Hagerty, Lawry, Rao, DiNovi and Sperling disclaims beneficial ownership of such securities. Putnam Investment Holdings, LLC (“Holdings”) is the managing member of the Putnam Fund. Holdings disclaims any beneficial ownership of any shares held by the Putnam Fund. Putnam Investments LLC, the managing member of Holdings, disclaims beneficial ownership of any shares held by the Putnam Fund. In addition to the stock owned directly and of record by the Great-West Fund, the Great-West Fund may be deemed to share dispositive and voting power over, and thus beneficially own, an additional 66,613 shares of our common stock. The Great-West Fund disclaims beneficial ownership of such shares. The address of each of the THL Funds and Messrs. Hagerty, Lawry, Rao, DiNovi and Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. The address of the Putnam Fund is c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109. The address of the Great-West Fund is 8515 East Orchard Road, Greenwood Village, CO 80111.

(4)	Certain of the information is based on information provided by the beneficial owners in the Schedule 13D/A filed with the SEC on April 4, 2014.

Beneficial ownership of The Goldman Sachs Group, Inc. encompasses the following: The Goldman Sachs Group, Inc. (“GS Group”), Goldman, Sachs & Co., GSCP VI Advisors, L.L.C. (“GSCP Advisors”), GSCP VI Offshore Advisors, L.L.C. (“GSCP Offshore Advisors”), GS Advisors VI, L.L.C. (“GS Advisors”), Goldman, Sachs Management GP GmbH (“GS GmbH”), GS Capital Partners VI Fund, L.P. (“GS Capital”), GS Capital Partners VI Offshore Fund, L.P. (“GS Offshore”), GS Capital Partners VI GmbH & Co. KG (“GS Germany”), GS Capital Partners VI Parallel, L.P. (“GS Parallel”), GS Mezzanine Partners V Onshore Fund, L.L.C. (“GS Mezzanine Onshore GP”), GS Mezzanine Partners V Institutional Fund, L.L.C. (“GS Mezzanine Institutional GP”), GS Mezzanine Partners V Offshore Fund, L.L.C. (“GS Mezzanine Offshore GP”), GS Mezzanine Partners V Onshore Fund, L.P. (“GS Mezzanine Onshore”), GS Mezzanine Partners V Institutional Fund, L.P. (“GS Mezzanine Institutional”), GS Mezzanine Partners V Offshore Fund, L.P. (“GS Mezzanine Offshore”), GSMP V Onshore US, Ltd. (“GSMP Onshore”), GSMP V Institutional US, Ltd. (“GSMP Institutional”), GSMP V Offshore US, Ltd. (“GSMP Offshore”), and Broad Street Principal Investments, L.L.C. (“Broad Street” and, together with the foregoing entities, the “Goldman Entities”).

GS Group is a Delaware corporation and bank holding company that (directly and indirectly through subsidiaries or affiliated companies or both) is a leading global investment banking securities and investment management firm. Goldman, Sachs & Co., a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange and other national exchanges. Goldman, Sachs & Co. also serves as the manager for GSCP Advisors, GSCP Offshore Advisors, GS Advisors, GS Mezzanine Onshore GP, GS Mezzanine Institutional GP and GS Mezzanine Offshore GP and the investment manager for GS Capital, GS Offshore, GS Germany and GS Parallel. Goldman, Sachs & Co. and Broad Street, a Delaware limited liability company, are wholly-owned, directly and indirectly, by GS Group. GSCP Advisors, a Delaware limited liability company, is the sole general partner of GS Capital. GSCP Offshore Advisors, a Delaware limited liability company, is the sole general partner of GS Offshore. GS Advisors, a Delaware limited liability company, is the sole general partner of GS Parallel and the managing limited partner of GS Germany. GS GmbH, a German company with limited liability, is the sole general partner of GS Germany. Each of GS Capital, a Delaware limited partnership, GS Offshore, a Cayman Islands exempted limited partnership, GS Germany, a German limited partnership, and GS Parallel, a Delaware limited partnership, was formed for the purpose of investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component. GS Mezzanine Onshore GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Onshore. GS Mezzanine Institutional GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Institutional. GS Mezzanine Offshore GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Offshore. GS Mezzanine Onshore, a Delaware limited partnership, is the sole shareholder of GSMP Onshore. GS Mezzanine Institutional, a Delaware limited partnership, is the sole shareholder of GSMP Institutional. GS Mezzanine Offshore, a Delaware limited partnership, is the sole shareholder of GSMP Offshore. Each of GSMP Onshore, GSMP Institutional, and GSMP Offshore, an exempted company incorporated in the Cayman Islands with limited liability, was formed for the purpose of investing in fixed income securities, equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions and in other financial instruments.

As of the record date, GS Group has shared voting and dispositive power over 8,950,366 shares of our common stock upon conversion of our D Stock; Goldman, Sachs & Co. has shared voting and dispositive power over 8,940,454 shares of our common stock upon conversion of our D Stock; GSCP Advisors has shared voting and dispositive power over 3,235,793 shares of our common stock issuable upon conversion of our D Stock; GSCP Offshore Advisors has shared voting and dispositive power over 2,691,419 shares of our common stock issuable upon conversion of our D Stock; GS Advisors has shared voting and dispositive power over 1,004,787 shares of our common stock issuable upon conversion of our D Stock; GS GmbH has shared voting and dispositive power over 115,000 shares of our common stock issuable upon conversion of our D Stock; GS Capital has shared voting and dispositive power over 3,235,793 shares of our common stock issuable upon conversion of our D Stock; GS Offshore has shared voting and dispositive power over 2,691,419 shares of our common stock issuable upon conversion of our Series D Stock; GS Germany has shared voting and dispositive power over 115,000 shares of our common stock issuable upon conversion of our D Stock; GS Parallel has shared voting and dispositive power over 889,787 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Offshore GP has shared voting power and dispositive power over 641,156 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Institutional GP has shared voting and dispositive power over 44,710 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Onshore GP has shared voting and dispositive power over 423,740 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Offshore has shared voting and dispositive power over 641,156 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Institutional has shared voting and dispositive power over 44,710 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Onshore has shared voting and dispositive power over 423,740 shares of our common stock issuable upon conversion of our D Stock; GSMP Offshore has shared voting and dispositive power over 641,156 shares of our common stock issuable upon conversion of our D Stock; GSMP Institutional has shared voting and dispositive power over 44,710 shares of our common stock issuable upon conversion of our D Stock; GSMP Onshore has shared voting and dispositive power over 423,740 shares of our common stock issuable upon conversion of our D Stock; and Broad Street has shared voting and dispositive power over 623,394 shares of our common stock issuable upon conversion of our D Stock.

The Goldman Entities disclaim beneficial ownership of such shares beneficially owned by (i) any client accounts with respect to which the Goldman Entities or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Entities act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Entities. Additionally, Goldman, Sachs & Co. or another broker dealer subsidiary of GS Group may, from time to time, hold shares of common stock acquired in ordinary course trading activities. The address of the Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282.

(5)

Certain of the information is based on information provided by the beneficial owners in Schedule 13G/A filed with the SEC on February 20, 2015. Abrams Capital Management, LLC, Abrams Capital Management, L.P. and David Abrams together beneficially own, and have shared voting and dispositive power over an aggregate of 3,634,477 shares of common stock. Abrams Capital Partners II, L.P. has shared voting power and shared dispositive power over 2,919,447 shares. Abrams Capital, LLC has shared voting power and shared dispositive power over 3,440,702 shares. The address for the beneficial owners is 222 Berkeley Street, 21st Floor, Boston, Massachusetts 02116.

(6)	Certain of the information is based on information provided by the beneficial owners in Schedule 13G filed with the SEC on February 10, 2015. Carlson Capital, L.P., Asgard Investment Corp., Asgard Investment Corp. II and Clint D. Carlson have shared voting and dispositive power over 3,129,160 shares and may be deemed to beneficially own 3,129,160 shares. The address for the beneficial owners is 2100 McKinney Avenue, Suite 1800, Dallas, Texas 75201.

(7)	Certain of the information is based on information provided by the beneficial owners in Schedule 13G filed with the SEC on February 13, 2015. FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson have sole dispositive power over 2,935,300 shares and may be deemed to beneficially own 2,935,300 shares. Fidelity Management & Research Company has voting power over 2,935,300 shares and may be deemed to beneficially own 2,935,300 shares. The address for the beneficial owners is 245 Summer Street, Boston, Massachusetts 02210.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of March 16, 2015 (except where otherwise noted therein) concerning beneficial ownership of our common stock by each director and director nominee, the Company’s named executive officers (the “Named Executives”) and all of our directors and executive officers as a group. None of these individuals owns shares of D Stock. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below may total more than 100 percent.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)(2)	Percent of Common Stock(3)
J. Coley Clark	24,327	*
Victor W. Dahir	24,327	*
Antonio O. Garza	18,217	*
Thomas M. Hagerty(4)(5)	—	*
Seth W. Lawry(4)	—	*
Pamela H. Patsley	1,047,651	2.0%
Ganesh B. Rao(4)	—	*
W. Bruce Turner	30,749	*
Peggy Vaughan	9,604	*
W. Alexander Holmes	117,967	*
F. Aaron Henry	56,878	*
Carl Scheible	70,685	*
J. Lucas Wimer	118,839	*
All Directors and Executive Officers as a Group (20 persons total)(6)	1,868,078	3.5%

*	Less than 1 percent.

(1)	Includes 7,931 shares underlying RSUs for each of the following: Messrs. Clark, Dahir, Garza and Turner, and 9,604 shares underlying RSUs for Ms. Vaughan, in each case vesting within 60 days of March 16, 2015.

(2)	Includes shares underlying options exercisable within 60 days of March 16, 2015, as follows: Ms. Patsley – 992,045 shares; Mr. Holmes – 107,251 shares; Mr. Henry – 49,180 shares; Mr. Scheible – 56,236 shares; and Mr. Wimer – 113,292 shares.

(3)	Applicable percentage ownership is based on 53,188,905 shares of common stock outstanding as of March 16, 2015.

(4)	Each of Messrs. Hagerty, Lawry and Rao is a Board Representative of THL. The total shares represented for each Board Representative does not include 23,737,858 shares of common stock held by funds affiliated with THL. Each of Messrs. Hagerty, Lawry and Rao disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please see footnote (3) to the “Security Ownership of Certain Beneficial Owners” table above for more information regarding such shares of common stock.

(5)	Mr. Hagerty has informed the Company that he will not stand for re-election at the 2015 annual meeting of stockholders.

(6)	Includes: 1,626,787 shares underlying options exercisable within 60 days of March 16, 2015; approximately 127 shares held in the 401(k) plan or an IRA or trust, for which participants have shared voting power and sole investment power, as of March 16, 2015; and an aggregate of 41,328 shares underlying RSUs vesting within 60 days of March 16, 2015 held by our non-employee directors other than the Board Representatives as described in footnote (1) above. Does not include 23,737,858 shares of common stock held by funds affiliated with THL.

HUMAN RESOURCES AND NOMINATING COMMITTEE REPORT

The Human Resources and Nominating Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis section that follows and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted,

J. Coley Clark (Chair)

Seth W. Lawry

Antonio O. Garza

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Compensation Philosophy

Our executive compensation program is designed to attract, motivate and retain top executive and managerial talent, and to reward our executives and managers for delivering results that are expected to build sustainable long-term value for our stockholders. The overall program is designed to be competitive with similar companies on the basis of industry focus, scope of operations and size, as well as the competitive marketplace for talent, We have created a compensation program that includes short-term and long-term components, cash and equity elements and fixed and performance-contingent payments that we believe:

—	Supports our performance-based approach to compensation to foster a goal oriented, highly motivated management team;

—	Provides an incentive for retention of key management members who are critical to the success of the long-term investments we are making in our business and our future growth initiatives; and

—	Improves organizational excellence and aligns our executives’ objectives with those of our stockholders.

Based on this philosophy, we give substantial weight to performance-based compensation by making a significant portion of our executive officers’ total compensation “at-risk” and based on the achievement of our corporate goals, which we believe aligns our executive officers’ interests with those of our stockholders. The details of our current executive compensation programs are set forth later in this Compensation Discussion and Analysis.

Overview of Our Business

MoneyGram is a leading global money transfer and payment services company operating in approximately 350,000 agent locations in more than 200 countries and territories. Our products include global money transfers, bill payment services, money order services and official check processing. As an alternative financial services provider, we target customers who are generally unbanked or underbanked consumers. We primarily offer services through third-party agents, including retail chains, independent retailers, post offices and financial institutions. We have Company-operated retail locations in the U.S. and Western Europe. We are an innovator in the industry and are diversifying our core money transfer revenue through new channels, such as online, mobile, kiosks and other self-service channels.

2014 Performance Highlights

In 2014, MoneyGram, and the money transfer industry in general, faced significant economic challenges and industry changes. Our 2014 financial performance was impacted by competitive action in the U.S. to U.S. corridor and our decision to reduce prices in that corridor in the second half of the year. In addition, the devaluation of major foreign currencies against the U.S. dollar, lower commodity prices, generally soft economic conditions and continued regulatory pressures affecting the money transfer industry impacted our results.

Although these challenges pressured our financial results, we continued to exhibit strong performance in many areas of our business. During 2014, we also made substantial long-term investments in our business, including investments in marketing and global consumer acquisition strategies. We launched our global transformation program to increase our long-term competitiveness and position us for the future. The global transformation program consists of three components, including reducing our cost base, enhancing our compliance programs and growing our self-service channels. We estimate that the reorganization and restructuring component of the program will generate annualized pre-tax savings of approximately $20 million on a run-rate basis at the end of 2015. We spent $49 million as part of our compliance enhancement program during the year, and continue to estimate total cash outlays for compliance enhancement at $80 to $90 million for 2014 through 2016. We also invested in new products and channels, particularly in self-service solutions such as kiosks, account deposit and MoneyGram Online. As a result of these investments, we believe we are well-positioned to capitalize on the opportunities for top and bottom line growth. Some of our key performance highlights in 2014 included the following:

—	Total revenue was $1,454.9 million in 2014, a decrease of 1 percent on a reported and constant currency basis compared to the prior year.

—

Self-service money transfer transactions increased by 48 percent during 2014 and revenue from self-service transactions increased 35 percent over the prior year, representing 8 percent of all money transfer fee and other revenue.

—	MoneyGram Online transactions increased by 34 percent, and revenue was up 26 percent over 2013.

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Adjusted EBITDA was $277.2 million during 2014, a decrease of 6 percent on a reported basis and 8 percent on a constant currency basis. Adjusted EBITDA margin (Adjusted EBITDA divided by total revenue) was 19.1 percent. Pre-tax income was $72.6 million during 2014, a decrease of 15 percent from 2013.

—

U.S. outbound transactions increased 15 percent during 2014; non-U.S. send transactions increased 10 percent during 2014, which accelerated during the fourth quarter to 12 percent; and U.S. to U.S. sends excluding transactions originated at Walmart increased 10 percent during 2014.

—

We expanded the number of our agent locations to more than 350,000, an increase of 4 percent over 2013, and we have secured long-term relationships with eight of our top ten agents globally through the first quarter of 2017 or beyond.

—	We launched a new pricing strategy in the United States and Puerto Rico, delivering even greater value to our consumers, and repositioned our U.S. to U.S. business for future growth.

—

We continued to transform the customer experience by enhancing self-service functionality, including introducing touch screen kiosks throughout the United States and other select markets; continually enhancing the functionality of MoneyGram Online; and expanding account deposit services, which enable customers to send funds directly into bank accounts, in select markets such as India, China and Mexico, three of the largest remittance markets in the world.

See page 42 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for reconciliation of Adjusted EBITDA discussed above to the related GAAP financial measures.

Summary of 2014 Executive Compensation

In 2014, our Named Executives were Pamela H. Patsley, W. Alexander Holmes, F. Aaron Henry, Carl Scheible and J. Lucas Wimer. The following lists key compensation highlights and decisions for our Named Executives in 2014:

—

Approximately 87 percent of total target compensation, with respect to our Chief Executive Officer, or CEO, and between 74 percent and 76 percent of total target compensation, with respect to our other Named Executives, is variable and tied to achievement of internal performance targets (in each case, excluding the one-time cash retention awards described below).

—

Base salaries for the Named Executives other than W. Alexander Holmes, who assumed additional responsibilities during the year, were held flat from the prior year or increased no more than 4.9 percent from 2013 to 2014. See “2014 Compensation Review and Decisions—Base Salary.”

—

Our Company performance was below internal performance targets, and therefore funding for the annual cash incentive plan was 50 percent of the target level. See “2014 Performance” and “2014 Compensation Review and Decisions—Annual Cash Incentive Awards.”

—

Under our annual long-term incentive program, we granted long-term equity awards that link the interests of our executives with those of our stockholders. For 2014, the long-term incentive awards were 50 percent time-based RSUs and 50 percent performance-based RSUs. See “2014 Compensation Review and Decisions—Long-Term Incentives.”

—

An aggregate of $8.4 million in cash retention awards was granted to senior management, including certain of our Named Executives, which vests in three installments over a 25 month period, to promote retention. See “2014 Compensation Review and Decisions—Cash Retention Award.”

—

A modification was made to the performance conditions applicable to the contingent performance awards granted in February 2013 to better align the performance goals to the current industry conditions with a focus on retention and Company performance. See “2014 Compensation Review and Decisions—2013 Contingent Performance Awards.”

Executive Compensation Philosophy and Program Design

MoneyGram and the Board are committed to ensuring that the executive compensation program is effectively designed to attract, motivate, and retain top executive and managerial talent. We give substantial weight to performance-based compensation by making a significant portion of our executive officers’ total compensation “at-risk” and based on the achievement of our corporate goals.

Our compensation program has been designed with the following objectives in mind:

Overall Objectives

—  Motivate our executives to:

—  Perform at a high level with the utmost integrity and accountability.

—  Support growth and long-term value creation for our stockholders.

—  Align the interests of our executives with those of our stockholders.

—  Position the Company to compete effectively in recruiting high-caliber, experienced leaders instrumental to the Company’s long-term success.

—  Support the retention of the Company’s executives who are critical to executing the Company’s strategy for value creation.

—  Discourage excessive and imprudent risk-taking and encourage legal and regulatory compliance consistent with our business model and strategies.

Pay Mix Objectives

—  Pay our employees (1) competitively relative to the marketplace for talent in which we operate and (2) equitably relative to one another based on job scope and impact, the capabilities and experiences they possess and the performance they demonstrate by:

—  Providing a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to retain our key executives and reward the achievement of annual and long-term performance in light of the current industry and regulatory environment.

Pay-For- Performance Objective

—  Provide a strong link between pay and performance by:

—  Ensuring our compensation programs are consistent with, and supportive of, our short- and long-term strategic, operating and financial objectives.

—  Placing a significant portion of our executives’ compensation at risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set annually by the HRNC.

—  Encouraging balanced performance by employing multiple performance measures.

—  Applying judgment and reasonable discretion in making compensation decisions to avoid relying solely on formulaic program design, taking into account the current industry and regulatory environment.

Key Features of the Executive Compensation Program

Consistent with our philosophy, it is MoneyGram’s goal to maintain an executive compensation program that is competitive, rooted in the principles of pay-for-performance and that conforms to best practices in executive compensation and corporate governance. To this end, the HRNC routinely evaluates our practices and programs with respect to executive compensation in an effort to identify any opportunities for improvement that might exist. The Company’s practices and programs include the following key features, each of which reinforces our executive compensation philosophy and objectives:

No Excise Tax Gross-Ups	In 2013, the Company eliminated all legacy compensation provisions that would have allowed for excise tax gross-ups; the Company also does not plan to provide excise tax gross-ups in the future.

No Liberal Share Recycling	At the 2013 annual meeting of stockholders, the 2005 Omnibus Incentive Plan, which we refer to as the 2005 Plan, was amended to eliminate “liberal share recycling,” or the reuse of those shares withheld in full or partial payment of the exercise price relating to an award or in connection with the satisfaction of tax obligations relating to an award.

Equity Grant Guidelines	Taking into consideration the need to define annual long-term incentive opportunities for our executives, the Company has adopted a methodology for making annual equity grants. Since 2013, the Company has adhered to regular, annual grant guidelines, which guidelines have been reviewed and approved by the HRNC from time to time, but at least annually, as appropriate. It is further anticipated that these grant guidelines will aid the Company in managing the rate at which it issues equity to its executives over the longer-term.

Clawback Policy	The Company may recover incentive compensation paid to an executive officer if it is later determined that the executive engaged in misconduct, acted in a manner contrary to the Company’s interest or breached a non-competition agreement. The Company has also included in its bonus plan a provision that allows the Company to “recoup” or “clawback” prior bonuses from certain executives who have later been determined to have responsibility for compliance failures. Pursuant to the DPA, our bonus plan provides that certain executives, including the Named Executives, will be rated on their success in meeting the Company’s compliance obligations, with a “failing” score in compliance rendering such executive ineligible for any bonus for that year.

Stock Ownership Guidelines	Effective in 2013, the Company introduced Stock Ownership Guidelines applicable to senior level executives as well as to our non-employee directors. We fundamentally believe that stock ownership guidelines serve to align the interests of management and non-employee directors with those of our stockholders by requiring executives and directors to acquire and maintain a meaningful equity position in the Company, which, in turn, supports the Company’s objective of building long-term stockholder value.

Prohibition on Pledging and Hedging	The Company’s insider trading policy prohibits the Company’s executive officers and directors from pledging the Company’s securities or engaging in certain forms of hedging or short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities. We also prohibit certain employees, officers and directors from pledging MoneyGram securities as collateral for loans (including margin loans).

Significant Portion of Total Compensation is Variable and Performance-Based	Other than the cash retention award granted in December 2014, greater than 87 percent of CEO’s total direct compensation and between 74 and 76 percent of the other Named Executive’s total direct compensation in 2014 was variable and dependent upon performance of both the individual and the Company. The HRNC employs a framework to assess our performance on an absolute basis relative to our goals and objectives, which goals are designed to support our Board-approved business and financial plans; and on our progress against strategic initiatives.

Maximum Compensation Limits	All of our incentive plans provide for maximum payout limits or “caps.”

Annual Risk Assessment	At least annually, the HRNC performs a risk assessment of our executive compensation arrangements to assess the relationship between the Company’s risk management policies and practices and our compensation program and to ensure that our program does not motivate our executives to take excessive or unnecessary risks.

Equity Awards with Performance and Service Based Vesting	Our long-term incentive awards include (i) time-vested RSUs, which promote long-term retention; (ii) performance-vested RSUs, which are granted contingently and earned only on the basis of achieving certain performance targets over the specified performance periods; and (iii) stock options, which deliver value only to the extent that our stock appreciates in value between the grant and exercise dates, ensuring that our executives benefit only if our stockholders benefit.

Snapshot: How Compensation Is Delivered To Our CEO And Named Executives (Pay Mix)

Total direct compensation of our Named Executives for 2014 is comprised of the following:

	CORE COMPENSATION ELEMENT	UNDERLYING PRINCIPLE	DESCRIPTION
Fixed Compensation	Base Salary	To provide a competitive level of fixed compensation that serves to attract and retain high-caliber talent and is predicated on responsibility, skills and experience.	Base salaries are generally reviewed annually and may be modified on the basis of merit, promotion, internal equity considerations and/or market adjustments.

Variable Compensation	Annual Incentive Award	To reward achievement of corporate, business unit (where applicable) and individual Named Executive goals and contributions to the Company.	Based on objective performance metrics, but also allows the HRNC to apply discretion in considering quantitative and qualitative performance. Annual incentive awards are delivered to our Named Executives in cash.

	Long-Term Incentive Award	To promote the recruitment and retention of our Named Executives, to reward performance that drives stockholder value creation and to align the interests of our management team with those of our stockholders.	Long-term incentive awards are delivered to our Named Executives in a combination of time-vested RSUs and performance-vested RSUs (and, prior to 2014, stock options).

Say-On-Pay and Say-When-On-Pay Advisory Votes

At our annual meeting of stockholders in May 2014, our stockholders were provided the opportunity to cast a non-binding advisory vote on executive compensation (a “say-on-pay” vote).Through this say-on-pay vote, in which we received approximately 94 percent approval, our stockholders reaffirmed their strong support for our executive compensation program and practices. Following the say-on-pay vote, the HRNC considered the results of this vote and concluded that the Company’s executive compensation program provides a competitive pay-for-performance package that effectively incentivizes our Named Executives and encourages long-term retention. As such, no significant changes were made to the program as a result of the vote. At our annual meeting of stockholders in May 2011, we conducted a non-binding advisory vote on the frequency of future say-on-pay votes (a “say-when-on-pay” vote), and approximately 90 percent of votes were cast in favor of the Company holding a say-on-pay vote once every three years. Our next say-on-pay and say-when-on-pay votes will be conducted at the 2017 annual meeting of stockholders.

Role of the Human Resources and Nominating Committee

Structure of the HRNC:    Currently, the HRNC consists of three members of the Board, two of whom qualify as independent under Nasdaq listing standards, including the Chairman of the HRNC. As a controlled company with a single class of common stock, we believe that the HRNC’s composition is representative of the composition of our current Board. We do recognize the value of independent perspectives on the Board, however, and as such, all of the independent members of our Board, including the independent members of the HRNC, meet regularly in executive session. In 2014, the HRNC held six meetings, all of which ended with executive sessions without management present.

Decision Making:    The primary goal of the HRNC is to assist the Board in fulfilling its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation philosophy, strategy and programs. In discharging its duties, the HRNC works very closely with its independent consultant, LB&Co., and management, to examine pay and performance matters throughout the year. In determining the compensation of the Named Executives other than the CEO, the HRNC considers the recommendations of the CEO, which are based primarily on Company and individual performance as well as competitive market data.

The HRNC’s Performance Review & Measurement Process:

Responsibilities: The HRNC has responsibility for the following in regard to MoneyGram’s compensation program and policies, and discharges its duties annually, carefully considering each of the tasks set forth below.

Executive Compensation Matters	— Assisting the Board in fulfilling its oversight responsibilities related to setting, implementing and monitoring the Company’s overall compensation philosophy, strategy and program.
— Setting the corporate goals and objectives for our CEO and for reviewing, at least annually, our CEO’s performance in light of those goals and objectives.

—  Reviewing and approving the compensation of our CEO as well as that of our Named Executives (i.e. base salaries, annual incentives and long-term incentives), including individual arrangements, and/or other benefits and perquisites. The CEO is not present during voting or deliberations on her compensation.

— Obtaining from the full Board ratification of the compensation of our CEO.

—  Reviewing, designing and recommending the adoption of all executive compensation plans and administering those plans, as appropriate.

—  Reviewing and approving grants of equity compensation to all employees and establishing the policies and procedures governing those grants; the HRNC has delegated to our CEO and chief human resources officer the authority to approve recruitment and retention grants of equity compensation to non-executive officers. The HRNC will obtain full Board ratification of any equity grants to our CEO.

—  Assisting in the preparation of and reviewing the Company’s disclosures made in the CD&A, and making a recommendation to the Board regarding its inclusion in the Company’s proxy statement and Annual Report on Form 10-K to be filed with the SEC.

—  Reviewing and recommending to the Board the adoption of any employee benefit plans including, when applicable, any amendments to such plans.

—  Approving any discretionary contributions, if any, to 401(k) plan or similar qualified pension plans.

—  Reviewing the Company’s management succession plans for key executive positions.

—  Reviewing and approving all employment agreements, severance agreements, change in control provisions and agreements and any special/supplemental benefits to our Named Executives.

— Determining the appropriateness of the stock ownership guidelines for our CEO, other Named Executives and directors, and for monitoring compliance with any such guidelines.

—  Reviewing the risk assessment of the Company’s compensation arrangements and discussing, at least annually, the relationship between risk management policies and practices and executive compensation at MoneyGram.

—  Advising the Board regarding the say-on-pay and say-when-on-pay advisory votes required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and considering the results of the most recent vote on executive compensation when determining compensation policy and making compensation decisions.

—  Retaining and obtaining the advice of one or more compensation consultants as it deems necessary to discharge its duties and responsibilities, evaluating any conflicts of interest that may exist in accordance with Regulation S-K and considering the independence of any consultants chosen, as required under the Dodd-Frank Act and applicable Nasdaq listing requirements.

Corporate Governance Matters

—  Assisting the full Board in its efforts to identify prospective Board members; retaining or obtaining the advice of any search firm as it deems necessary to aid in the identification of director candidates.

— Recommending to the Board those director nominees for election by the stockholders at the annual stockholders’ meeting.
— Developing and recommending for adoption (or revision) the Company’s Corporate Governance Guidelines.
— Assisting the Board in fulfilling its obligations relating to the compensation of the Company’s Directors.
— Leading the Board in its annual review/self-appraisal, including conducting the HRNC self-appraisal.
— Reviewing and making recommendations regarding the composition and size of the Board.
— Recommending to the full Board the chairpersons and membership of each Committee of the Board.
— Making regular reports to the Board on all matters concerning executive compensation and corporate governance.

Other Matters	— Making regular reports to the Board.
— Reviewing and assessing the adequacy of the HRNC charter at least annually, and recommending any changes to the Board for approval.
— Performing other such duties, and making such reports, as the Board may reasonably request from time to time, or as the HRNC may deem appropriate.
— Forming and delegating authority to subcommittees when appropriate and unanimously approved by the HRNC.

The Charter of the HRNC is available online at: http://ir.moneygram.com/corporate-governance.cfm.

Performance Review:    In 2014, the HRNC’s review process considered a variety of factors in determining base salary levels, annual incentive opportunities and long-term incentive opportunities for incumbent executives, including, among others, performance, potential, position, scope and market rates.

Role of the Compensation Consultant

The HRNC engaged LB&Co. for 2014 as MoneyGram’s independent compensation consultant to assist and advise the HRNC on all aspects of the Company’s executive and director compensation programs and corporate governance. LB&Co. attended or participated by teleconference in all meetings of the HRNC in 2014. MoneyGram paid fees of approximately $250,000 to LB&Co. in 2014 relating to these matters, and LB&Co. provided no other services to MoneyGram. The services that LB&Co. provides to the HRNC include:

—	Reviewing and advising regarding the Company’s compensation philosophy, strategy and program.

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Providing advice and counsel on best practices in compensation and corporate governance, and keeping the Company and the HRNC apprised of trends, developments, legislation and regulations affecting executive and director compensation.

—	Providing and analyzing competitive market compensation data.

—	Analyzing the effectiveness of executive compensation programs and making recommendations, as appropriate.

—	Assisting in the design and negotiation of executive employment agreements, as applicable.

—	Analyzing the appropriateness of the Compensation Peer Group.

—	Conducting a risk assessment of the Company’s incentive compensation plans and programs at least annually and making recommendations, as appropriate.

—	Evaluating how well our compensation programs adhere to the philosophies and principles stated in this CD&A.

—	Providing advice and counsel on directors’ compensation.

Compensation Consultant Conflict Of Interest Assessment: As required by rules adopted by the SEC under the Dodd-Frank Act, the HRNC assessed all relevant factors and determined that the work of LB&Co. did not raise any conflict of interest in 2014. In making this determination, the HRNC considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act.

Role of the Chief Executive Officer

The HRNC determines the compensation of the CEO without management input, but is assisted in this determination by LB&Co. and reviews its determination with the non-employee members of the Board. Terms of the employment agreement with the CEO are approved by the non-employee members of the Board, after considering the recommendation of the HRNC.

In making determinations regarding compensation for other Named Executives, the HRNC considers the recommendations of the CEO and the input received from LB&Co. The CEO recommends compensation, including the compensation provisions of employment agreements for those who have them, for Named Executives other than herself and for all others whose compensation is determined by the HRNC. In making these recommendations, the CEO evaluates the performance of each executive, considers each executive’s responsibilities and compensation in relation to other officers of the Company, and considers publicly available information regarding the competitive marketplace for talent and information provided to her by the Company and information provided to the HRNC by LB&Co.

Mitigation of Excessive Risk-Taking

The HRNC oversees the Company’s executive compensation program, including the design of the program and whether it appropriately balances risk taking and short- and long-term incentives. The HRNC meets periodically to review the risk assessment of the Company’s compensation arrangements, and reviews and discusses (at least annually) the relationship between risk management policies and practices and compensation. Key factors in mitigating any risks associated with the Company’s compensation programs and practices are outlined below. The HRNC may also consider recommendations from the Compliance and Ethics Committee regarding risks and risk mitigation.

Balanced Weighting of Performance Metrics in Incentive Compensation Programs

The MoneyGram International, Inc. Performance Bonus Plan, referred to herein as the annual cash incentive plan, and the 2005 Plan use a balanced weighting of multiple performance measures and metrics to determine incentive payouts to our executives and managers. This discourages excessive risk-taking by eliminating any inducement to over-emphasize one goal to the detriment of others. The awards to our Named Executives under the annual cash incentive plan and the long-term incentive plan are discussed in detail on pages 53 to 55.

Stock Ownership Guidelines for Executives

The Company believes that ownership guidelines serve to align the interests of management with those of stockholders by requiring executives to acquire and maintain a meaningful equity position in the Company, which, in turn, supports the Company’s objective of building long-term stockholder value. Furthermore, the Company believes that ownership of equity mitigates the risk of executive actions that could potentially damage or destroy equity value.

The Company has adopted the following Stock Ownership Guidelines, which were implemented in 2013, for our senior-most executives who are also participants under the 2005 Plan:

POSITION	OWNERSHIP GUIDELINE
CEO	5x Base Salary
EVPs	3x Base Salary

Each covered officer is expected to achieve these levels of ownership within the later of five years of the implementation of the ownership guidelines or their first becoming eligible to participate in the 2005 Plan. Additionally, if an executive receives a promotional salary increase during this time, the HRNC, in its discretion, may extend that executive’s time to meet the ownership requirements by one year. Failure to meet or, in certain circumstances, to show sustained progress toward meeting, the above ownership guidelines may result in a reduction in future long-term incentive equity grants, and/or payment of future annual and/or long-term cash incentive payouts in the form of equity, at the discretion of the HRNC.

To determine the value of each officers’ equity ownership, and for the purposes of satisfying the ownership guidelines, the following forms of equity will be included in the value calculation: shares owned by the executive, his or her spouse and/or minor children, whether owned outright or in trust; any time-based restricted stock or RSUs awarded; any vested, in the money stock options or vested performance-based RSUs; and any stock held for the incumbent’s benefit in any pension or 401(k) plans.

Policy Regarding Trading in Company Stock

We maintain policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules. The Company’s policies and procedures also prohibit certain employees, officers and directors from engaging in certain forms of hedging or short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities. We also prohibit certain employees, officers and directors from pledging MoneyGram securities as collateral for loans (including margin loans).

Clawback Policy

The Company’s incentive compensation award agreements and annual cash incentive plan provide that the HRNC may seek reimbursement of incentives paid or stock options and restricted stock/RSU proceeds provided to a Named Executive or other executive if it is later determined that the Named Executive or other executive engaged in misconduct, acted in a manner contrary to the Company’s interest or breached a non-competition agreement. To date, the HRNC has not exercised this right with respect to any plan award previously paid.

The Company has also adopted a clawback policy, which provides that:

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Certain executives, including the Named Executives, will be rated on his or her success in meeting the Company’s compliance obligations, with a “failing” score in compliance rendering an executive ineligible for any bonus for that year.

—	Under the annual cash incentive plan, the Company may “recoup” or “clawback” prior bonuses from executives who have later been determined to have contributed to compliance failures.

Peer Group Selection and Competitive Benchmarking

Our executive compensation program is designed to reward achievement of goals and to attract, retain and motivate our leaders in a competitive talent market. The HRNC examines the executive compensation of a group of peer companies (our Compensation Peer Group) to stay current with market pay practices and trends, and to understand the competitiveness of our total compensation and its various elements. The HRNC reviews at least annually the Compensation Peer Group to confirm that it includes companies that are comparable to MoneyGram on the basis of industry focus, scope of operations, size (based on revenues) and the competitive marketplace for talent. We use this data solely for informational purposes and do not target a specific percentile or make significant pay decisions based on market data alone. Although we believe this information can be helpful, we recognize that benchmarking is not always reliable and is subject to significant change from one year to the next – particularly for companies in the financial services industry. As a result, we use both Company and individual performance as a primary driver of pay levels, as opposed to market data.

The following 21 companies comprised the 2014 Compensation Peer Group:

ACI Worldwide, Inc.	Equifax Inc.	Lender Processing Services, Inc.
Acxiom Corporation	Euronet Worldwide, Inc.	TeleTech Holdings, Inc.
Alliance Data Systems Corporation	Fidelity National Information Systems, Inc.	Total System Services, Inc.
Broadridge Financial Solutions, Inc.	Fiserv, Inc.	Verifone Systems, Inc.
Convergys Corporation	Genpact Limited	The Western Union Company
CoreLogic, Inc.	Global Payments, Inc.
DST Systems, Inc.	Heartland Payment Systems, Inc.
The Dun & Bradstreet Corporation	Jack Henry & Associates, Inc.

2015 Compensation Peer Group:    For the 2015 compensation review, the HRNC removed Lender Processing Services, Inc. from the Compensation Peer Group, based on its recent acquisition by Fidelity National Financial. The HRNC also added Vantiv, Inc. to the Compensation Peer Group because of its comparable business.

The following 21 companies comprise the 2015 Compensation Peer Group:

ACI Worldwide, Inc.	Equifax Inc.	TeleTech Holdings, Inc.
Acxiom Corporation	Euronet Worldwide, Inc.	Total System Services, Inc.
Alliance Data Systems Corporation	Fidelity National Information Systems, Inc.	Vantiv, Inc.
Broadridge Financial Solutions, Inc.	Fiserv, Inc.	Verifone Systems, Inc.
Convergys Corporation	Genpact Limited	The Western Union Company
CoreLogic, Inc.	Global Payments, Inc.
DST Systems, Inc.	Heartland Payment Systems, Inc.
The Dun & Bradstreet Corporation	Jack Henry & Associates, Inc.

2014 Performance

MoneyGram faced several significant economic challenges in 2014. The devaluation of many major foreign currencies against the U.S. dollar, lower commodity prices and generally soft economic conditions represented significant headwinds during the year. In addition, regulatory pressures affecting the money transfer industry continue to impact our operations.

The competitive environment in the money transfer industry also underwent significant changes during 2014. In particular, in April 2014, Wal-Mart Stores, Inc. (“Walmart”), our largest agent, introduced a white label money transfer service allowing customers to transfer up to $900 per transaction between its U.S. store locations. This new service decreased industry pricing in the U.S. to U.S. corridor and adversely impacted our money transfer volume, particularly at Walmart stores. In response to these industry changes, we reduced our pricing throughout the U.S. to U.S. market on October 31, 2014. While Walmart remains a key strategic partner, the introduction of the white label service and resulting pricing pressure in the industry reduced our business generated at Walmart locations from 27 percent of our total fee and investment revenues during 2013 to 19 percent during the fourth quarter of 2014.

Notwithstanding these challenges and industry changes, we continued to exhibit strong results in many areas of our business. We generated $1,454.9 million of revenue, $277.2 million of Adjusted EBITDA and $50.0 million of Adjusted Free Cash Flow during 2014. We continue to see growth in money transfers, or sends, originating outside of the United States. U.S. outbound transactions also exhibited strong growth during the year, particularly in the key U.S. to Mexico corridor. Non-U.S. sends and U.S. outbound transactions increased 10 percent and 15 percent, respectively, during 2014. Further, despite changes in the competitive conditions in the U.S. to U.S. corridor, we achieved 10 percent growth in U.S. to U.S. sends excluding transactions originated at Walmart. See page 49 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow discussed above and below to the related GAAP financial measures.

We also made substantial investments in our business that position us well to capitalize on the opportunities for growth and operating efficiencies. These investments include significant investments in marketing and global consumer acquisition strategies. We also strengthened our operations by launching a strategic restructuring program, investing in new products and channels, with a focus on self-service solutions, and continuing to invest in our global compliance program to ensure that we are at the forefront of the industry. We launched our Global Transformation Program, which includes operational improvements that we estimate will generate annualized pre-tax savings of approximately $20 million on a run-rate basis at the end of 2015. We continued to develop new products, including self-service kiosks, which we rolled out in CVS Health stores throughout the United States. During the year, self-service transactions and related revenue increased 48 percent and 35 percent, respectively. We expanded our account deposit service, which now allows deposits to bank accounts in India, China, Mexico and the Philippines, the four largest remittance receive markets in the world. We also continued to enhance MoneyGram Online, which exhibited strong transaction growth of 34 percent and revenue growth of 26 percent during the year. We continued to invest in our agent network, growing our base to over 350,000 agents worldwide at the end of 2014, or roughly 4 percent growth year-over-year. We also secured long-term relationships with eight of our top ten agents globally through the first quarter of 2017 or beyond.

We believe that the Company is well-positioned and that our investments during this challenging period will help return the Company to both top and bottom line growth. During 2014, the economic and industry challenges described above affected our overall performance with respect to the performance measures for the year applicable to certain compensatory arrangements. The HRNC assessed the 2014 performance of the Company by evaluating the financial results and operating achievements described above in addition to the original performance goals established at the beginning of 2014. In certain cases described below, the HRNC exercised discretionary authority to make compensation decisions that reflect the changes experienced during the year and to encourage performance and retention of management during an important period for the Company. See “2014 Compensation Review and Decisions” below.

CEO Performance and Pay At-A-Glance

The HRNC evaluated the strong leadership of our CEO, Ms. Patsley, throughout a challenging year. Ms. Patsley took a number of actions throughout 2014 that helped MoneyGram deliver profitable results, despite the continuing economic and industry challenges faced by the Company. Among other things, under Ms. Patsley’s leadership in 2014, the Company:

—	Achieved $277.2 million Adjusted EBITDA and $72.6 million pre-tax income during the year;

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Continued to enhance its compliance program by building upon a strong team of compliance professionals, implementing new systems and increasing agent oversight, which we believe is a strong foundation for future growth;

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Invested in areas critical to long-term growth, including self-service solutions such as kiosks, account deposit and MoneyGram Online, brand value, and our settlement engine and technology infrastructure;

—	Focused on ensuring future competitiveness by launching and executing on the global transformation program;

—	Renewed key agent relationships, as a result of which eight of our top ten agents are secured through the first quarter of 2017 or beyond; and

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Engaged with government agencies, regulators, banks and legislators to ensure that they are aware of the challenges facing our industry during a period of de-risking in the banking industry and other regulatory challenges.

The HRNC assessed Ms. Patsley’s 2014 compensation consistent with our overall compensation philosophy. In light of the achievements above and the existing commercial environment during the year, the HRNC determined that total direct compensation of $7.2 million was the appropriate level of compensation for Ms. Patsley for the 2014 year. “Total direct compensation” for these purposes is comprised of base salary, annual cash incentive award and the grant date value of long-term incentive awards. Ms. Patsley’s total direct compensation for 2014 represents an increase of 24 percent over 2013, when her base salary, annual incentive award and long-term incentive grant date value totaled $5.8 million. As indicated by the chart below, Ms. Patsley’s base salary remained flat relative to 2013, and her annual incentive award payout decreased for 2014. The increase in Ms. Patsley’s compensation in 2014 was driven primarily by an increase in the grant date value of her long-term equity incentive award in 2014. The long-term equity incentive award in 2014 increased as a result of the Company’s new annual grant guidelines for all of its Named Executives approved in 2014 as part of the Company’s regular, annual review of the equity grant guidelines. As a result, the increase in total direct compensation is attributable to incentive-based, or variable, compensation, which went from 84 percent of Ms. Patsley’s total direct compensation in 2013 to 87 percent of her total direct compensation in 2014.

Ms. Patsley’s Total Direct Compensation ($ Thousands)

In addition, in December 2014, Ms. Patsley was granted a cash retention award (discussed below), with a grant date value of $3.3 million. As described below, the retention award was awarded to certain key members of management to encourage long-term retention at a time of industry uncertainty. This award will vest and become payable in three tranches, with 25 percent of the award becoming payable on the 12-month anniversary of the date of grant, 25 percent of the award becoming payable on the 18-month anniversary of the date of grant and 50 percent of the award becoming payable on the 25-month anniversary of the date of grant. See “2014 Compensation Review and Decisions—2014 Cash Retention Award” below. Amounts shown in the table above do not reflect the cash retention award because it is a one-time award that is payable in subsequent periods.

2014 Compensation Review and Decisions

As discussed above under “—Peer Group Selection and Competitive Benchmarking”, we base our annual compensation decisions upon Company and individual performance as it relates to our goals and objectives. We believe this approach further strengthens the relationship between pay and performance for our senior executives.

Overview of 2014 Total Direct Compensation for our CEO and our Named Executives

INCENTIVE TYPE	COMPENSATION ELEMENT	WHAT IT DOES	HOW IT’S SET/LINKS TO PERFORMANCE
Fixed	Base Salary	— Provides competitive fixed compensation — Balances risk-taking concerns with pay for performance	— Job scope and impact, experience and capability, market compensation levels

	Cash Retention Award	— Promotes retention of executives who are critical to carrying out the Company’s strategic vision in a time of industry uncertainty	— Job scope and impact relative to the Company’s ability to develop and execute the short- and medium-term strategies critical to the long-term success of the Company

Variable	Annual Cash Incentive Award	— Provides a competitive annual incentive opportunity — Aligns with individual business unit (where appropriate) and Company performance

—  Payout range: 0%—200% of target

—  Based on achievement of financial goals (total revenue and Adjusted EBITDA)

—  Risk/control and compliance goals

—  Based on objective performance metrics, but also allows the HRNC to use judgment in considering quantitative and qualitative performance factors

	Time-based RSUs	— Promotes executive retention — Aligns with share price, as value of an executive’s grant increases only consistent with increases in the price per share, and the interests of our stockholders	— Vest ratably on each of the first three anniversaries of the date of grant

	Performance-Based RSUs	— Aligns with share price and the interests of our stockholders — Rewards performance that drives stockholder value creation based on annual Adjusted EBITDA and/or self-service revenue growth target	RSUs Granted in 2014 — Payout range: 0%—100% of target — Performance period: 2014-2016 — Targets based 50% based on annual Adjusted EBITDA growth and 50% on self-service revenue growth

Base Salary

Base salary decisions for 2014 were determined by the HRNC based on the following factors:

—	Recommendations from the CEO (for Named Executives other than the CEO);

—	Performance achievement (both Company and individual) relative to goals and objectives;

—	Scope and impact of each role and changes in job responsibility (in particular with respect to promotional increases);

—	Internal pay equity considerations; and

—	Peer group data.

Having considered these factors, the HRNC approved the following base salary increases effective April 1, 2014:

NAMED EXECUTIVE	BASE SALARY INCREASE		REASON FOR INCREASE
Pamela H. Patsley	0.0%	—	No increase, consistent with the terms of the CEO Employment Agreement
W. Alexander Holmes	21.6%	$80,000	Assumed additional responsibilities and merit increase
F. Aaron Henry	4.9%	$18,000	Merit increase
Carl Scheible(1)	2.4%	$12,038	Merit increase
J. Lucas Wimer	2.7%	$10,000	Merit increase

(1)	Reflects conversion from GBP to USD at a conversion rate of GBP1 = $1.6491 as of December 31, 2013.

Annual Cash Incentive Plan

The annual cash incentive plan provides for annual cash incentive awards based on overall Company performance, individual business unit performance (where applicable), and individual performance and contribution. The HRNC sets specific performance objectives for the Company under the annual cash incentive plan.

Award Levels

In February 2014, the HRNC reviewed the annual incentive targets for each Named Executive to ensure that the Company is competitive under this element of compensation. Consistent with our compensation objectives, as an executive assumes greater responsibility within the Company, a larger portion of his or her compensation is “at-risk” and tied to the achievement of Company and individual performance goals. While the annual incentive target percentages for the other Named Executives were not increased from the 2013 level, the annual incentive target for Mr. Holmes for 2014 was increased to reflect his assumption of additional responsibilities.

In 2014, the HRNC established annual incentive targets for our Named Executives as follows:

NAMED EXECUTIVE	ANNUAL INCENTIVE TARGET AS A PERCENT OF BASE SALARY AS OF:
	12/31/2014	12/31/2013
Pamela H. Patsley	120%	120%
W. Alexander Holmes	75%	70%
F. Aaron Henry	60%	60%
Carl Scheible	75%	75%
J. Lucas Wimer	70%	70%

Each Named Executive’s actual annual cash incentive award is based on the Company’s achievement of annual financial results relative to performance objectives established by the HRNC, including business unit performance (where applicable) as well as individual performance and contribution to the Company’s overall results (which is reflected in each Named Executive’s performance rating). As applicable, the HRNC sets the financial objectives for each Named Executive so as to place the appropriate focus on the desired results and key initiatives. In setting these goals the HRNC considers input from management. There is a performance overlay range associated with each Named Executive’s performance rating, which allows a Named Executive’s annual incentive payout to be increased or decreased depending on the executive’s performance rating.

2014 Performance Objectives

Under the annual cash incentive plan, the HRNC sets specific performance objectives for the Company, as well as threshold, target and maximum payout levels predicated on actual achievement. For 2014, the HRNC approved total revenue and Adjusted EBITDA (excluding severance and related costs, reorganization and restructuring costs, compliance enhancement program costs, direct monitor costs, losses related to agent closures, debt extinguishment costs, stock-based and contingent performance compensation and certain legal expenses), each weighted equally, as the performance measures governing annual incentive payouts.

2014 Actual Annual Cash Incentive Payouts

While we did not achieve the threshold level established for our total revenue or Adjusted EBITDA targets on an absolute basis, we continued to exhibit strong results in many areas of our business despite challenging economic and industry conditions during the year. The HRNC assessed the performance of the Company by evaluating its financial and operating results during the year in addition to the original performance goals established at the beginning of 2014. The HRNC reviewed the Company’s results, excluding the effect of the Walmart white label service and the Company’s pricing actions in the U.S. market. Based on the strong continued growth in U.S. outbound and non-U.S. sends, continued developments and growth in self-service revenues, and other developments during the year, the HRNC approved a discretionary annual cash incentive pool of 50 percent of target to be funded for payment of annual cash incentives for the 2014 performance period. Each Named Executive also received an individual performance rating, as set forth below, which served either as a multiplier or a detractor to his or her annual cash incentive payout. In addition to Company and business unit performance (where applicable), the Named Executives’ performance ratings also consider his or her technical and leadership competency and abilities in his or her role. All individual annual cash incentive payouts were approved by the HRNC.

NAMED EXECUTIVE	PERFORMANCE RATING	ANNUAL CASH INCENTIVE AS A PERCENT OF TARGET (1)
Pamela H. Patsley	125%	63%
W. Alexander Holmes	125%	63%
F. Aaron Henry	115%	58%
Carl Scheible	85%	43%
J. Lucas Wimer	85%	43%

(1)	Represents a percentage comparison between the actual cash incentive amount paid to the Named Executive and such Named Executive’s target payout amount.

Long-Term Incentives

Annual Equity Award Guidelines and 2014 Equity Grants

We typically make annual long-term equity incentive awards to the Named Executives each year in order to reward performance that drives stockholder value creation and align the interests of our management team with those of our stockholders. Long-term equity incentive awards are granted under our 2005 Plan, which provides for a variety of different awards, including stock options, restricted stock, RSUs and performance awards.

The HRNC regularly reviews the Company’s annual equity grant guidelines, pursuant to which annual grant multiples are set for the Named Executives. The HRNC, in consultation with management and LB&Co. approved selected increases in annual grant multiples for certain executive officers beginning in 2014. The equity grant guidelines for 2014, expressed as a multiple of base salary, are set forth below:

LEVEL	PERCENT
CEO	600%
Chief Financial Officer/Chief Operating Officer	250%
Executive Committee Member	225%

The HRNC will determine the allocation between award types and set the vesting criteria at the time of each grant.

Our decisions relating to equity awards are primarily influenced by the need to recruit and retain certain Named Executives as well as to align the interests of the Named Executives with those of our stockholders. In 2014, we granted our Named Executives both time-based and performance-based RSUs. MoneyGram developed the vesting criteria for the RSU awards to be both motivational and retentive, with performance-vesting criteria serving to motivate the creation of long-term stockholder value and time-based vesting criteria serving to retain key executives.

The table below sets forth the total number of time-based and performance-based RSUs granted to each Named Executive during 2014 in connection with annual long-term incentive awards:

NAMED EXECUTIVE	TIME-BASED RSUs (1)(#)	PERFORMANCE-BASED RSUs (2)(#)
Pamela H. Patsley	138,198	138,198
W. Alexander Holmes	28,013	28,013
F. Aaron Henry	21,458	21,458
Carl Scheible	29,196	29,196
J. Lucas Wimer	21,010	21,010

(1)	Time-based RSUs vest ratably on each of the first three anniversaries of the date of grant.

(2)	The performance-based RSUs vest on the basis of the Company’s total revenue from “self-service” transactions and average annual Adjusted EBITDA performance over a period of three years. Under the terms of the award agreements, these performance-based RSUs have the potential to pay out at 50 percent of the number of units awarded if the Company achieves threshold-level performance. Attainment between the threshold and target performance goals is subject to straight-line interpolation.

All participants in our long-term incentive program, including our Named Executives, are required to sign a post-employment restriction agreement providing for non-disclosure, non-solicitation and non-competition following termination of employment. For all equity participants other than Ms. Patsley, a discussion of the treatment of outstanding equity awards upon the termination of employment is included below under “Restricted Stock Unit Agreements” and “Stock Option Agreements.” The treatment of Ms. Patsley’s equity upon termination is discussed under “Executive Employment Agreements.”

Restricted Stock Units Granted in 2011 and 2012

During 2011 and 2012, the HRNC approved grants of performance-based RSUs to the Named Executives and other employees. The RSUs were subject to a performance period of January 1, 2012 through December 31, 2014. The performance goals for these RSUs were based on the degree to which the Company’s actual performance over the performance period met, exceeded or fell short of the performance criteria, which was targeted at the Company achieving an average annual adjusted

EBITDA increase over a period of two or three years, with 50 percent of the RSUs vesting if the performance goal was achieved as of the second anniversary of the grant date and any remaining unvested RSUs vesting if the performance goal was achieved as of the third anniversary of the grant date. In the event the targeted performance goal was not met at the end of the applicable two- or three-year period, but the Company achieved a threshold performance goal, the participant would be entitled to 50 percent of the target number of RSUs that would vest if the targeted performance goal were achieved for the applicable performance period. In the event the Company achieves its maximum performance goal, the participant would be entitled to 200 percent of the target number of RSUs vesting in accordance with the vesting schedule. A pro rata adjustment (straight-line interpolation) would be made if the Company achieved a performance goal of an average annual Adjusted EBITDA increase of more than the threshold performance goal and less than the maximum performance goal.

In February 2014, the HRNC determined that the Company achieved the threshold performance goal of an average annual Adjusted EBITDA growth of 5.95 percent as of December 31, 2013, which resulted in vesting of 29.3 percent of the target number of RSUs vesting as of the second anniversary of the grant date for eligible recipients of the performance-based RSU awards.

The following table sets forth the number of performance-based RSUs granted in 2011 and 2012 that vested for applicable Named Executives in February 2014:

NAMED EXECUTIVE	RESTRICTED STOCK UNITS (#)
Pamela H. Patsley	4,299
W. Alexander Holmes	3,681
F. Aaron Henry	4,194
Carl Scheible	17,630
J. Lucas Wimer	1,290

In February 2015, the HRNC determined that the threshold performance goal was not met as of end of the three-year performance period. As a result, all remaining unvested 2011 performance-based RSUs were cancelled.

2013 Contingent Performance Awards

In February 2013, in an effort to reinforce the motivational and retentive value of our long-term incentives, the HRNC approved a contingent performance award to selected equity participants. Eligibility for this award was limited to those longer-tenured equity participants holding performance-based stock options with vesting criteria predicated on relatively high stock price hurdles (between $24 and $36 and between $36 and $42, depending on the date of grant). The contingent performance awards, which were granted pursuant to the 2005 Plan, are subject to three-year cliff vesting and are contingent upon the Company achieving a target compound annual growth rate of the Company’s revenue over the performance period. In December 2014, after considering the existing industry conditions, the HRNC determined that it was appropriate to exclude from the performance condition applicable to the contingent performance awards the impact of U.S. to U.S. store-based, or “walk-in”, business on the Company’s total revenue during the performance period. The HRNC determined that this performance measure better aligned to the current industry environment and would be more effective at encouraging performance and retention. If the performance goal is attained as of December 31, 2015, the performance award will vest and eligible participants will receive the value of their award. Our Named Executives who are eligible for the contingent performance award will receive 50 percent of their award in cash and 50 percent in stock, based on RSUs that were granted to such officers that would vest at such time. For all other eligible participants, 100 percent of their award will be paid in cash. If the performance goal is not attained, the performance award will not vest and the participants will not receive any cash or stock related thereto.

For our Named Executives, the following award levels were approved:

NAMED EXECUTIVE	DATE OF GRANT	TOTAL GRANT DATE AWARD ($)	AWARD SPLIT BETWEEN:
			Cash ($)	RSUs (#)
Pamela H. Patsley	2/26/2013	$4,325,000	$2,162,500	131,220
W. Alexander Holmes	2/26/2013	$850,000	$425,000	25,789
F. Aaron Henry	2/26/2013	$850,000	$425,000	25,789
Carl Scheible	2/26/2013	N/A	N/A	N/A
J. Lucas Wimer	2/26/2013	$900,000	$450,000	27,306

N/A – Not Applicable

2014 Cash Retention Award

In order to strengthen the Company’s ability to encourage the continued service of key executives during a time of industry uncertainty, the HRNC, in consultation with management and LB&Co., designed and approved a cash retention award with time-structured payments. The awards were approved on December 10, 2014. The retention awards are payable in cash and will pay out in three tranches over 25 months (contingent upon the executive remaining with MoneyGram) as follows: (i) 25 percent will become payable upon the 12-month anniversary of the date of grant; (ii) 25 percent will become payable upon the 18-month anniversary of the date of grant; and (iii) 50 percent will become payable upon the 25-month anniversary of the date of grant. In addition, for grantees other than Ms. Patsley, the Company agreed to pay each recipient the next succeeding payment due under the retention agreement if their employment is terminated by the Company without cause. In the event an executive resigns voluntarily, all unpaid award payments would be forfeited and cancelled. The terms of the cash retention award granted to Ms. Patsley are consistent with the terms of her existing long-term equity award agreements. See “Executive Employment Agreements—Pamela H. Patsley” below. The HRNC approved the following Retention Award grants to our Named Executives:

NAMED EXECUTIVE(1)	12-MONTH PAYMENT	18-MONTH PAYMENT	25-MONTH PAYMENT	TOTAL
Pamela H. Patsley	$812,500	$812,500	$1,625,000	$3,250,000
W. Alexander Holmes	$225,000	$225,000	$450,000	$900,000
F. Aaron Henry	$150,000	$150,000	$300,000	$600,000

(1)	J. Lucas Wimer and Carl Scheible’s employment with the Company ended December 31, 2014 and February 28, 2015, respectively, and they did not receive a cash retention award.

Other Compensation

In addition to the components of total direct compensation for 2014 described above, a portion of our Named Executives’ compensation includes other market competitive, non-variable compensation and benefits. These other compensation and benefits elements aid us in being able to recruit more effectively and to retain highly qualified executive talent while competing with other companies that offer similar programs.

Retirement Benefits and Deferred Compensation

MoneyGram does not provide any form of pension or deferred compensation, other than a 401(k) Plan. The 401(k) plan is the Company’s primary retirement plan for US employees, including Named Executives. The 401(k) plan is a defined contribution plan that allows employees whose customary employment is for 1,000 hours or more per year to defer up to 50 percent of their eligible compensation on a pre-tax basis subject to limitations under the Code. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred by an eligible employee. In addition, a discretionary contribution may be granted annually by our Board; however, no discretionary contribution was granted for 2014. Employer contributions are invested according to a participant’s investment election for employee contributions. Employees may not maintain more than ten percent of their 401(k) plan account balances in MoneyGram stock. Participants are 100 percent vested immediately in their contributions and employer contributions.

Prior to his departure on February 28, 2015, Mr. Scheible was an active participant in a defined contribution plan subject to requirements under UK law.

Severance Benefits

A discussion of the Company’s severance benefits for the Named Executives is set forth below under “Executive Employment Agreements” and “Other Agreements.”

Perquisites and Personal Benefits

MoneyGram did not provide any perquisites or personal benefits to any Named Executives in 2014, except that limited perquisites were provided to Mr.  Scheible during 2014 in accordance with the terms of his employment agreement, which is described in greater detail below.

2015 Compensation Decisions

Base Salary

Base salary decisions for 2015 were determined by the HRNC based on the following factors:

—	Recommendations from the CEO (for Named Executives other than the CEO);

—	Performance achievement (both Company and individual) relative to goals and objectives;

—	Scope and impact of each role and changes in job responsibility (in particular with respect to promotional increases);

—	Internal pay equity considerations; and

—	Peer group data.

Having considered these factors, the HRNC approved the following base salary increases in 2015:

NAMED EXECUTIVE(1)	BASE SALARY INCREASE		EFFECTIVE DATE	REASON FOR INCREASE
Pamela H. Patsley	0%	$—	N/A	No increase, consistent with the terms of the CEO Employment Agreement
W. Alexander Holmes	11.1%	$50,000	3/28/2015	Merit Increase
F. Aaron Henry	4.4%	$17,000	3/28/2015	Merit increase

(1)	J. Lucas Wimer and Carl Scheible’s employment with the Company ended December 31, 2014 and February 28, 2015, respectively, and consequently they are not included in the table above.

Annual Cash Incentive Plan

For 2015, the HRNC approved total revenue and Adjusted EBITDA (excluding severance and related costs, reorganization and restructuring costs, compliance enhancement program costs, direct monitor costs, losses related to agent closures, debt extinguishment costs, stock-based and contingent performance compensation and certain legal expenses), each weighted equally, as the performance measures governing annual incentive payouts. In February 2015, the HRNC increased the annual cash incentive target for F. Aaron Henry from 60% of base salary to 70% of base salary. The annual cash incentive target for our other Named Executives did not change.

Long-Term Incentive Awards

In accordance with the annual grant guidelines established by the HRNC, the HRNC approved annual long-term equity incentive grants in February 2015. Equity incentive grants awarded in February 2015 to Named Executives were made in the form of RSUs, half of which are time-based RSUs and half of which are performance-based RSUs. The time-based RSUs vest in three equal installments on each anniversary of the grant date. The performance-based RSUs vest in three equal installments on each anniversary of the grant date if certain performance goals are achieved, with up to 50% of the performance-based RSUs eligible to vest over such three year period if a target level of Adjusted EBITDA is achieved for the year ended December 31, 2015 and up to 50% of the performance-based RSUs eligible to vest over such three year period if a target level of “self-service” revenue is achieved for the year ended December 31, 2015. No performance-based RSUs will vest unless certain threshold levels of Adjusted EBITDA and “self-service” revenue are achieved.

The details of the 2015 long-term equity grants are set forth below:

NAMED EXECUTIVE(1)	DATE OF GRANT	TOTAL GRANT DATE AWARD ($)	AWARD SPLIT BETWEEN:
			Time-Based RSUs (#)	Performance- Based RSUs (#)
Pamela H. Patsley	2/25/2015	$5,550,000	323,051	323,051
W. Alexander Holmes	2/25/2015	$1,250,000	72,760	72,760
F. Aaron Henry	2/25/2015	$900,000	52,387	52,387

(1)	J. Lucas Wimer and Carl Scheible’s employment with the Company ended December 31, 2014 and February 28, 2015, respectively, and they did not receive a long-term equity award in 2015.

Executive Employment Agreements

MoneyGram maintains employment agreements with two of our Named Executives.

Pamela H. Patsley

On March 27, 2013, the Company and Ms. Patsley entered into an employment agreement, referred to herein as the CEO Employment Agreement, which superseded the prior amended and restated employment agreement between the Company and Ms. Patsley dated September 1, 2009, as amended October 12, 2012 and which was set to expire on August 31, 2013.

Pursuant to the CEO Employment Agreement, Ms. Patsley serves as the Company’s CEO for the period commencing on March 27, 2013 and ending on September 1, 2015, following which Ms. Patsley’s employment continues on an at-will basis. Ms. Patsley will also serve as Chairman of the Board, provided she is elected to the board by the stockholders. Under the terms of this agreement, Ms. Patsley will receive an annual base salary of $925,000, which is subject to annual review and may be increased, but not decreased without Ms. Patsley’s consent, at the discretion of the Board or the HRNC. Ms. Patsley is also eligible to participate in the annual cash incentive plan, with a target annual incentive opportunity equal to 120 percent of her base salary and a maximum annual incentive opportunity equal to two times her target annual incentive if Company performance exceeds targeted levels. Also pursuant to the CEO Employment Agreement, Ms. Patsley participates in the 2005 Plan and is eligible to receive annual equity grants with a grant date fair market value at least equal to four times her base salary in effect at the time of grant. After 2013, the HRNC, in its discretion, may adjust the value of Ms. Patsley’s annual equity award to the extent necessary and appropriate to reflect significant changes in the competitive compensation practices used as a reference in establishing such award value.

Under the terms of the CEO Employment Agreement, Ms. Patsley is also eligible to participate in other benefit plans, in accordance with the terms and conditions of applicable Company policies as may be in effect and/or amended from time to time.

The CEO Employment Agreement provides that if Ms. Patsley’s employment is terminated without “cause” or if she resigns for “good reason” in the absence of a “change of control” (as defined below), she would receive a payment of two times the sum of her base salary plus her target bonus under the annual cash incentive plan, payable in installments over the 24 months following termination. In addition, Ms. Patsley would receive a pro rata portion of her bonus under the annual cash incentive plan for the year in which the termination occurs, provided the Company actually achieves its performance goals for the applicable performance period, and her health and life insurance would continue for a period of 24 months from the date of termination. With respect to each award of options: (1) subject to performance-based vesting criteria that was granted in 2009, the full amount of each such award would remain outstanding and eligible to vest following termination of employment until the fifth anniversary of the grant date (i.e., the end of the performance period specified for such award) and, if such objectives are not achieved by such date, such award would be forfeited; (2) subject only to time-based vesting criteria that was granted in 2009 and 2011, the unvested portion would remain outstanding and eligible to vest following termination of employment; and (3) held by Ms. Patsley at the time of termination of employment, such awards would remain exercisable until the earlier of (i) expiration of the ten-year term of the options, or (ii) the fifth anniversary of the date of termination to the extent such options are either vested or become vested during the post-termination period. With respect to the RSUs and contingent performance award granted in November 2011 and February 2013, the full amount of the awards would remain outstanding and eligible to vest following termination of employment subject to the achievement of the applicable performance criteria over the three-year performance period specified for each such award and, to the extent the applicable performance objectives are not achieved, the applicable portion of such award would be forfeited. With respect to each other equity or equity-based award granted after the date of the CEO Employment Agreement, if any, made prior to termination of Ms. Patsley’s employment (1) subject to performance-based vesting criteria, the full amount of each such award would remain outstanding and eligible to vest following termination of employment subject to the achievement of the applicable performance criteria over the performance period specified for such award and, to the extent the applicable performance objectives are not achieved, the applicable portion of such award would be forfeited; and (2) subject only to time-based vesting criteria, the unvested portion of each such award would remain outstanding and eligible to vest following termination of employment. With respect to the cash retention award granted in December 2014, the full amount of the award would vest following termination of employment.

If Ms. Patsley’s employment is terminated by the Company without cause or by Ms. Patsley for good reason within 12 months following a change of control, she would receive a payment of two times the sum of her base salary plus her target bonus under the annual cash incentive plan, payable in installments over the 24 months following termination. In addition, Ms. Patsley would receive a pro rata portion of her bonus under the annual cash incentive plan for the year in which the termination occurs, provided the Company actually achieves its performance goals for the applicable performance period, and her health and life insurance would continue for a period of 24 months from the date of termination. In addition, all stock options or any other long-term incentive awards, including the cash retention award granted in December 2014, subject to time-based vesting would immediately vest; and a pro-rata portion of all performance-based equity would immediately vest assuming the performance goals applicable to such award have been achieved at target level.

If Ms. Patsley’s employment is terminated for any reason other than cause at or following the expiration of the term on September 1, 2015, Ms. Patsley would be entitled to receive a pro rata portion of her bonus under the annual cash incentive plan for the year in which the termination occurs, provided the Company actually achieves its performance goals for the applicable performance period. In addition, Ms. Patsley’s equity awards and other long term incentive awards would either remain outstanding and eligible to vest, or remain exercisable, for various periods of time, each as described above in the discussion relating to a termination without cause or resignation for good reason in the absence of a change of control.

For purposes of Ms. Patsley’s agreement, “cause,” “good reason” and “change of control” have the following meanings. “Cause” shall mean a good faith finding by the Board of: (A) executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the Board that are within executive’s control and consistent with executive’s status as a senior executive of the Company and her duties and responsibilities; (B) fraud or material dishonesty in the performance of executive’s duties; (C) an act or acts on executive’s part constituting (x) a felony, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws; (D) an indictment of executive for a felony; (E) executive’s willful misconduct or gross negligence in connection with executive’s duties hereunder which is materially injurious to the financial condition or business reputation of the Company; (F) executive’s material breach of the Company’s Code of Ethics or any other code of conduct in effect from time to time to the extent applicable to executive, and which breach has a material adverse effect on the Company; or (G) executive’s breach of the non-competition, non-solicitation, confidentiality or assignment of inventions provisions of the agreement, which breach has an adverse effect on the Company. “Good Reason” shall mean without executive’s consent, (A) any material reduction in executive’s position, authority, duties or responsibilities; (B) a material reduction of executive’s base salary, or target bonus opportunity then in effect, except in connection with an across-the-board reduction of not more than 10 percent applicable to similarly situated employees of the Company; or (C) the reassignment of executive’s place of work to a location more than 50 miles from executive’s place of work on the effective date of the agreement; provided that none of the events described in clauses (A), (B) and (C) shall constitute good reason unless (x) executive shall have given written notice to the Company within 60 days following the occurrence of the event and (y) the Company shall have failed to remedy such event within 30 days of the Company’s receipt of such notice. “Change of control” shall generally mean (i) a sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the transfer of more than 50 percent of the outstanding securities of the Company to an entity or group, or (iii) the merger, consolidation, reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (ii) and (iii) under circumstances in which the holders of the voting power of the Company’s securities prior to the transaction hold less than 50 percent of the voting power after the transaction.

Carl Scheible

Settlement Agreement.    On January 7, 2015, the Company announced that Mr. Scheible would be leaving the Company on February 28, 2015. In connection with his departure, Mr. Scheible entered into a Settlement Agreement with the Company pursuant to which Mr. Scheible received lump-sum payments of (i) £158,000 in lieu of notice as provided in his Service Agreement and (ii) £158,000 in exchange for Mr. Scheible’s release of all claims against the Company, its affiliates and certain other parties. In addition, the Company agreed to provide reimbursements of up to £3,700 plus VAT for legal expenses incurred in connection with his departure and outplacement services. In February 2015, the first tranche of the time-based RSUs granted in 2014 vested. Other than these time-based RSUs, all unvested options and time-based RSUs held by Mr. Scheible were cancelled upon his termination. Certain of Mr. Sheible’s performance-based RSUs remain outstanding following his departure and are subject to performance conditions.

Service Agreement.    On March 16, 2012, the Company entered into a Service Agreement with Carl Scheible. Pursuant to the agreement, Mr. Scheible, whose employment commenced on April 16, 2012, served as an Executive Vice President of MoneyGram prior to his departure from the Company on February 28, 2015. Mr. Scheible’s normal place of employment was the Company’s offices in London. Under the terms of the agreement, Mr. Scheible received an annual salary of £300,000, which was subject to an annual review. The Company was under no obligation to increase Mr. Scheible’s salary. Mr. Scheible also received a one-time signing bonus in the amount of £10,000 (after applicable withholdings), which amount would have been repayable immediately if, within 12 months after the commencement date, Mr. Scheible’s employment were terminated for any reason, either by him or by the Company. Mr. Scheible was also eligible to participate in the Company’s annual cash incentive compensation plan. Under the terms of his agreement, Mr. Scheible’s annual target incentive opportunity was 75 percent of base salary earnings, with actual payout predicated on both individual and corporate performance against business and financial goals for the year. Mr. Scheible was not eligible for a bonus in any year if he had not completed at least a full quarter’s employment during the financial year, or his employment terminated for any reason or he was under notice of termination (whether such notice was given by Mr. Scheible or the Company).

In connection with his agreement, Mr. Scheible received an initial equity award of $2 million, which was awarded 50 percent in stock options (which vest at a rate of 25 percent per year on each of the first four anniversaries of grant) and 50 percent in performance-based RSUs (which vest when certain performance measures are achieved). Under the terms of the agreement, Mr. Scheible was also eligible to participate in other benefit programs in accordance with the terms and conditions of applicable Company policies as may be in effect and/or amended from time to time. Mr. Scheible was also entitled to receive an annual car allowance of £15,000 (less applicable taxes and statutory deductions in line with United Kingdom legislation).

Under the terms of his agreement, if Mr. Scheible’s employment was terminated by the Company without “cause” (as defined below), Mr. Scheible was entitled to a notice period of six months during which he would receive his base salary only (and no benefits, bonus or profit share payments), provided that should he receive an alternate source of income during this time, Mr. Scheible shall notify the Company and his payments shall be reduced by the amount of such income. In addition, Mr. Scheible may be entitled to certain statutory payments pursuant to local law depending on the circumstances of the termination event. Further, on the termination of his employment or upon either Mr. Scheible or the Company having served notice of such termination, Mr. Scheible was required to transfer without payment to the Company any qualifying shares held by him directly or as nominee.

For purposes of this agreement, “cause” includes any of the following circumstances in which Mr. Scheible: (i) commits any serious breach of the agreement or is guilty of any gross misconduct or any willful neglect in the discharge of his duties; (ii) repeats or continues (after warning) any breach of the agreement; (iii) is guilty of any fraud, dishonesty or any conduct tending to bring himself, the Company, or any related company into disrepute (whether or not constituting gross misconduct); (iv) consistently and/or persistently carries out or fails to carry out his duties and obligations under the agreement in a way and/or to a standard of competence that the Board (acting reasonably) considers to be unacceptable; (v) has a petition presented for a bankruptcy order to be made in respect of him, enters into (or proposes to enter into) an individual voluntary arrangement or other composition with his creditors or takes advantage of any other legislation for the time being in force offering relief for insolvent debtors; (vi) is convicted of any criminal offence (other than minor offences under road traffic legislation for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of his duties; (vii) is disqualified from holding office in the Company or in any other company by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment; (viii) at any time does not possess the necessary immigration status required in order to work under the agreement in the United Kingdom; (ix) shall become of unsound mind or become a patient under the Mental Health Act 1983; (x) is convicted of an offence under the Criminal Justice Act 1993 Pt V32 or under any other present or future statutory enactment or regulations relating to insider dealings; and (xi) resigns as or otherwise ceases to be or becomes prohibited by law from being a director of the Company, otherwise than at the Company’s request.

Other Agreements

Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement

Each of the Named Executives, other than Ms. Patsley and Mr. Scheible, whose trade secret, confidentiality and post-employment restriction provisions are included in their employment agreements, entered into an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement. Under these agreements, each Named Executive agrees to confidentiality obligations that extend indefinitely, and each Named Executive, other than Mr. Scheible, agrees to non-disparagement obligations that also extend indefinitely. In addition, under these agreements, each Named Executive agrees to non-competition provisions with respect to certain competing businesses and non-solicitation restrictions with respect to employees and customer relationships for defined periods of time.

Severance Benefits

The Company maintains severance benefits for all of its employees, the intended benefits of which are to provide financial protection in the event of a termination that could disrupt the careers of the Named Executive. The severance benefits allow the Named Executives to focus on corporate performance and maximizing value for the benefit of stockholders in the event of a change of control or other termination by providing an economic means for the Named Executive to transition away from the employment with the Company. Participation by a Named Executive in any plan or agreement requires the approval of the HRNC. For a description of the Company’s severance plans, see below and also “Potential Payments Upon Termination or Change Of Control” in this proxy statement.

Severance Agreements

Each of the Named Executives, other than Ms. Patsley and Mr. Scheible, whose severance provisions are included in their employment agreements, entered into an individual severance agreement with the Company. These individual severance agreements only provide for severance benefits in the event that a Named Executive’s employment is terminated by the Company without cause (as defined below) and do not provide for severance benefits solely in the event of a change in control.

If a Named Executive is terminated without cause, the severance agreement provides for severance in an amount equal to one year of the Named Executive’s annual base salary and, provided the Company achieves its applicable performance goals, a pro rata portion of the Named Executive’s annual target incentive bonus for the year in which the termination occurs (not to exceed the Named Executive’s annual target incentive opportunity), payable in a lump sum when such cash bonuses are regularly paid. The severance provisions under these agreements become available to the respective Named Executive on or after the first anniversary of such person’s employment with the Company.

For purposes of the severance agreements, “cause” has the following meaning: (A) the executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the person or persons to whom the executive reports or the Board that are within the executive’s control and consistent with the executive’s status with the Company and his or her duties and responsibilities; (B) fraud or material dishonesty in the performance of the executive’s duties; (C) an act or acts on the executive’s part constituting (x) a felony, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws; (D) an indictment for a felony; (E) the executive’s willful misconduct or gross negligence in connection with the executive’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of the Company; (F) the executive’s material breach of the Company’s Code of Ethics or any other code of conduct in effect from time to time to the extent applicable to the executive, and which breach could reasonably be expected to have a material adverse effect on the Company as determined in good faith by the Board; or (G) the executive’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement, which breach has an adverse effect on the Company.

Restricted Stock Unit Agreements

Pursuant to the terms of the RSU agreements for performance-based RSUs awarded in 2011, 2012, 2013 and 2014, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries, any units that are not vested as of such date shall be forfeited. If a participant is terminated without cause or due to death or disability prior to completion of half of the performance period (or prior to the completion of the second year of the performance period in the case of RSUs granted in 2014), any units that are not vested as of such date shall be forfeited. If a participant is terminated without cause or due to death or disability after completion of half of the performance period (or after completion of the second year of the performance period in the case of RSUs granted in 2014), any units that are not vested as of such date shall vest with respect to a number of units equal to the product of (x) the number of units that would be eligible for vesting based on the actual attainment of performance goals with respect to the entire performance period, multiplied by (y) a fraction, the numerator of which is the number of days the participant was employed during the performance period, and the denominator of which is the total number of days in the performance period. In the event that the units are assumed or otherwise replaced in connection with a change in control (as defined below), and a participant’s employment is terminated without cause or a participant terminates his or her employment for good reason, in each case within 12 months following the change in control, then (i) for units granted in 2011 through 2013, the units will immediately vest with respect to a number of units that is the greater of (a) the number of units that would vest if the performance goals were achieved at the target level and (b) the number of units determined based on the actual level of attainment of the performance goals as of the date of the change in control; and (ii) for units granted in 2014, a number of units will immediately vest equal to the number of units that would vest if the performance goal were achieved at the target level.

Pursuant to the terms of the agreements for time-based RSUs awarded in February 2014, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries, any units that are not vested as of such date will be forfeited. If a participant is terminated without cause or due to death or disability prior to an installment vesting date, a number of units that would have vested during the twelve months following the termination date will vest as of such date. In the event the units are assumed or otherwise replaced in connection with a change in control (as defined below), and a participant’s employment is terminated without cause or a participant terminates his or her employment for good reason, in each case within 12 months following the change in control, then any unvested units will vest as of the termination date.

The performance and time-based RSUs are also subject to certain forfeiture and repayment provisions.

For purposes of the RSUs and the stock option agreements discussed below, “change in control” shall generally mean: (i) a sale or other disposition of all or substantially all of the Company’s assets, (ii) the transfer of more than 50% of the outstanding securities of the Company to an entity or group or (iii) a merger, consolidation, reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (ii) and (iii) under circumstances in which the holders of the voting power of the Company’s securities prior to the transaction hold less than 50% of the voting power after the transaction.

The terms of the RSUs granted to Ms. Patsley are consistent with the terms of her existing long-term equity award agreements and are described above under “—Executive Employment Agreements—Pamela Patsley.”

Stock Option Agreements

Pursuant to the terms of the form stock option agreements for stock options awarded in November 2011 and in 2012 and 2013, if an optionee’s employment is terminated for cause, any portion of the option that has not been exercised shall be immediately forfeited. If an optionee’s employment is terminated by the Company or one of its subsidiaries without cause or the optionee terminates employment for good reason, any unvested portion of the option shall be forfeited and the optionee will have a designated period of time to exercise the vested portion. If an optionee resigns without good reason or for any reason other than death or disability, any unvested portion of the option shall be forfeited and the optionee will have a designated period of time to exercise the vested portion. If an optionee’s employment is terminated due to death or disability, the portion of the option that would have vested during the 12-month period following the termination date shall vest, the vested portion of the option may be exercised for a designated period of time, and the unvested portion of the option shall be forfeited.

If there is a change in control of the Company and the per share fair market value of the Company’s common stock on the occurrence of the change in control does not exceed the per share option price, then the option, whether vested or unvested, shall immediately terminate. However, if the fair market value exceeds the option price on the occurrence of the change in control, the Committee, in its sole discretion, may (1) provide the optionee reasonable time to exercise the vested portion of the option, (2) provide for the termination of the option in exchange for payment to the optionee of the excess of the (x) aggregate fair market value of the common stock issuable pursuant to the vested portion of the option over (y) the aggregate option price for the vested portion or (3) if the change in control involves a merger or consolidation with another company, provide for the assumption or substitution by the surviving entity or its parent of awards with substantially the same terms as the option.

If there is a change in control of the Company and after giving effect thereto the optionee’s employment is terminated by the Company or its subsidiaries without cause or the optionee terminates his or her employment for good reason, in each case within 12 months following the change in control, any portion of options outstanding and unvested as of the termination of employment shall automatically accelerate and become vested. The stock options are also subject to certain forfeiture and repayment provisions.

The terms of the stock options granted to Ms. Patsley are consistent with the terms of her existing long-term equity award agreements and are described above under “—Executive Employment Agreements—Pamela Patsley.”

Annual Cash Incentive Plan

Pursuant to the terms of the annual cash incentive plan, in the event of a change of control (as defined below), each participant in the plan shall be entitled to a pro rata bonus award calculated on the basis of achievement of the performance goals through the date of the change of control. In the event of a participant’s termination of employment to retirement, death or disability, the participant shall be eligible to receive a pro rata bonus award if bonus awards are paid by the Company.

For purposes of the annual cash incentive plan, “change of control” shall generally mean: (i) an acquisition by an individual, entity or group of beneficial ownership of 20% or more of the Company’s outstanding common stock or the Company’s outstanding voting securities, subject to certain exceptions, (ii) a change in the composition of the Board such that the individuals who constitute the Board on the effective date of the plan (or are deemed to be an incumbent director) cease to constitute a majority of the Board, (iii) consummation of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, subject to certain exceptions or (iv) a complete liquidation or dissolution of the Company.

2013 Contingent Performance Awards

Pursuant to the terms of the agreements for the contingent performance awards that were awarded in February 2013 (which were granted in the form of both performance RSUs awards and awards payable in cash), if a participant is terminated for cause or resigns from the Company or any of its subsidiaries, any units or cash awards, as applicable, that are not vested as of such date, would be forfeited. If a participant is terminated without cause or due to death or disability prior to completion of half of the performance period, any units or cash awards, as applicable, that are not vested as of such date will be forfeited. If a participant is terminated without cause or due to death or disability after completion of half of the performance period, any units, or cash awards, as applicable, that are not vested as of such date will vest with respect to a number of units or the amount of the cash award, as applicable, equal to the product of (x) in the case of RSUs awards, the number of units that would be eligible for vesting, and in the case of cash awards, the amount of the cash award that would be eligible for vesting, in each case based on the actual attainment of performance goals with respect to the entire performance period, multiplied by (y) a fraction, the numerator of which is the number of days the participant was employed during the performance period, and the denominator of which is the total number of days in the performance period. In the event that the units or cash awards, as applicable, are assumed or otherwise replaced in connection with a change in control (as defined below), and a participant’s employment is terminated without cause or a participant terminates his or her employment for good reason, in each case within 12 months following the change in control, then the units or cash awards, as applicable, will vest immediately with respect to a number of units or the amount of the cash award that would vest had the performance goals been attained.

For purposes of the 2013 contingent awards, “change of control” shall generally mean: (i) an acquisition by an individual, entity or group of beneficial ownership of 20% or more of the Company’s outstanding common stock or the Company’s outstanding voting securities, subject to certain exceptions, (ii) a change in the composition of the Board such that the individuals who constitute the Board on the effective date of the plan (or are deemed to be an incumbent director) cease to constitute a majority of the Board, (iii) consummation of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, subject to certain exceptions or (iv) a complete liquidation or dissolution of the Company.

The terms of the 2013 contingent awards granted to Ms. Patsley are consistent with the terms of her existing long-term equity award agreements and are described above under “—Executive Employment Agreements—Pamela Patsley.”

2014 Cash Retention Award

Pursuant to the terms of the agreements for the cash retention awards that were awarded in December 2014, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries, any award installments that are not vested as of such date will be forfeited. If a participant is terminated without cause or due to death or disability prior to an award installment vesting date, the award installments that would have vested on the next subsequent award installment vesting date would vest immediately as of such termination date. Pursuant to the terms of Ms. Patsley’s cash retention award and consistent with the terms of her employment agreement, if her employment is terminated without cause or due to death or disability or if she resigns for good reason all unvested award installments would vest immediately as of such termination date.

The cash retention awards are also subject to certain forfeiture and repayment provisions.

The terms of the 2014 cash retention award granted to Ms. Patsley are consistent with the terms of her existing long-term equity award agreements and are described above under “—Executive Employment Agreements—Pamela Patsley.”

Compensation and Other Related Policies

Policy for Deductibility of Compensation

The Company’s ability to deduct compensation expense for federal income tax purposes is subject to the limitations of Section 162(m) of the Code. Section 162(m) limits deductibility to $1 million for certain executive officers unless the compensation is qualified “performance-based compensation” that satisfies specified requirements. The Company generally designs and administers its executive compensation program with the intent that compensation paid to its Named Executives will be deductible. However, the HRNC may in its discretion award compensation that is or may become non-deductible, and expects to consider whether it believes such compensation is in the best interest of the Company, balancing tax efficiency with long-term strategic objectives. While the HRNC is mindful of the limitation imposed by Section 162(m) of the Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of the Company or out of step with the then-prevailing competitive market conditions. In such event, the HRNC’s priority will be determining what is in the best interest of the Company and its stockholders rather than compliance with the technical limitations imposed by the Code. For additional information regarding the requirements of Section 162(m), see “Proposal 3: Approval of the Material Terms of the 2005 Omnibus Incentive Plan for Purposes of Complying with Section 162(m) of the Internal Revenue Code.”

Stock Ownership Guidelines For Executives (See discussion on page 47).

Policy Regarding Trading in Company Stock (See discussion on page 48).

Clawback Policy (See discussion on page 48).

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis above, which sets forth the objectives of MoneyGram’s executive compensation and benefit programs.

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Pamela H. Patsley	2014	925,000	693,800	5,550,000	—	—	—	10,500	7,179,300
Chairman and Chief	2013	909,538	—	3,892,494	1,405,451	1,399,900	—	10,200	7,617,583
Executive Officer	2012	865,000	—	—	—	1,100,129	—	10,075	1,975,204
W. Alexander Holmes	2014	434,615	203,000	1,125,000	—	—	—	10,500	1,773,115
Executive Vice President,	2013	363,077	—	765,002	276,215	325,600	—	10,200	1,740,094
CFO and COO	2012	308,154	—	150,007	160,865	226,997	—	10,075	856,098
F. Aaron Henry	2014	378,154	130,700	861,750	—	—	—	8,855	1,379,459
Executive Vice President,	2013	359,231	—	765,000	340,000	253,000	—	8,754	1,725,985
General Counsel	2012	290,769	—	200,006	167,335	157,015	—	10,075	825,200
Carl Scheible (6)	2014	488,856	155,911	1,172,510	—	—	—	75,515	1,892,792
Former Executive Vice President,	2013	505,490	—	473,784	384,900	363,462	—	83,041	1,810,677
Europe and Africa	2012	334,491	16,165	999,992	799,556	271,275	—	45,525	2,467,004
J. Lucas Wimer (7)	2014	372,308	110,900	843,750	—	—	—	385,400	1,712,458
Former Executive Vice President	2013	363,846	—	809,992	292,458	271,400	—	10,108	1,747,804
Global Operations	2012	355,385	—	—	—	211,554	—	75	567,014

(1)	MoneyGram typically awards annual cash incentive awards based on MoneyGram’s achievement of certain performance targets established under our annual cash incentive plan, which incentive award amounts, if any, are recorded under the “Non-Equity Incentive Plan Compensation” column of this table. As described in greater detail above under “Compensation Discussion and Analysis—2014 Compensation Review and Decisions—Annual Cash Incentive Plan.” For 2014, the HRNC approved a discretionary annual cash incentive pool, a portion of which was awarded to the Named Executives based on their individual performance ratings. In accordance with SEC guidance, these amounts are reported in the “Bonus” column. In December 2014, we approved a cash retention award with time-structured payments for certain Named Executives, which will pay out in three tranches over 25 months (contingent upon the executive remaining with MoneyGram). No payments with respect to the cash retention awards were made during 2014 and, in accordance with SEC guidance, future payments with respect to these awards will be reported in the Summary Compensation Table for the year the payments are earned. See “Compensation Discussion and Analysis—2014 Compensation Review and Decisions—2014 Cash Retention Awards.”

(2)	The amounts included in these columns represent the aggregate grant date fair value of the stock options and RSUs awarded to Named Executives in accordance with applicable accounting guidance. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 13—Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2014 Form 10-K. In accordance with SEC rules, the grant date fair value for performance RSUs is reported based upon the Company’s best estimate of the most probable outcome of the performance conditions at 100 percent achievement, which is the maximum level of performance conditions that may be earned under the awards. Amounts shown under “Stock Awards” for 2013 reflect RSUs awarded under our long-term incentive plan for that year and RSUs awarded as part of the contingent performance award made in February 2013.

(3)	Non-equity incentive plan compensation represents awards earned during 2013 and 2012 under the annual cash incentive plan.

(4)	No Named Executive is eligible to receive a pension payment.

(5)	For a breakdown of the components that comprise all other compensation for the Named Executives, refer to the table entitled “2014 Details Behind All Other Compensation Column Table” immediately below.

(6)	Mr. Scheible departed the Company effective February 28, 2015. All 2014 figures reflect conversion from GBP to USD at a conversion rate of GBP1 = $1.556 as of December 31, 2014. For prior years, figures were converted using a conversion rate as of the end of the applicable year.

(7)	Mr. Wimer departed the Company effective December 31, 2014.

2014 DETAILS BEHIND ALL OTHER COMPENSATION COLUMN TABLE

Name	Year	Perquisites and Other Personal Benefits ($)	Registrant Contributions to Defined Contribution Plans ($)(1)	Insurance Premiums ($)	Tax Reimbursement ($)	Severance ($)		Other ($)	Total ($)
Pamela H. Patsley	2014	—	10,400	—	—	—		100	10,500
W. Alexander Holmes	2014	—	10,400	—	—	—		100	10,500
F. Aaron Henry	2014	—	8,855	—	—	—		—	8,855
Carl Scheible (2)	2014	23,340	39,109	13,066	—	—		—	75,515
J. Lucas Wimer	2014	—	10,400	—	—	375,000	(3)	—	385,400

(1)	The 401(k) plan allows employees to defer up to 50 percent of eligible compensation on a pre-tax basis subject to federal tax law limits. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred. The matching contributions for 2014 are set forth in the table. See footnote (2) below for information regarding Mr. Scheible.

(2)	Mr. Scheible’s service agreement provided for GBP 15,000 annual car allowance and eight percent of salary contribution to our UK defined contribution plan. All figures reflect conversion from GBP to USD at a conversion rate of GBP1 = $1.556 as of December 31, 2014.

(3)	Reflects severance amounts received by Mr. Wimer in connection with his departure from the Company on December 31, 2014, equal to one year of his annual base salary. The amount received by Mr. Wimer pursuant to our annual cash incentive awards for 2014 is reported above in the “Bonus” column of the Summary Compensation Table.

2014 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the 2014 grants of equity and non-equity plan-based awards for each Named Executive.

Name	Grant Date(1)		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pamela H. Patsley	01/27/2014	**	555,000	1,110,000	2,220,000
	02/24/2014	*				69,099	138,198					2,775,016
	02/24/2014	*							138,198			2,775,016

W. Alexander Holmes	01/27/2014	**	162,405	324,811	649,622
	02/24/2014	*				14,007	28,013					562,501
	02/24/2014	*							28,013			562,501

F. Aaron Henry	01/27/2014	**	113,613	227,226	454,452
	02/24/2014	*				10,729	21,458					430,877
	02/24/2014	*							21,458			430,877

Carl Scheible	01/27/2014	**	186,336	366,672	733,344
	02/24/2014	*				14,598	29,196					586,256
	02/24/2014	*							29,196			586,256

J. Lucas Wimer	01/27/2014	**	130,416	260,832	521,664
	02/24/2014	*				10,505	21,010					421,881
	02/24/2014	*							21,010			421,881

*	Denotes performance-based RSUs and time-based RSUs granted pursuant to the 2005 Plan.

**	Denotes awards granted pursuant to the annual cash incentive plan, which by its terms is governed by the 2005 Plan.

(1)	The grant date of all cash incentive plan awards and equity awards is the date of the HRNC meeting at which such award was approved.

(2)	The awards described under these columns reflect potential awards under the annual cash incentive plan. For 2014, the HRNC approved a discretionary annual cash incentive pool, a portion of which was awarded to the Named Executives based on their individual performance ratings. In accordance with SEC guidance, these amounts are reported in the “Bonus” column of the Summary Compensation Table. See “Compensation Discussion and Analysis—2014 Compensation Review and Decisions—Annual Cash Incentive Plan.”

(3)	The amount included in this column represents the aggregate grant date fair value of the awards made to Named Executives in accordance with applicable accounting guidance (see Note 13— Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2014 Annual Report on Form 10-K). For RSUs, the grant date fair value is determined as the closing sales price of the common stock on the grant date multiplied by the number of units that are expected to vest, assuming that the target performance condition will be met in the case of performance-based RSUs.

Restricted Stock Units.    Awards of RSUs were granted under the 2005 Plan for 2014. For awards of RSUs subject to performance-based vesting that were granted during 2014, the RSUs shall vest, as more fully discussed below, and become payable in shares of the Company’s common stock (1) as long as the Named Executive remains continuously employed by the Company or one of its subsidiaries through the later of the performance period and a vesting date and (2) to the extent the

Company attains the performance goals applicable to the performance period of January 1, 2014 through December 31, 2016. The performance goals for these awards are based on the degree to which the Company’s actual performance over the performance period achieves specified “self-service revenue” goals and increases in Adjusted EBITDA, with the RSUs vesting if the performance goal is achieved as of the end of the performance period. All RSUs will be forfeited if less than 50 percent of the target Adjusted EBITDA goal is attained. Attainment between the threshold and target performance goals is subject to straight-line interpolation.

For RSUs subject to time-based vesting that were granted during 2014, the RSUs will vest, and become payable in shares of the Company’s common stock, in three substantially equal, annual installments measured from the grant date as long as the Named Executive remains continuously employed by the Company or one of its subsidiaries through the applicable vesting date.

For a more detailed discussion of the information set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table above, please see the section above titled “Compensation Discussion and Analysis—2014 Compensation Review and Decisions.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table summarizes the total outstanding equity awards as of December 31, 2014 for each Named Executive.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value (as of December 31, 2014) of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Name	Exercisable (#)(1)	Unexercisable (#)(1)
Pamela H. Patsley
Grant Date:
01/21/09	415,625	—	—	12.00	01/21/19	—	—	—	—
05/12/09	93,750	—	—	12.72	05/12/19	—	—	—	—
08/31/09	393,750	—	—	21.28	08/31/19	—	—	—	—
11/17/11	20,648	6,882	—	17.03	11/17/21	—	—	—	—
02/26/13	34,136	102,407	—	16.48	02/26/23	—	—	—	—
02/26/13	—	—	—	—	—	—	—	104,975	954,223
02/26/13	—	—	—	—	—	—	—	131,220	1,192,790
02/24/14	—	—	—	—	—	—	—	138,198	1,256,220
02/24/14	—	—	—	—	—	138,198	1,256,220	—	—

W. Alexander Holmes
Grant Date:
08/11/09	50,000	—	—	18.40	08/11/19	—	—	—	—
02/17/10	10,000	2,500	12,500	22.24	02/17/20	—	—	—	—
07/11/11	15,000	10,000	25,000	28.00	07/11/21	—	—	—	—
11/17/11	6,188	2,062	—	17.03	11/17/21	—	—	—	—
03/21/12	6,764	6,762	—	18.39	03/21/22	—	—	—	—
02/26/13	6,709	20,126	—	16.48	02/26/23	—	—	—	—
02/26/13	—	—	—	—	—	—	—	20,631	187,536
02/26/13	—	—	—	—	—	—	—	25,789	234,422
02/24/14	—	—	—	—	—	—	—	28,013	254,638
02/24/14	—	—	—	—	—	28,013	254,638	—	—

F. Aaron Henry
Grant Date:
02/15/11	18,750	12,500	31,250	23.28	2/15/21	—	—	—	—
11/17/11	2,415	805	—	17.03	11/17/21	—	—	—	—
07/16/12	3,138	3,138	—	15.51	07/16/22	—	—	—	—
02/26/13	6,709	20,126	—	16.48	02/26/23	—	—	—	—
02/26/13	—	—	—	—	—	—	—	20,631	187,536
02/26/13	—	—	—	—	—	—	—	25,789	234,422
02/24/14	—	—	—	—	—	—	—	21,458	195,053
02/24/14	—	—	—	—	—	21,458	195,053	—	—

Carl Scheible(6)
Grant Date:
04/16/12	37,538	37,587	—	16.62	04/16/22	—	—	—	—
02/26/13	9,349	28,045	—	16.48	02/26/23	—	—	—	—
02/26/13	—	—	—	—	—	—	—	28,749	261,328
02/24/14	—	—	—	—	—	—	—	29,196	265,392
02/24/14	—	—	—	—	—	29,196	265,392	—	—

J. Lucas Wimer(7)
Grant Date:
04/30/10	100,000	—	—	24.40	04/30/20	—	—	—	—
11/17/11	6,188	—	—	17.03	11/17/21	—	—	—	—
07/16/12	7,104	—	—	16.48	02/26/23	—	—	—	—
02/26/13	—	—	—	—	—	—	—	21,844	198,562
02/26/13	—	—	—	—	—	—	—	27,306	248,212

(1)

For options granted in 2009 through October 2011, 50 percent of the shares are considered time-vested and 50 percent of the shares are considered stock performance-vested. The time-vested portion of the options vests (i) for Ms. Patsley, in four equal annual installments, beginning one year from the grant date, and have a ten-year term, or (ii) for the other applicable Named Executives, in five equal annual installments, beginning one year from the grant date, and have a ten-year term. With respect to the stock performance-vested portion of the options, shares vest in two installments when the value of the common stock of the Company reaches a certain price per share for a period of 20 consecutive trading days for each installment during the five-year period following the grant date.

For the options granted November 17, 2011 and thereafter, 25 percent of the options will vest on each anniversary of the grant date through the fourth anniversary of the grant date. The options have a ten-year term. The per share purchase price of the shares subject to the options is the fair market value of the Company’s common stock on the grant date.

(2)	For options granted on January 21, 2009, the exercise price was set at $12.00, which amount was determined to be greater than or equal to the fair market value of our common stock on the grant date. For options granted after January 21, 2009, the exercise price was set at $12.00 or the fair market value of our common stock on the grant date, defined as the closing sale price of the shares on the grant date, whichever was higher.

(3)	For awards of time-based RSUs granted during 2014, the awards will vest, and become payable in shares of the Company’s common stock, in three substantially equal annual installments beginning one year from the grant date as long as the Named Executive remains continuously employed by the Company through the applicable vesting date.

(4)	For each of the Named Executives, the total number of RSUs set forth in this column represents achievement with respect to applicable performance goals at the target level, which is the maximum level of performance that can be attained. The vesting terms applicable to each award are described below. For annual awards of RSUs granted during 2013, the units shall vest, as more fully discussed below, and become payable in shares of the Company’s common stock (1) as long as the participant remains continuously employed by the Company or one of its subsidiaries through the later of the performance period or a vesting date and (2) to the extent the Company attains the performance goals applicable to the performance period of January 1, 2013 through December 31, 2015. The performance goals for these awards are based on the degree to which the Company’s actual performance over the performance period met the performance criteria, which is targeted at the Company achieving an average annual Adjusted EBITDA increase target, with the RSUs vesting if the performance goal is achieved as of December 31, 2015. In the event the targeted performance goal is not met, but the Company achieves a threshold performance goal, the participant will be entitled to 50 percent of the target number of RSUs. Attainment between the threshold and target performance goals is subject to straight-line interpolation. For purposes of these awards, Adjusted EBITDA is defined as reported earnings before interest, taxes, depreciation and amortization and less certain non-recurring or other unexpected expenses including but not limited to: restructuring, stock based compensation, net securities gains/losses, recapitalization, asset impairment, debt extinguishment, certain legal accruals and currency adjustments.

During 2013, the Company also issued contingent performance awards, some of which were payable in RSUs. Specifically, Named Executives that were eligible to receive such contingent performance awards received their awards 50 percent in cash and 50 percent in RSUs subject to performance-based vesting. Such RSU awards, which were granted pursuant to the 2005 Plan, are subject to three-year cliff vesting and are contingent upon the Company achieving a target compound annual growth rate of the Company’s revenue over a three-year period. In December 2014, the HRNC determined that it was appropriate to exclude from the performance goal applicable to the contingent performance awards the impact of U.S. to U.S. store-based, or “walk-in”, business on the Company’s total revenue during the performance period. The HRNC determined that the performance goal, as modified, better aligned to the current industry environment and would be more effective at encouraging performance and retention. See “Compensation Discussion and Analysis—2014 Compensation Decisions—Long Term Incentives—2013 Contingent Performance Awards.” If the performance goal is attained as of December 31, 2015, the performance award will vest and eligible participants will receive the value of their award. If the performance goal is not attained, the performance award will not vest and the award will be forfeited.

For annual awards of RSUs granted during 2014, the units shall vest, as more fully discussed below, and become payable in shares of the Company’s common stock (1) as long as the participant remains continuously employed by the Company or one of its subsidiaries through the later of the performance period or a vesting date and (2) to the extent the Company attains the performance goals applicable to the performance period of January 1, 2014 through December 31, 2016. The performance goals for these awards are based on the degree to which the Company’s actual performance over the performance period achieves specified “Self-Service Revenue” goals and increases in Adjusted EBITDA, with the RSUs vesting if the performance goal is achieved as of the end of the performance period. Both performance goals must be attained at the threshold level in order for the RSUs to become eligible to vest, but all RSUs will be forfeited if less than 50 percent of the target Adjusted EBITDA goal is attained. Attainment between the threshold and target performance goals is subject to straight-line interpolation. For purposes of these awards, Adjusted EBITDA is defined as Adjusted EBITDA as reported in the Company’s annual financial statements on the Company’s Form 10-K. “Self-Service Revenue” means revenue from “Self-Service” transactions. “Self-Service” transactions means transactions either initiated or received using a method that is directed by the consumer to simplify the transaction process.

(5)	The market value of shares or units of stock is calculated by multiplying the number of shares or units reported with respect to the award by the closing price of our stock on the Nasdaq on December 31, 2014, which was $9.09 per share.

(6)	Mr. Scheible’s employment with the Company ended on February 28, 2015, at which time he forfeited all outstanding, unvested time-based RSU awards other than 9,635 time-based RSUs that vested automatically upon his termination. Certain of his options remain exercisable for up to six months after his termination date.

(7)	Mr. Wimer’s employment with the Company ended on December 31, 2014. The option awards shown in the table above are subject to a post-termination exercise period ending June 30, 2015.

2014 OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the vesting of RSUs as of December 31, 2014 for each Named Executive. No stock options were exercised by any Named Executives during 2014.

	Option Awards		Stock Awards (1)
Named Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Pamela H. Patsley	—	—	4,299	$86,324
W. Alexander Holmes	—	—	3,681	$73,914
F. Aaron Henry	—	—	4,194	$84,216
Carl Scheible	—	—	17,630	$354,010
J. Lucas Wimer(4)	—	—	8,223	$88,924

(1)	On February 24, 2014, the HRNC made the determination that certain performance-based RSUs that were granted to Ms. Patsley and Messrs. Holmes, Henry, Scheible and Wimer in 2011 and 2012 vested based on the achievement of certain performance goals for the period from January 1, 2012 through December 31, 2013. Settlement of the underlying shares did not take place with respect to such RSUs until February 24, 2014, following the HRNC’s determination that such RSUs had vested.

(2)	Aggregate number of shares acquired upon vesting and reported in the table above includes the number of shares that were withheld for the payment of tax liabilities. The number of shares withheld for the payment of tax liabilities in connection with such vesting was as follows for each of the Named Executives: Ms. Patsley – 1,804 shares; Mr. Holmes – 1,424 shares; Mr. Henry – 1,640 shares; Mr. Scheible – 8,287 shares; and Mr. Wimer – 2,676 shares.

(3)	Aggregate dollar amount realized upon vesting is computed by multiplying the number of shares subject to the RSU award that vested by the market value on the Nasdaq of the underlying shares as of February 24, 2014, which was $20.08. To date and as far as the Company is aware, all of the Named Executives continue to hold all of the shares vested, net of any shares withheld for the payment of tax liabilities as discussed in footnote (2) above.

(4)	Includes 6,933 shares that vested on December 31, 2014 in connection with Mr. Wimer’s departure from the Company. Aggregate dollar amount in respect of such shares is computed by multiplying the number of shares vested by the market value on the Nasdaq of the underlying shares as of December 31, 2014, which was $9.09.

Retirement Plans

401(k) Plan

The 401(k) plan is the Company’s primary retirement plan for United States employees, including Named Executives. The 401(k) plan is a defined contribution plan that allows employees whose customary employment is for 1,000 hours or more per year to defer up to 50 percent of their eligible compensation on a pre-tax basis subject to limitations under the Code. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred by an eligible employee. In addition, a discretionary contribution may be granted annually by our Board; however, no discretionary contribution was granted for 2014. Employer contributions are initially invested according to a participant’s investment election for employee contributions. Employees may not maintain more than ten percent of their 401(k) account balances in MoneyGram stock. Participants are 100 percent vested immediately in their contributions and employer contributions.

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

None of the Named Executives participates in a plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change of Control

The following tables reflect the amount of compensation that each of the Named Executives other than Mr. Wimer would have received in the event of termination of such Named Executive’s employment with MoneyGram under a variety of circumstances, assuming that termination was effective as of December 31, 2014. The amounts represent the compensation and benefits due and payable upon the different termination events as provided for in the applicable agreements and plans in existence as of December 31, 2014. The amounts do not contemplate any changes to existing plans or new plans adopted after December 31, 2014, including the Settlement Agreement entered into with Mr. Scheible on January 8, 2015, or any discretion that the Board may exercise to modify a benefit at termination. See “Compensation Discussion and Analysis—2014 Compensation Review and Decisions—Executive Employment Agreements—Carl Scheible” for a description of the Settlement Agreement.

As described above under “Compensation Discussion and Analysis—2014 Compensation Review and Decisions—Other Compensation—Severance and Change of Control Benefits,” Mr. Wimer’s employment with the Company ended December 31, 2014. Under his severance agreement, Mr. Wimer was entitled to receive the following in connection with his termination of employment: (i) an amount equal to one year of Mr. Wimer’s annual base salary and (ii) provided the Company achieves its applicable performance goals, payment of a pro rata portion of Mr. Wimer’s annual target incentive opportunity.

While the summaries below provide an estimate of the payments that may be made to the Named Executives other than Mr. Wimer, actual payments to a Named Executive upon the various events of termination can only be determined at the time of such Named Executive’s actual termination. With respect to Mr. Wimer, the summaries below disclose only the amounts actually received by Mr. Wimer in connection with his termination of employment on December 31, 2014. The tables include only those benefits, if any, that are enhanced or increased as a result of the event of termination and do not include benefits that the Named Executive is entitled to receive regardless of the event of termination, including but not limited to: (i) any base salary earned but not yet paid; (ii) amounts contributed to or accrued and earned under broad-based employee benefit plans, such as the 401(k) plan; and (iii) basic continuation of medical, dental, life and disability benefits.

Potential Payments and Benefits upon Termination due to a Change of Control

Certain of MoneyGram’s compensation and benefit plans contain provisions for enhanced benefits upon termination due to a change of control of MoneyGram. The following table sets forth the benefits each Named Executive (other than Mr. Wimer, who departed the Company on December 31, 2014) would receive under our awards granted pursuant to the 2005 Plan upon a termination of employment without “cause” or for “good reason” due to a change of control of the Company as of December 31, 2014.

Benefit	Pamela H. Patsley(1)	W. Alexander Holmes(2)	F. Aaron Henry(2)	Carl Scheible(3)
Severance payment	$4,070,000	$450,000	$383,000	$245,406
Bonus (annual cash incentive plan)(4)	693,800	203,000	130,700	155,911
Accelerated vesting of stock options(5)	—	—	—	—
Accelerated vesting of RSUs(6)	3,821,972	931,234	812,064	792,112
Accelerated vesting of Cash Portion of Contingent Performance Award(7)	2,162,500	425,000	437,750	—
Accelerated vesting of 2014 Cash Retention Award(8)	3,250,000	225,000	150,000	—
Welfare benefits(9)	21,429	—	—	—

Total	$14,019,701	$2,234,234	$1,913,514	$1,193,429

(1)	For a description of Ms. Patsley’s severance benefits under the CEO Employment Agreement, see “Part Four—Other Important Information—Compensation Discussion and Analysis—Executive Employment Agreements—Pamela H. Patsley” in this proxy statement.

(2)	The severance agreements with Messrs. Holmes and Henry do not provide for specific change of control severance payments, but do provide for certain payments upon termination without cause, as set forth in the table below. As such, depending on the circumstances, Messrs. Holmes and Henry may be entitled to severance payments if they are terminated in connection with a change of control of the Company. The table above therefore reflects payments under the severance agreements with Messrs. Holmes and Henry upon termination without cause.

(3)	Amounts shown in the table above for Mr. Scheible reflect potential severance payments under Mr. Scheible’s Service Agreement. The Service Agreement did not provide for specific change of control severance payments, but did provide for certain payments upon termination without cause. In connection with his departure on February 28, 2015, Mr. Scheible entered into a Settlement Agreement with the Company pursuant to which he released all claims against the Company. For a description of Mr. Scheible’s severance benefits and Settlement Agreement, see “Part Four— Other Important Information—Compensation Discussion and Analysis—Executive Employment Agreements—Carl-Olav Scheible” in this proxy statement.

(4)	Amount represents a 2014 annual cash incentive payments based on the discretionary annual cash incentive pool of 50 percent of target.

(5)	Valuation is based upon the spread between the exercise price and the closing market price of our common stock on December 31, 2014 on options that would vest upon a change of control in connection with an involuntary termination without “cause” or “good reason”.

(6)	Valuation is based on the number of shares subject to the RSU award (assuming achievement of performance goals at the target level with respect to RSUs subject to performance-based vesting) that would vest upon a change in control in connection with an involuntary termination without “cause” or “good reason” multiplied by the closing market price of our common stock on December 31, 2014.

(7)	Amount represents the value of the cash portion of the contingent performance awards granted to certain executive officers in February 2013 that would accelerate upon a change in control in connection with an involuntary termination without “cause” or “good reason”.

(8)	Amount represents the value of the cash retention award granted in December 2014 that would accelerate (a) with respect to Ms. Patsley, upon her termination without “cause,” for “good reason” or due to death or disability and (b) with respect to the Named Executives other than Ms. Patsley, upon a termination without “cause” or due to death or disability.

(9)	Amount represents the value of continued welfare benefits during the applicable severance period, which is 18 months for Ms. Patsley under her employment agreement.

Potential Payments and Benefits upon Termination without Cause or Termination by Executive with Good Reason

If at any time on or after the first anniversary of the date a Named Executive other than Ms. Patsley first became an employee of the Company such Named Executive’s employment is terminated without “cause” (other than by reason of death or disability), and in the case of Ms. Patsley, also if her employment is terminated without “cause” or if she terminates her employment for “good reason,” such Named Executive shall be entitled to receive the following benefits under their respective agreements as of December 31, 2014.

Benefit	Pamela H. Patsley(1)	W. Alexander Holmes(2)	F. Aaron Henry(2)	Carl Scheible(3)	J. Lucas Wimer(2)(3)
Severance Payment(4)	$4,070,000	$450,000	$383,000	$245,406	$375,000
Bonus (annual cash incentive plan)(5)	693,800	203,000	130,700	155,911	110,900
Accelerated vesting of stock options(6)	—	—	—	—	—
Accelerated vesting of RSUs(7)	4,659,452	366,188	346,326	262,683	63,021
Accelerated vesting of Cash Portion of Contingent Performance Award(8)	2,162,500	283,333	291,833	—	—
Accelerated vesting of 2014 Cash Retention Award(9)	3,250,000	225,000	150,000	—	—
Welfare Benefits(10)	21,429	—	—	—	—

Total	$14,857,181	$1,527,521	$1,301,859	$664,000	$548,921

(1)	For a description of Ms. Patsley’s severance benefits under the CEO Employment Agreement, see “Part Four—Other Important Information—Compensation Discussion and Analysis—Executive Employment Agreements—Pamela H. Patsley” in this proxy statement.
(2)	Messrs. Holmes, Henry and Wimer entered into the Company’s standard severance agreement. The Company adopted this standard severance agreement in 2009, which provides severance if the Named Executive’s employment is terminated by the Company without cause. The severance agreements do not provide change of control severance benefits. The severance agreements provide for: (i) salary severance equal to the Named Executive’s then current monthly base salary multiplied by 12; and (ii) bonus severance equal to a pro rata portion of the Named Executive’s annual target incentive bonus for the year in which the termination occurs (not to exceed the Named Executive’s annual target incentive opportunity), payable in a lump sum. For a description of the severance agreement, see “Part Four—Other Important Information—Compensation Discussion and Analysis—Severance Benefits.”
(3)

J. Lucas Wimer and Carl Scheible’s employment with the Company ended December 31, 2014 and February 28, 2015, respectively. Amounts shown in the table above for Mr. Wimer reflect amounts actually paid to Mr. Wimer in connection with his departure on December 31, 2014, specifically: (i) salary severance in an amount equal to his then-current monthly base salary multiplied by 12; (ii) bonus severance in an amount equal to a pro rata portion of his annual cash incentive bonus for 2014 based on actual performance; and (iii) actual vesting of time-based RSUs. No amounts are reported for performance-based RSUs, although certain performance-based RSUs remained outstanding as of December 31, 2014. See “Outstanding Equity Awards as of December 31, 2014” above.

Amounts shown in the table above for Mr. Scheible reflect potential severance payments under Mr. Scheible’s Service Agreement for termination without cause. Mr. Scheible’s Service Agreement provided that he was entitled to a six month notice period in case of any termination without cause, during which he would receive his base salary only (and no benefits, bonus or profit share payments), payable in equal monthly installments. Mr. Scheible’s Service Agreement did not provide for a specific bonus payment upon the termination event, but Mr. Scheible may have been entitled to certain statutory payments pursuant to local law depending on the circumstances of the termination event. In connection with Mr. Scheible’s departure from the Company, Mr. Scheible and the Company entered into a Settlement Agreement pursuant to which Mr. Scheible received lump-sum payments of (i) £158,000 in lieu of notice as provided in his Service Agreement and (ii) £158,000 in exchange for Mr. Scheible’s release of all claims against the Company, its affiliates and certain other parties. In addition, the Company agreed to provide reimbursements of up to £3,700 plus VAT for legal expenses incurred in connection with his departure and outplacement services. For a description of Mr. Scheible’s severance benefits and Settlement Agreement, see “Part Four—Other Important Information—Compensation Discussion and Analysis—Executive Employment Agreements—Carl-Olav Scheible” in this proxy statement.

(4)	For a description of the calculation of the salary severance payment, see the discussion of the employment agreements and severance agreements set forth in “Part Four—Other Important Information—Compensation Discussion and Analysis” in this proxy statement.

(5)	Amount represents a 2014 annual cash incentive payments based on the discretionary annual cash incentive pool of 50 percent of target.

(6)	Valuation is based upon the spread between the exercise price and the closing market price of our common stock on December 31, 2014 on options that would vest upon termination without “cause” or with “good reason”.

(7)	Valuation is based on the number of shares subject to the RSU award (assuming achievement of performance goals at the target level with respect to RSUs subject to performance-based vesting) that would vest upon a termination without “cause” or with “good reason” multiplied by the closing market price of our common stock on December 31, 2014.

(8)	Amount represents the value of the cash portion of the contingent performance awards granted to certain executive officers in February 2013 that would accelerate upon the termination event.

(9)	Amount represents the value of the cash retention award granted in December 2014 that would accelerate (a) with respect to Ms. Patsley, upon her termination without “cause,” for “good reason” or due to death or disability and (b) with respect to the Named Executives other than Ms. Patsley, upon a termination without “cause” or due to death or disability.

(10)	For Ms. Patsley, this amount represents the value of continued welfare benefits for a maximum of 18 months.

Potential Payments and Benefits upon Retirement, Death or Disability

The columns in the table below represent payments that would be due to Ms. Patsley in the event of a retirement under her employment agreement and to each of the Named Executives in the event of a qualified retirement (age 55 with ten years of service) or the Named Executive’s death or disability outside the context of a change of control and that would not otherwise be a termination by the Company for cause or a resignation by the Named Executive for “good reason”. The Named

Executives would be entitled to receive pro rata payments under certain incentive plans, acceleration of vesting for certain stock options and certain pro rata vesting of RSUs. The payments below assume that the termination event occurred as of December 31, 2014.

Benefit	Pamela H. Patsley	W. Alexander Holmes	F. Aaron Henry	Carl Scheible
Severance Payment	$—	$—	$—	$—
Bonus (annual cash incentive plan)(1)	693,800	203,000	130,700	155,911
Accelerated vesting of stock options(2)	—	—	—	—
Accelerated vesting of RSUs(3)	2,205,399	366,188	346,326	262,683
Accelerated vesting of Cash Portion of Contingent Performance Award(4)	1,441,667	283,333	291,833	—
Accelerated vesting of 2014 Cash Retention Award(5)	3,250,000	225,000	150,000	—
Welfare Benefits	—	—	—	—

Total	$7,590,866	$1,077,521	$918,859	$418,594

(1)	Pursuant to the annual cash incentive plan, if a participant terminates employment due to (i) retirement upon attaining age 55 or older and completing 10 years of service with the Company, (ii) death, or (iii) disability, the participant is eligible to receive a pro rata bonus award if bonus awards are paid by the Company. The figures above are based on the discretionary annual cash incentive pool of 50 percent of target for the fiscal year.

(2)	Valuation is based upon the spread between the exercise price and the closing market price of our common stock on December 31, 2014 on options that would vest upon termination due to retirement or death or disability.

(3)	Valuation is based on the number of shares subject to the RSU award (assuming achievement of performance goals at the target level with respect to RSUs subject to performance-based vesting) that would vest upon a termination due to retirement or death or disability multiplied by the closing market price of our common stock on December 31, 2014.

(4)	Amount represents the value of the cash portion of the contingent performance awards granted to certain executive officers in February 2013 that would accelerate upon termination due to retirement or death or disability.

(5)	Amount represents the value of the cash retention award granted in December 2014 that would accelerate upon a termination due to death or disability.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the Nasdaq. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2014 on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued as of December 31, 2014 under the 2005 Plan and the MoneyGram International, Inc. 2004 Omnibus Incentive Plan (“2004 Plan”), which were our only existing equity compensation plans as of December 31, 2014. No further awards can be made pursuant to the 2004 Plan, and all remaining awards under the 2004 Plan were cancelled as of March 16, 2015. The number of securities reported in column (c) as available for future issuance does not include any of the 2,500,000 additional shares that stockholders are being asked to approve at the 2015 Annual Meeting. See “Proposal 2: Amendment and Restatement of the MoneyGram International, Inc. 2005 Omnibus Incentive Plan.”

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price ($) of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	5,488,065	$19.57	6,778,170
Equity compensation plans not approved by stockholders	—	—	—

Total	5,488,065	$19.57	6,778,170

(1)	Represents shares subject to outstanding stock options and outstanding RSU awards granted under the 2005 Plan. In the case of performance-based RSUs, the target payout level of 100% of the RSUs awarded has been used, which represents the maximum payout level for all performance-based RSUs.

(2)	The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

POLICY AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

The Audit Committee of the Board adopted our Policy and Procedures regarding Transactions with Related Persons. In accordance with our written policy, the Audit Committee is responsible for the review, approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and any of their respective immediate family members. The policy applies to transactions in which MoneyGram is a participant, a “related person” will have a direct or indirect material interest, and the amount involved exceeds $120,000. Under the policy, management of MoneyGram is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to MoneyGram than could be obtained in a comparable arms-length transaction with an unrelated third party.

In addition, the Purchase Agreement provides that the Company is not permitted to engage in any Affiliated Transaction (as defined in the Purchase Agreement) with the Investors, or take certain other specified actions, without approval of the Independent Directors (as defined in the Purchase Agreement).

TRANSACTIONS WITH RELATED PERSONS

The transactions set forth below include transactions involving the Company and THL and/or Goldman Sachs. THL and Goldman Sachs are each beneficial owners of more than five percent of our voting securities (on a diluted basis assuming conversion of the D Stock). As discussed herein, THL has appointed Messrs. Hagerty, Lawry and Rao, who are Managing Directors of Thomas H. Lee Partners, L.P., as its Board Representatives. Because of the positions they have with THL, Messrs. Hagerty, Lawry and Rao could have an indirect interest in the transactions with THL described herein.

Equity Purchase Agreement

To effect the 2008 Recapitalization, on March 17, 2008, we entered into the Purchase Agreement with the Investors, and on March 25, 2008, we completed the transactions contemplated by the Purchase Agreement. The Purchase Agreement contains customary public company representations and warranties by us to the Investors and customary representations and warranties from the Investors to us. We agreed in the Purchase Agreement to indemnify the Investors and certain parties related to the Investors from and against damages relating to the authorization, execution, delivery and performance of the Purchase Agreement and documents related to the Purchase Agreement.

Pursuant to the Purchase Agreement, the Investors have certain rights with respect to representation on and observation of the Board and committees of the Board, which resulted in a change to the composition of the majority of the Board. The Purchase Agreement provides that the Investors are entitled to appoint that number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis. For so long as the Investors are entitled to appoint Board Representatives, the Investors shall also be entitled to representation on all committees of the Board, with a minimum of one Board Representative serving on each committee of the Board, subject to certain exceptions and applicable laws and regulations. As discussed above, THL has designated Messrs. Hagerty, Lawry and Rao to serve as its Board Representatives. On March 30, 2015, Thomas M. Hagerty provided notice to the Company that he will not stand for re-election in 2015, and THL has indicated to the Company that it will not designate a replacement representative for Mr. Hagerty at this time. Effective May 2011, the Goldman Sachs Group no longer has the right to designate a director to the Board. For additional information, see “Part Two—Board of Directors and Governance—Board Representation” in this proxy statement.

Equity Registration Rights Agreement/Secondary Offering

The Company and the Investors also entered into a Registration Rights Agreement, referred to herein, as amended, as the Equity Registration Rights Agreement, on March 25, 2008, with respect to the Registrable Securities (as defined therein), which include the D Stock and the common stock owned by the Investors and their affiliates. As required by the terms of the Equity Registration Rights Agreement, we have filed with the SEC a shelf registration statement relating to the offer and sale of the Registrable Securities. We are obligated to keep the shelf registration statement continuously effective under the Securities Act, until the earlier of (1) the date as of which all of the Registrable Securities have been sold, (2) the date as of which each of the holders of the Registrable Securities is permitted to sell its Registrable Securities without registration pursuant to Rule 144 under the Securities Act, and (3) fifteen years. The holders of the Registrable Securities are also entitled to six demand registrations and unlimited piggyback registrations during the term of the Equity Registration Rights Agreement.

2014 Equity Transactions

On April 2, 2014, MoneyGram completed an underwritten secondary public offering by the Investors of an aggregate of 9,200,000 shares of MoneyGram’s common stock. As part of the transaction, the affiliates of Goldman Sachs converted an aggregate of 37,957 shares of D Stock to 4,744,696 shares of common stock, which were sold as part of the transaction. The selling stockholders received all of the proceeds from the offering. Also on April 2, 2014, the Company completed the repurchase of 8,185,092 shares of common stock from THL at a price of $16.25 per share. MoneyGram funded the share repurchase with the proceeds from a $130 million incremental term loan facility and cash on hand. The repurchased shares were cancelled and are no longer outstanding.

Following the 2014 equity transactions, there are 32.7 million shares (including common shares issuable upon conversion of the D Stock) remaining that may be sold by the Investors under the shelf registration statement.

Ceridian Corporation

Mr. Hagerty serves on the board of directors of Ceridian Corporation, and Mr. Rao serves on the board of directors of Ceridian HCM Holding, Inc. Ceridian Corporation provides payroll processing and card-related processing services to the Company. Each of Messrs. Hagerty and Rao are Managing Directors of Thomas H. Lee Partners, L.P. During 2014, we paid Ceridian Corporation approximately $400,000 for payroll and other processing services provided to the Company. THL and its affiliates beneficially own a majority of the voting stock of Ceridian Corporation.

West Interactive Corporation

In July 2011, our wholly-owned subsidiary, MoneyGram Payment Systems, Inc., entered into an agreement with West Interactive Corporation, or West Interactive, a subsidiary of West Corporation, pursuant to which West Interactive has agreed to provide infrastructure services for our global customer contact centers. Affiliates of THL are the largest single owner of West Corporation’s outstanding equity interests and have two representatives on West Corporation’s board of directors. In 2014, the Company paid West Corporation approximately $3.7 million in fees for services.

CDO Litigation

In March 2012, the Company initiated an arbitration proceeding before the Financial Industry Regulatory Authority against Goldman Sachs & Co., an affiliate of the Goldman Sachs Group. The arbitration relates to MoneyGram’s purchase of Residential Mortgage Backed Securities and Collateral Debt Obligations that Goldman Sachs & Co. sold to MoneyGram during the 2005 through 2007 timeframe. The Company alleged, among other things, that Goldman Sachs & Co. made material misrepresentations and omissions in connection with the sale of these products, ultimately causing significant losses to the Company. On April 25, 2014, MoneyGram and Goldman Sachs & Co. agreed to settle all pending and potential litigation or arbitration concerning any Residential Mortgage Backed Securities or mortgage-related Collateralized Debt Obligations that Goldman Sachs & Co. sold to MoneyGram during the 2003 through June 30, 2008 time period. In connection with this resolution, Goldman Sachs & Co. agreed to make a one-time payment, net of fees and certain expenses, to MoneyGram in the amount of $13.0 million, and to make a one-time payment of fees and expenses to MoneyGram’s legal counsel in the amount of $4.35 million. All amounts were paid in May 2014. This resolution includes terminating the litigation and arbitration between MoneyGram and Goldman Sachs & Co.

Other Matters

In connection with the 2011 stockholders’ derivative complaint that was ultimately resolved in October 2012, THL and the individuals nominated by THL as directors of the Company, referred to collectively herein as the THL Directors, waived all rights to receive cash or equity compensation from the Company for services by the THL Directors or any other directors nominated by THL, and the Company contributed $2.0 million toward the settlement payment in recognition of such waiver.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2016 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, on or before December 3, 2015. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our Bylaws, in order for a stockholder proposal not included in our proxy statement to be properly brought before the 2016 annual meeting of stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our Bylaws, and specifically, must be delivered to our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of this annual meeting of stockholders, unless the date of the 2016 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of this annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 9, 2016, and no later than February 8, 2016, unless the date of the 2016 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of this annual meeting, in which case, any such notice must be received no earlier than the 120th day prior to the 2016 annual meeting of stockholders and no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made by us.

2014 ANNUAL REPORT ON FORM 10-K

Our 2014 Annual Report on Form 10-K, including financial statements for the year ended December 31, 2014, is available on the Internet at www.moneygram.com. Stockholders who wish to obtain a paper copy of our 2014 Annual Report on Form 10-K may do so without charge by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at this annual meeting of stockholders. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of MoneyGram.

Francis Aaron Henry

Executive Vice President, General Counsel and

Corporate Secretary

MoneyGram International, Inc.

2828 North Harwood Street

15th Floor

Dallas, Texas 75201

Telephone: (214) 999-7552

Dated: April 2, 2015

Appendix A

MONEYGRAM INTERNATIONAL, INC.

2005 OMNIBUS INCENTIVE PLAN

As Amended and Restated May 8, 2015

A-i

Appendix A

MONEYGRAM INTERNATIONAL, INC.

2005 OMNIBUS INCENTIVE PLAN

Section 1. Purpose.

The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s stockholders.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award (which may be settled in stock or in cash), Stock Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. An Award Agreement may be in an electronic medium and need not be signed by a representative of the Company or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall have the meaning ascribed to such term in an Award Agreement, or any other applicable employment, severance or change in control agreement between the Participant and the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g) “Committee” shall mean the Human Resources and Nominating Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan.

(h) “Company” shall mean MoneyGram International, Inc., a Delaware corporation, or any successor corporation.

(i) “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Code Section 162(m)(3) and the regulations and interpretive guidance promulgated thereunder.

(j) “Director” shall mean a member of the Board.

(k) “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(l) “Eligible Person” shall mean any employee, officer, consultant, advisor or non-employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(m) “Established Securities Market” shall mean a national securities exchange that is registered under Section 6 of the Exchange Act; a foreign national securities exchange that is officially recognized, sanctioned, or supervised by governmental authority; and any over-the-counter market that is reflected by the existence of an interdealer quotation system.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” shall mean, as of any date, the value of the Shares determined using a method consistent with the definition of fair market value found in Treas. Reg. § 1.409A-1(b)(5)(iv) and any regulatory interpretations promulgated thereunder and will be determined using a method that is a presumptively reasonable valuation method thereunder, as determined below.

(i) On any date on which Shares are readily tradable on an Established Securities Market, if the Shares are admitted to trading on an exchange or market for which closing prices are reported on any date, Fair Market Value may be determined based on the last sale before or the first sale after the date of grant of an Award; the closing price on the trading day before the date of grant of an Award or on the date of grant; the average of the high and low sales prices of the Shares on the New York Stock Exchange as reported in the consolidated transaction reporting system on such date; or may be based on an average selling price during a specified period that is within 30 days before or 30 days after the date of grant of an Award, provided that the commitment to grant an Award based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of Awards under the same and substantially similar programs.

(ii) If the Shares are readily tradable on an Established Securities Market but closing prices are not reported, Fair Market Value may be determined based upon the average of the highest bid and lowest asked prices of the Shares reported on the trading day before the date of grant of an Award or on the date of grant; or may be based upon an average of the highest bid and lowest asked prices during a specified period that is within 30 days before or 30 days after the date of grant of an Award, provided that the commitment to grant an Award based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of Awards under the same and substantially similar programs.

(iii) If the Shares are not readily tradable on an Established Securities Market, the Committee will determine the Fair Market Value through the reasonable application of a reasonable valuation method based on the facts and circumstances as of the valuation date, including, at the election of the Committee, by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations promulgated thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied (for example, an Option’s date of grant) and such determination will be conclusive and binding on all persons.

(p) “Full Value Award” shall mean any Award other than an (i) Option, (ii) Stock Appreciation Right or (iii) other Award for which the Participant pays (or the value or amount payable under the Award is reduced by) an amount equal to or exceeding the Fair Market Value of the Shares, determined as of the date of grant.

(q) “Fungible Share Pool” shall mean the sum of (i) the additional Shares reserved for issuance pursuant to Awards granted under Plan in connection with the 2013 Amendment, and which is equal to 5,800,000 Shares, plus (ii) the additional number of Shares reserved for issuance pursuant to Awards granted under the Plan in connection with the amendment and restatement as of the date hereof, and which is equal to 2,500,000 Shares.

(r) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(s) “Insider” means an individual subject to Section 16 of the Exchange Act and includes an Officer, a Director, or any other person who is directly or indirectly the Beneficial Owner of more than 10% of any class of any equity security of the Company (other than an exempted security) that is registered pursuant to Section 12 of the Exchange Act.

(t) “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

(u) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(v) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(w) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(x) “Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Treasury Regulations.

(y) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(z) “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

(aa) “Performance Goals” shall mean performance goals based on one or more of the following performance criteria, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales (including growth or growth rate); revenue (including growth or growth rate); costs; expenses; earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share (including growth or growth rate); earnings per share from continuing operations; operating income; pre-tax income; operating income margin; net income (including income after capital costs and income before or after taxes); margins (including one or more of gross, operating and net income margins); returns (including one or more of return on actual or proforma assets, average assets, net assets, equity, investment, capital and net capital employed); risk-adjusted return on capital or invested capital; weighted average cost of capital; stockholder return (including total stockholder return relative to an index or peer group); stock price (including growth measures or rates); economic value added; cash generation; cash flow; operating cash flow; free cash flow; unit volume; working capital; market share (in aggregate or by region); cost reductions; strategic plan development and implementation; total market value; and value measures, including ethics compliance, regulatory compliance, employee satisfaction and customer satisfaction. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Specific goals need not be based on increases or positive results, but may be based on maintaining the status quo or limiting economic losses. Pursuant to rules and conditions adopted by the Committee on or before the earlier of the 90th day after the commencement of the period of service or 25% of the period of service of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities or agent closures; accruals for reorganization and restructuring programs; direct monitor costs; stock-based and contingent performance compensation; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; net securities gains or losses; certain legal and compliance expenses or accruals; and any other extraordinary, unusual or non-recurring items.

(bb) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(cc) “Plan” shall mean this MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended from time to time.

(dd) “Prior Pool” shall mean the number of Shares that were reserved for issuance pursuant to Awards granted under the Plan as of immediately prior to the 2013 Amendment, and which is equal to 7,125,000 Shares.

(ee) “Qualifying Termination” shall have the meaning ascribed to it in any applicable Award Agreement, and, if not defined in any applicable Award Agreement, shall mean termination of employment under circumstances that, in the judgment of the Committee, warrant acceleration of the exercisability of Options or Stock Appreciation Rights or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards under the Plan. Without limiting the generality of the foregoing, a Qualifying Termination may apply to large scale terminations of employment relating to the disposition or divestiture of business or legal entities or similar circumstances.

(ff) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(gg) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(hh) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(ii) “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(jj) “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(kk) “Shares” shall mean shares of common stock, par value of $0.01 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(ll) “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code.

(mm) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(nn) “Stock Award” shall mean any Share granted under Section 6(f) of the Plan.

(oo) “2013 Amendment” shall mean the amendment and restatement of this Plan dated March 25, 2013.

Section 3. Administration.

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 4(c) hereof, the Committee shall not reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Committee Composition when Shares are Registered. Whenever the Shares are required to be registered under Section 12 of the Exchange Act, in the discretion of the Board, the Committee may consist solely of two or more Non-Employee Directors who are also Outside Directors. Although the Company generally expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the Board will have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3, Code Section 162(m), or both. If, however, the Board intends to satisfy both exemption requirements, with respect to Awards to any Covered Employee or to any Officer or Director, the Committee must at all times consist solely of two or more Non-Employee Directors who are also Outside Directors. Nothing herein is intended to create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

(c) Delegation. Within the scope of such authority, the Board or the Committee may (A) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (x) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (y) not persons with respect to whom the Company wishes to comply with Code Section 162(m), or (B) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then Insiders. In addition, the Committee may authorize one or more officers of the Company to grant Options under the Plan, subject to the limitations of Section 157 of the Delaware General Corporation Law; provided, however, that such officers shall not be authorized to grant Options to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.

(d) Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

Section 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 15,425,000, which is equal to the sum of the Shares issuable under the Prior Pool and the Shares issuable under the Fungible Share Pool. Shares to be issued under the Plan will be authorized but unissued Shares, or Shares that have been reacquired by the Company and designated as treasury shares. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan. On and after the Effective Date of this Amended and Restated Plan, Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall not be available again for the grant of Awards under the Plan.

(b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(i) Any Shares that are subject to each type of Award granted under the Prior Pool shall be counted against the Share reserve limit set forth in Section 4(a) as one (1) Share for every one (1) Share subject to the granted Award. Any Shares that are subject to Awards granted under the Fungible Share Pool will be counted against the Share reserve limit set forth in Section 4(a) as one (1) Share for every one (1) Share subject to a granted Award if the Award is an Option or Stock Appreciation Right, and as 1.75 Shares for every one (1) Share subject to a granted Award if the Award is a Full Value Award.

(ii) For Awards granted under the Prior Pool, any Shares that again become available for issuance pursuant to new Awards under the Prior Pool of the Plan pursuant to Section 4(a) will be added back to the Prior Pool as one (1) Share for each Share that was subject to each type of the originally granted Award (without regard to whether the originally granted Award was an Option, Stock Appreciation Right or Full Value Award). For Awards granted prior to the Effective Date with respect to Shares now covered by the Fungible Share Pool, any Shares that again become available for issuance pursuant to new Awards under the Fungible Share Pool of the Plan pursuant to Section 4(a) will be added back to the Fungible Share Pool as one (1) Share for each Share that was subject to each type of the originally granted Award (without regard to whether the originally granted Award was an Option, Stock Appreciation Right or Full Value Award). For Awards granted on and after the Effective Date under the Fungible Share Pool, any Shares that again become available for issuance under the Fungible Share Pool of the Plan pursuant to Section 4(a) will be added back to the Fungible Share Pool as one (1) Share if such Shares were subject to an Option or a Stock Appreciation Right, and as 1.75 Shares if such Shares were subject to a Full Value Award.

(c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan.

(d) Award Limitations Under the Plan.

(i) Section 162(m) Limitation for Options and Stock Appreciation Rights. No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 1,500,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.

(ii) Section 162(m) Limitation for Performance Awards Denominated in Shares. No Eligible Person may be granted Performance Awards denominated in Shares (including, without limitation, Restricted Stock and Restricted Stock Units, whether payable in cash, Shares or other property), and which are intended to represent “qualified performance-based compensation” with the meaning of Section 162(m), for more than 550,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year.

(iii) Section 162(m) Limitation for Performance Awards Denominated in Cash. The maximum amount payable pursuant to all Performance Awards denominated in cash to any Participant in the aggregate in any calendar year shall be $5,000,000 in value. This limitation does not apply to any Award subject to the limitation contained in Section 4(d)(i) or Section 4(d)(ii) of the Plan.

(iv) Limitation on Awards Granted to Non-Employee Directors. No Director who is not also an employee of the Company or an Affiliate may be granted Awards in the aggregate in any calendar year for more than 50,000 Shares, subject to adjustment as provided in Section 4(c) of the Plan.

(v) Limitation on Incentive Stock Options. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 1,000,000, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.

Section 5. Eligibility.

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision. Further, notwithstanding the foregoing, Options and Stock Appreciation Rights shall not be granted to an Eligible Person providing direct services to an Affiliate unless the Company has a “controlling interest” in such Affiliate within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(1).

Section 6. Awards.

(a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than 10 years from the date of grant.

(iii) Time and Method of Exercise. The Committee will determine the time or times when an Option will be exercisable by the Participant and will specify such terms in the Award Agreement. The Participant may exercise a vested Option in accordance with the terms of the Award Agreement by paying the exercise price of Shares acquired pursuant to an Option, to the extent permitted by applicable statutes and regulations, either (a) in cash or by check for immediately available funds at the time the Option is exercised or (b) in the Committee’s discretion, and upon such terms as the Committee approves: (i) by delivery to the Company of other Shares, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the exercise price (or portion thereof) due for the number of Shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific Shares held by the Participant that have a Fair Market Value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of Shares equal to the difference between the number of Shares thereby purchased and the number of identified attestation Shares (a “Stock for Stock Exchange”); (ii) during any period for which the Shares are readily tradable on an Established Securities Market, by a copy of instructions to a broker directing such broker to sell the Shares for which such Option is exercised, and to remit to the Company the aggregate exercise price of such Options (a “Cashless Exercise”); (iii) subject to the discretion of the

Committee, upon such terms as the Committee shall approve, by notice of exercise including a statement directing the Company to retain such number of Shares from any transfer to the Participant (“Stock Withholding”) that otherwise would have been delivered by the Company upon exercise of the Option having a Fair Market Value equal to all or part of the exercise price of such Option exercise, or (iv) in any other form of legal consideration that may be acceptable to the Committee, including without limitation with a full-recourse promissory note; provided, however, if applicable law requires, the Participant shall pay the par value (if any) of Shares, if newly issued, in cash or cash equivalents. The interest rate payable under the terms of the promissory note may not be less than the minimum rate (if any) necessary to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Committee (in its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note. Unless the Committee determines otherwise, the holder shall pledge to the Company Shares having a Fair Market Value at least equal to the principal amount of any such loan as security for payment of the unpaid balance of the loan and such pledge must be evidenced by a pledge agreement, the terms of which the Committee shall determine, in its discretion; provided, however, that each loan must comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction. Unless the Committee determines otherwise, the purchase price of Shares acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Shares acquired, directly or indirectly from the Company, will be paid only by Shares of the Company that have been held for any period of time as may be required to avoid a charge to earnings for financial accounting purposes. Notwithstanding the foregoing, during any period for which the Company has any class of its securities listed on a national securities exchange in the United States, has securities registered under Section 12 of the Exchange Act, is required to file reports under Section 13(a) or 15(d) of the Exchange Act, or has a registration statement pending under the Exchange Act, an exercise with a promissory note or other transaction by a Participant that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit that is prohibited by Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act) is prohibited with respect to any Option under the Plan. Unless otherwise provided in the terms of an Award Agreement, payment of the exercise price by a Participant who is subject to Section 16 of the Exchange Act (including any officer, Director, or any individual who beneficially owns, directly or indirectly, more than 10% of any class of any equity security of the Company (other than an exempted security) that is registered pursuant to Section 12 of the Exchange Act) in the form of a Stock for Stock Exchange is subject to pre-approval by the Committee, in its sole discretion. The Committee shall document any such pre-approval in a manner that complies with the specificity requirements of Rule 16b-3, including the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Options involved in the transaction

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(ii) Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, unless otherwise subject to a deferral condition that complies with Section 409A of the Code, such Shares shall be issued and delivered to the holder of the Restricted Stock Units not later than (A) the later of (x) the date that is 2 1/2 months after the end of the Participant’s taxable year for which the restricted period ends and the Restricted Stock Units are no longer subject to a substantial risk of forfeiture, or (y) the date that is 2 1/2 months after the end of the Company’s taxable year for which the restricted period ends and the Restricted Stock Units are no longer subject to a substantial risk of forfeiture; or (B) such earlier date as may be necessary to avoid application of Section 409A of the Code to such Award.

(iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine; provided, however, that no such Dividend Equivalents may be granted in tandem with, linked to, contingent upon or otherwise payable on the exercise of, any Option or Stock Appreciation Right.

(e) Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).

(f) Stock Awards. The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(g) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(g), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine.

(h) General.

(i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together. Except as otherwise set forth herein, Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Term of Awards; Minimum Vesting Requirements. The term of each Award shall be for a period not longer than 10 years from the date of grant. Awards will be subject to a minimum vesting period of three years from the date of grant, unless the Award is (A) an Option, SAR or other Award for which the Participant pays (or the value or amount payable under the Award is reduced by) an amount equal to or exceeding the Fair Market Value of the Shares, determined as of the date of grant, or (B) conditioned on performance of the Company or an Affiliate or on personal performance (other than continued service with the Company or an Affiliate), in which case the Award described in clause (A) or (B) may vest over a period of at least one year from the date of grant; provided, however, that the foregoing minimum vesting periods shall not apply to Awards granted to non-employee Directors of up to an aggregate of 325,000 Shares, which is equal to the sum of (1) 200,000 Shares (which number of Shares was previously exempted from the minimum vesting requirements applicable under the Plan prior to the Effective Date and is less than 5% of the total number of Shares reserved for issuance under the Plan prior to the Effective Date), plus

(2) 125,000 Shares (which is equal to 5% of the 2,500,000 additional Shares reserved for issuance in connection with the May 8, 2015 amendment and restatement of the Plan). Notwithstanding the foregoing, and subject to Section 6(h)(vii), the Committee may permit acceleration of vesting of Awards in the event of the Participant’s death, disability or retirement or a Change in Control of the Company.

(v) Limits on Transfer of Awards. Except as otherwise provided by the Committee or the terms of this Plan, no Award and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to (a) any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution, or (b) such other transferees as may be determined by the Committee in its sole discretion. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(vii) Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is 6 months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7. Amendment and Termination; Corrections.

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that:

(i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company;

(ii) increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii) increases the number of shares subject to the limitations contained in Section 4(d) of the Plan;

(iv) permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 3(a)(v) of the Plan;

(v) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan; or

(vi) would cause Section  162(m) of the Code to become unavailable with respect to the Plan.

(b) Amendments to Awards. Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. For the avoidance of doubt, a cancellation of an Award where the Participant receives a payment equal in value to the Fair Market Value of the vested Award or, in the case of vested Options or Stock Appreciation Rights, the difference between the Fair Market Value and the exercise price, is not an impairment of the Participant’s rights that requires consent of the Participant. The Company intends that Awards under the Plan shall satisfy the requirements of Section 409A to avoid any adverse tax results thereunder, and the Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. If any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof. Notwithstanding anything herein to the contrary, none of the Committee, the Board or the Company will have any liability to any Participant or any other Person as to (i) any tax consequences expected, but not realized, by a Participant or any other Person due to the receipt, exercise, or settlement of any Award granted hereunder; or (ii) the failure of any Award to comply with Section 409A of the Code.

(c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8. Income Tax Withholding.

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9. General Provisions.

(a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant, or until such Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Company.

(c) No Rights of Stockholders. Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(d) No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f) Governing Law. The internal law, and not the law of conflicts, of the State of Delaware, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10. Effective Date of the Plan.

The original effective date of the Plan was May 10, 2005. The effective date of this amended and restated Plan is May 8, 2015, the date of approval by the Company’s stockholders (the “Effective Date”).

Section 11. Term of the Plan.

The Plan will terminate automatically at midnight on May 7, 2025, the day before the 10th anniversary of the Effective Date, unless terminated before then by the Board. No Award may be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date and will continue to be governed by the terms of the Plan in effect immediately prior to the termination. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 7 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
01 02 03 04 05 06 07 08	J. Coley Clark Victor W. Dahir Antonio O. Garza Seth W. Lawry Pamela H. Patsley Ganesh B. Rao W. Bruce Turner Peggy Vaughan	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
							For	Against	Abstain
					3.	Approval of the material terms of the 2005 Omnibus Incentive Plan for purposes of MoneyGram International, Inc. complying with Section 162(M) of the Internal Revenue Code.	☐	☐	☐

					4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.	☐	☐	☐

NOTE: In their discretion, the proxies named on the reverse side of this card are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.		For	Against	Abstain
2.	Amendment and restatement of the MoneyGram International, Inc. 2005 Omnibus Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.
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MONEYGRAM INTERNATIONAL, INC. Annual Meeting of Stockholders Friday, May 8, 2015 This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Pamela H. Patsley and Francis Aaron Henry, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of MONEYGRAM INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M., Central Time, on May 8, 2015 at the Le Méridien, The Stoneleigh Hotel, Grand Salon, 2927 Maple Avenue, Dallas Texas 75201 and any adjournment or postponement thereof.

Attention participants in the MoneyGram International, Inc. 401(k) Plan: If you are a participant in MoneyGram’s 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary, Fiduciary Counselors. The Independent Fiduciary shall instruct the Trustee, Wells Fargo Bank N.A. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently. Your proxy must be received no later than 11:59 P.M., Eastern Time, on May 5, 2015 so that the Trustee has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side